As filed with the Securities and Exchange Commission on August 6, 2007
Registration No. 333-141365
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form SB-2/A
(Amendment number 1)

Registration Statement Under The Securities Act of 1933

VERSADIAL, INC.
(Name of small business issuer in its charter)

Nevada	[ 339900]	11-3535204
(State or other jurisdiction	(Primary standard industrial	(IRS Employer
of incorporation or organization)	classification code number)	Identification Number)

305 Madison Avenue, Suite 4510, New York, New York 10165 (212) 986-0886
(Address and telephone number of principal executive offices)

305 Madison Avenue, Suite 4510, New York, New York 10165
(Address of principal place of business or intended principal place of business)

Geoffrey Donaldson
305 Madison Avenue, Suite 4510
New York, New York 10165
 (212) 986-0886
(212) 808-0113 Facsimile
(Name, address and telephone number of agent for service)

Copies to:
Robert Barandes, Esq.
Beckman, Lieberman & Barandes, LLP
116 John Street, Suite 1313
New York, New York 10038
(212) 608-3500
(212) 608-9687 Facsimile

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box ☐.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $0.0001 par value, issuable upon conversion of Convertible Debt (3)	4,061,841	$1.25	$5,077,301.25	$155.87
Total	4,061,841	$1.25	$5,077,301.25	$155.87

(1)	Relates to the resale of these shares of common stock by a selling security holder.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price of each share of the Registrant’s common stock is estimated to be the average of the high and low sales price of a share as of a date five business days before the filing of this registration statement. Accordingly, the Registrant has used $1.25 as such price per share, which is the price reported by the OTC Bulletin Board on March 9, 2007.

(3)
Pursuant to Rule 416 under the Securities Act, this registration statement also relates to such indeterminate number of shares of common stock as may become issuable by reason of stock splits, stock dividends, anti-dilution adjustments and similar transactions in accordance with the provisions of the common stock purchase warrants.

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we have filed a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 6, 2007

Preliminary Prospectus
4,061,841 Shares
VERSADIAL, INC.
Common Stock

This prospectus relates to the sale of shares of common stock of Versadial by Fursa Master Global Event Driven Fund, L.P., referred to as the selling security holder throughout this document. The selling security holder is offering to sell up to 4,061,841 shares of our common stock. We will not receive any proceeds from the resale of shares of common stock by the selling security holder, which includes up to 4,061,841 shares issuable upon the conversion of 10% senior redeemable convertible debt.

All of the shares of common stock being offered by this prospectus are being offered by the selling security holder named in this prospectus. This offering is not being underwritten. We will not receive any of the proceeds from the sale of the shares of our common stock in this offering. The selling security holder identified in this prospectus, or its pledgees, donees, transferees or other successors-in-interest, may offer the common stock or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We will pay all expenses of registering this offering of shares of common stock which we estimate at $40,000.

The common stock is traded in the over-the-counter market and prices are quoted on the over-the-counter Bulletin Board under the symbol “VSDL.” On August 2, 2007 the price per share of our common stock was $1.50. All references in this prospectus to amounts of outstanding shares of common stock give effect to the one for forty-five reverse stock split that became effective on March 2, 2007.

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATIONS MADE TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ___________ , 2007.

Table of Contents

SUMMARY	1
Overview	1
The Offering	2
RISK FACTORS	2
Risks Related to Our Business	2
Risks Related to Our Securities	6
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	8
USE OF PROCEEDS	8
DILUTION	8
SELLING SECURITY HOLDER	8
Merger	8
Debt Financing	9
PLAN OF DISTRIBUTION	12
LEGAL PROCEEDINGS	13
DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
DESCRIPTION OF SECURITIES	17
General	17
Common Stock	17
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	17
DESCRIPTION OF BUSINESS	17
Overview	17
History and Background	18
Our Current Business	19
Marketing and Distribution	21
Manufacturing	21
Competition	22
Principal Suppliers	22
Major Customers	23
Intellectual Property	23
License between SCG and Brugger	23
Sublicense Agreement with SCG	24
Government approval and regulation of the registrant’s principal products or services	25
Costs and effects of compliance with environmental laws	25
Employees	25
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	25
Organization	25
Merger Agreement	26
Liquidity and Capital Resource	27
Results of Operations - nine month periods	30
Results of Operations - fiscal years	32
Off-balance sheet arrangements	34
Inflation	34
Critical accounting policies and estimates	34
Basis of Presentation	34
Principles of Consolidation	35
Depreciation and Amortization	35

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Revenue Recognition	35
Impairment of Long-Lived Assets	35
Foreign Currency Transactions	36
Fair Value of Financial Instruments	36
Derivative Financial Instruments	36
Use of Estimates	36
Recent Accounting Pronouncements	36
DESCRIPTION OF PROPERTY	37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
Transactions of Innopump	37
Transactions of CARS prior to merger	38
Transactions of Versadial Subsequent to Merger	39
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	41
EXECUTIVE COMPENSATION	42
EXPERTS	42
LEGAL MATTERS	43
WHERE YOU CAN FIND MORE INFORMATION	43
FINANCIAL STATEMENTS	43
PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS	1
Item 24. Indemnification of Directors	1
Item 25. Other Expenses of Issuance and Distribution	1
Item 26. Recent Sales of Unregistered Securities	1
Item 27. Exhibits	2
Item 28. Undertakings	5

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ii

SUMMARY

This summary highlights information contained elsewhere in the prospectus. You should read the entire prospectus carefully, especially the risks of investing in the securities discussed under “Risk Factors” and the financial statements and related notes included elsewhere in this prospectus before deciding to invest in our common stock.

Overview

We were originally incorporated in Nevada under the name Carsunlimited.com, Inc. (“CARS”) on March 7, 2000, with a principal business objective to operate an Internet database business involving the automobile industry. On August 9, 2006, Innopump, Inc. d/b/a Versadial, a Nevada corporation (“Innopump”) and certain of Innopump’s shareholders executed and closed on an Agreement and Plan of Merger (“Merger Agreement”) by and among those parties, us and our subsidiary, Pump Acquisition Corp. ("PAC"). Pursuant to the Merger Agreement, we issued 12,625,243 shares of our common stock to Innopump’s shareholders in consideration of Innopump merging with and into PAC and becoming a wholly-owned subsidiary of ours ("Merger"). The issuance of the 12,625,243 shares (as rounded up) of our common stock resulted in our stockholders retaining approximately 6.75% (914,228 shares) of the outstanding stock and Innopump stockholders receiving approximately 93.25% of the outstanding stock on a pre-diluted basis. The Merger was accounted for as a reverse merger (recapitalization) with Innopump deemed to be the accounting acquirer, and us as the legal acquirer. Accordingly, the historical financial information presented in our financial statements is that of Innopump as adjusted to give effect to any difference in the par value of ours and Innopump’s stock with an offset to capital in excess of par value. The basis of the assets, liabilities and retained earnings of Innopump, the accounting acquirer, have been carried over in the recapitalization. Upon the closing of the Merger, we became a manufacturer, developer and seller of proprietary, variable blend pump dispensers. On March 2, 2007, we changed our name to Versadial, Inc. (“Versadial” or “the Company”) to capitalize on the awareness of our trademarked name for our products in the marketplace.

Prior to the transaction, we were a development stage company with limited operations and revenues and only nominal assets. Our intended purpose was to provide website users with the ability to search a database that contained detailed information about the automobile industry, new and used car sales as well as a parts database and extended warranty information from around the world. The service was intended to offer Internet users a quick and easy way to search for automobile related needs according to their interests via the Internet. That business has been discontinued as of the closing of the Merger.

Versadial’s business is designed to capitalize on the commercial opportunities for innovation in packaging and dispensing within the consumer products industries. We are engaged in the manufacture of a dual dispenser that enables the user to blend two liquids or lotions in varying proportions. Substantially all of our revenues come from wholesale sales and our customers are located both in the United States and in Europe. The dual dispensers are manufactured in Germany and are currently being utilized in the food and cosmetic industries.

Innopump, our wholly owned subsidiary, holds the exclusive worldwide license for a patented multi-chambered variable dispensing system for all categorizes of uses, marketed under the registered trademark "Versadial®". The patented system utilizes multiple volumetric pumps, controlled by a rotating head and disc system, providing the dispensing of precise fixed or variable ratios of distinct and separate fluids. The Versadial® custom blending dual dispensing head provides consumer packaged goods manufacturers with a new and innovative dispensing technique permitting precision measured blending by the consumer of different lotions, gels, creams and liquids, or combination thereof.

The Offering

The selling security holder may offer and sell up to 4,061,841 shares of our common stock, which is approximately 30% of our currently outstanding common stock. See “Selling Security Holder.”

The offering is made by the selling security holder for its benefit. We will not receive any of the proceeds from its sale of common stock.

RISK FACTORS

You should carefully consider the factors described below and other information contained in this prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please refer to “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.

Risks Related to Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. Our dispenser business conducted under the trademark Versadial® commenced operations in 2002 and has yet to achieve profitability. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries. Some of these risks and uncertainties relate to our ability to:

•	gain market acceptance for our products, including educating potential clients about the advantages of packaging their liquid products in our dispensers;

•	upgrade our technology to support additional research and development of new products.

•	respond to competitive market conditions;

•	respond to changes in our regulatory environment;

•	manage risks associated with intellectual property rights;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business; and

•	attract, retain and motivate qualified personnel.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected. We may not be successful in building our customer base and product line or the capital available to us may not be sufficient to fund current operations and the necessary capital expenditures until such time that our revenues increase. If we are unsuccessful in building our customer base or are unable to obtain additional financing on favorable terms there could be a material adverse effect on our financial position, results of operations and cash flows.

We may need additional capital in order to continue our operations, which may not be available to us.

For the foreseeable future, we intend to fund our operations and capital expenditures from limited cash flow from operations, our cash on hand, and the net proceeds from our recent financings, including supplier financed equipment. We may need additional funds to continue our operations, pursue business opportunities (such as expansion, acquisitions of complementary businesses or the development of new products or services), to react to unforeseen difficulties or to respond to competitive pressures. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our expansion, successfully promote our current products, license new products or enhance our products and services, take advantage of business opportunities, or respond to competitive pressures, any of which could have a material adverse effect on our business and the value of your shares. If we choose to raise additional funds through the issuance of equity securities, you may experience significant dilution of your ownership interest, and holders of the additional equity securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could substantially limit our flexibility in making business decisions, including the payment of dividends.

In order to purchase equipment or fund operations, we may issue additional debt instruments or preferred stock, which will have a senior claim on our assets in the event of a sale of assets. Debt service may cause a strain on our cash flow and impair our business operations.

Our activities have not yet resulted in significant sales and have resulted in an accumulated deficit from inception to March 31, 2007 of approximately $11.7 million.

For the twelve months ended June 30, 2006, we had a net loss of $3.2 million and negative cash flows from operations of $2.1 million. For the nine months ended March 31, 2007, we had a net loss of $4.9 million and negative cash flow from operations of $2.6 million.

From our inception to March 31, 2007 our aggregate sales have been approximately $3.3 million and we have incurred a net loss of approximately $11.7 million. While we have begun to make sales of our products, in order to achieve and maintain profitability, we must, among other things, maintain and increase our customer base, increase our rate of growth, implement and successfully execute our business and marketing strategies, continue to develop and upgrade our technology, provide superior customer service, respond to competitive developments and attract, retain and motivate qualified personnel. We may not be successful in accomplishing all or some of these goals and our failure to do so could have a material adverse effect on our business, results of operations and financial condition.

Our independent auditors have issued a qualified report with respect to our ability to continue as a going concern.

Our independent public accountants have issued a report relating to our audited financial statements which contains a qualification with respect to our ability to continue as a going concern because, among other things, such ability is dependent upon our generating profits or obtaining the necessary financing to meet our obligations and repay our liabilities from normal business operations. Our Versadial® product may not be accepted or provide a marketable advantage, and therefore, the commercialization of our product may not be sufficient to sustain our business.

We could fail to retain or attract key personnel.

Our future success depends, in significant part, on the continued services of Geoffrey Donaldson, our Chief Executive Officer, and Gerhard Brugger, the inventor of the dual chamber dispenser technology, who serves as a technical consultant and as our President of Worldwide Operations, both of whom possess extensive expertise in various aspects of the packaging, cosmetic and dispenser industry. We may not be able to find appropriate replacements for any of our key personnel. Any loss or interruption of the services of our key personnel could adversely affect our ability to develop and execute our business plan. It could also result in our failure to create and maintain relationships with strategic partners that may be critical to our success. We intend to enter into an employment agreement with Mr. Donaldson but have yet to do so. We presently maintain a key-man life insurance policy on Mr. Brugger in the amount of $3 million.

Our business is dependent upon intellectual property rights licensed from third parties.

We do not own the patent rights that cover our Versadial® product. We sublicense these patent rights from our affiliate, Sea Change Group, LLC (“SCG”), which in turn licenses the patent from Gerhard Brugger. Our license rights may be diluted or compromised if Mr. Brugger fails to vigorously pursue patent infringement actions. Our competitive advantage would be lost if these patents were found to be invalid in the jurisdictions in which we sell or plan to sell our products. In addition, our revenues would be materially adversely affected if our licensed intellectual property were found to infringe the intellectual property rights of others, in which event we may be prevented from marketing our products. Any measures we implement may not be sufficient to protect our intellectual property rights.

We may not be able to effectively protect our intellectual property rights.

We regard certain aspects of our products and technology as proprietary. We have taken steps to protect them with patents and restrictions on disclosure and other methods. Despite these precautions, we cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. Any infringement, misappropriation or independent development could harm our business and future financial results.

We may file patent applications for certain other aspects of our technology and processes other than the dual chambered dispenser, but these may not be issued to us, and if issued, may not protect our intellectual property from competition which could seek to design around or invalidate these patents. Our failure to adequately protect our proprietary rights in our products, services and technology could harm our business by making it easier for our competitors to duplicate our products.

We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if we win. This could adversely affect our business, financial condition and operating results.

We may encounter difficulties in manufacturing our products.

Before our products can be profitable, they must be produced in commercial quantities in a cost-effective manufacturing process that complies with regulatory requirements, including production and quality control regulations.  If we cannot arrange for or maintain commercial-scale manufacturing on acceptable terms, or if there are delays or difficulties in the manufacturing process, we may not be able to obtain regulatory approval or meet demand for our products. Production of our products could require raw materials which are scarce or which can be obtained only from a limited number of sources.  If our manufacturers were unable to obtain adequate supplies of such raw materials, the development, regulatory approval and marketing of our products could be delayed.

Increasing competition could adversely affect our market share and financial performance.

We expect competition from various other companies to occur and grow. Many of our potential competitors are more established than we are and have greater financial resources than we do. Some of our competitors have greater marketing capabilities and technological and personnel resources than we do. As a result, compared to us, these competitors may:

•	develop and expand their offerings more quickly;

•	adapt more swiftly to new or emerging technologies;

•	take advantage of acquisitions and other opportunities more effectively;

•	devote more resources to sales and marketing; and

•	more effectively use existing relationships with clients and strategic partners with recognized brand names to market and sell their products.

We may not be able to keep up with rapid technological changes, which could adversely affect the sales of our products .

The packaging industry is characterized by varying usage and client requirements and preferences, frequent introduction of products embodying new technologies and the emergence of new industry standards and practices that could render our existing technology obsolete. Our future success will depend on our ability to enhance and improve the responsiveness, functionality, accessibility and features of our products. We may not be able to expand and upgrade our technology or successfully integrate new technologies we develop in the future to accommodate such increases in a timely manner. The failure to upgrade our technology or successfully integrate new technologies could adversely effect the sale of our products.

We may not effectively manage our growth, and failure to do so could have a material adverse effect on our business, financial condition and operating results.

In order to achieve the critical mass of business activity necessary to successfully execute our business plan, we must significantly increase the number of customers that use our products. This growth will place significant strain on our personnel, systems and resources. We cannot be sure that we will manage our growth effectively, and our failure to do so could have a material adverse effect on our business, financial condition and operating results. Growth will require us to improve management, technical information and accounting systems, controls and procedures. We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems in order to support our desired growth. If we do not maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems in order to support our desired growth, we may not be able to deliver our products in compliance with their specifications or manufacture and distribute them at prices that are profitable for us.

If we were successfully sued for product liability, we could face substantial liabilities that may exceed our resources.

We may be held liable if any of our Versadial® products or any other product we develop, causes injury during manufacturing, marketing, sale or use. These risks are inherent in the development of consumer-oriented products. We currently have $1 million in product liability insurance and an additional $10 million of insurance coverage under an umbrella policy. This may not be sufficient with respect to potential product liability. If we choose to obtain additional product liability insurance but cannot obtain sufficient coverage to protect against potential product liability claims, the commercialization of products that we develop may be prevented or inhibited. If we are sued for any injury caused by our products, our liability could exceed our total assets.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under federal securities laws. The Securities and Exchange Commission (the “SEC”), as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the Registrant’s internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the Registrant’s internal controls over financial reporting. These requirements will first apply to our annual report on Form 10-KSB for the fiscal year beginning after December 16, 2007.We may conclude that our internal controls over our financial reporting are not effective. Moreover, even if we conclude that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Risks Related to Our Securities

The application of the "penny stock" rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our common shares are thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained.

Our common shares will likely be sporadically or "thinly-traded" on the “Over-the-Counter Bulletin Board”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. We are aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.

Our principal shareholders and their affiliated or related persons presently own approximately 77.49% on a non-fully diluted basis and such shareholders and the principal holders of our warrants and convertible securities and their affiliated persons will own approximately 86.71% on a fully diluted basis of our outstanding common shares, representing approximately 77% and 87% of our voting power, respectively. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management.

The limitation of monetary liability against our directors, officers and employees under our articles of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation limit the liability of our directors for monetary damages for breach of fiduciary duties to the maximum extent permitted by Nevada law. We will also be giving indemnification to our directors and officers to the maximum extent provided by Nevada law. We may also have contractual indemnification obligations under future agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

All statements other than statements of historical fact included in this prospectus including, without limitation, statements under, “Management’s Discussion and Analysis or Plan of Operation” regarding our financial position, business and the plans and objectives of management for future operations, are forward-looking statements. When used in this prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as such words or expressions relate to us or we, identify forward-looking statements. Such forward - looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to us. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including but not limited to, the failure to obtain sufficient additional capital, fluctuations in projected operating results, market acceptance, technological changes or difficulties, management of future growth, dependence on proprietary technology, competitive factors, the ability to recruit and retain personnel, the dependence on key personnel and such other factors as described in our reports filed from time to time with the SEC. Such statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling security holder. We will not receive any of the proceeds from the sale of shares of common stock in this offering.

DILUTION

The company is not selling any of the shares of common stock in this offering. All the shares sold in this offering will be sold by the selling security holder at the time of the sale, so that no dilution will result from the sale of its shares.

SELLING SECURITY HOLDER

Merger

On August 9, 2006, Innopump, and certain of Innopump’s shareholders executed and closed on an Agreement and Plan of Merger (“Merger Agreement”) by and among those parties, us and our subsidiary, PAC. Pursuant to the Merger Agreement, we issued 12,625,243 shares of our common stock to Innopump’s shareholders in consideration of Innopump merging with and into PAC and becoming a wholly-owned subsidiary of ours ("Merger"). The issuance of the 12,625,243 shares (as rounded up) of our common stock resulted in our stockholders retaining approximately 6.75% (914,228 shares) of the outstanding stock and Innopump stockholders receiving approximately 93.25% of the outstanding stock on a pre-diluted basis. The Merger was accounted for as a reverse merger (recapitalization) with Innopump deemed to be the accounting acquirer, and us as the legal acquirer. Upon the closing of the Merger, we became a manufacturer, developer and seller of proprietary, dual chamber variable blend pump dispensers.

Debt Financing

On August 9, 2006, in connection with the Merger, we sold 10% senior redeemable convertible debt (“Convertible Debt”) under the terms of a Securities Purchase Agreement (the “August 9 Agreement”) in the principal amount of $7.5 million to Mellon HBV Master U.S. Event Driven Fund and Mellon HBV Master Global Event Driven Fund (now known as Fursa Master Global Event Driven Fund, L.P., and referred to herein as the “Investor”) in exchange for $7.5 million in cash. The proceeds from the Convertible Debt were used for working capital, capital expenditures, mandatory debt repayment, and general corporate purposes. Contemporaneously, we entered into a Registration Rights Agreement with the Investor. This Registration Statement is filed to satisfy certain of our obligations under the Registration Rights Agreement.

Interest accrues at 10% per annum, payable in cash or paid in kind (“PIK”) at our option, on the one year anniversary of the date of issuance with respect to the first year of accrued interest and quarterly in arrears thereafter. Any interest not paid when due will accrue and will be added to the principal in determining the number of shares of common stock issuable upon conversion of the Convertible Debt. The Convertible Debt matures 30 months after the date of issuance (“Maturity Date”). We do not have the option to prepay the Convertible Debt prior to the Maturity Date. We must redeem 100% of the Convertible Debt, unless earlier converted, for an amount equal to 120% of the outstanding principal plus accrued interest and unreimbursed expenses, on the Maturity Date.

The Convertible Debt is convertible into 6,373,415 shares of our common stock. The price per share is equal to $16 million divided by the number of outstanding shares of the Surviving Company on a fully-diluted basis (“Original Purchase Price”). This conversion price is subject to weighted-average, anti-dilution protection on all subsequent financings by us. The Investor has the right at any time and from time to time prior to the Maturity Date, to convert, in whole or in part, outstanding Convertible Debt and any accrued interest into our common stock at the Investor’s discretion.

The Investor also received warrants to purchase 1,402,153 shares of common stock at an exercise price of $1.17675 per share. The warrants have a five (5) year term expiring on August 9, 2011. The warrants are exercisable for our common stock at any time prior to expiration and permit cashless exercise.

On October 17, 2006, we entered into an Amendment with the Investor (the “Amendment”) to the August 9 Agreement.

In consideration of the deletion of the EBITDA targets set forth in the August 9 Agreement, we issued to the Investor, additional warrants, for an aggregate of 318,672 shares of our common stock at an initial exercise price of $1.17675 per share, with an expiration date of August 9, 2011.

If we did not meet certain product testing requirements of a prospective customer by March 31, 2007, we would issue to the Investor further additional warrants for an aggregate of 318,671 shares of our common stock at an initial exercise price of $1.17675 per share, with an expiration date of August 9, 2011. On March 31, 2007, these warrants were issued as the testing requirements were not met until May 2007.

On November 10, 2006 we entered into an additional Amendment to the August 9 Agreement and related Registration Rights Agreement with the Investor that deferred, until December 31, 2006, the date by which we had to reincorporate in Delaware, effect a reverse stock split in an amount mutually agreeable to the Investor and us, and file this registration statement without incurrence of a penalty.

On February 1, 2007, we entered into a Secured Line of Credit Agreement (the ”Credit Agreement”) with Fursa Alternative Strategies, LLC, acting on behalf of an affiliated investment fund (referred to herein as the “Lender”), which acts as the investment advisor to the Investor, allowing us to draw upon a $3,000,000 line of credit with a maturity date of 1 year from the date of the Credit Agreement, which may be extended for an additional 3 months. The per annum base Interest Rate applicable in each month that advances are drawn down or outstanding pursuant to the Credit Agreement is equal to the three month LIBOR rate as published on the first date of such month in the “Money Rates” section of The Wall Street Journal (rounded up or down to the nearest one-sixteenth of one percent) plus 700 basis points (7.0%). Upon a default under the terms of the Note, the Interest Rate would increase by 4%. In connection with the Credit Agreement, we granted warrants to each of the Lender (for the account of the Investor) and Prospero Capital, LLC, an affiliate of the Lender (“Prospero”), to purchase respectively, one million eighty four thousand five hundred and forty three (1,084,543) shares of our common stock. The warrants are exercisable for five years from the date of issuance at an initial exercise price equal to $2.475 per share subject to adjustment under certain events.

In the event that we did not secure certain purchase order(s) on or prior to March 31, 2007, the applicable Interest Rate after such date would increase by 2% and we would issue to each of the Lender and Prospero additional warrants to purchase, respectively, 542,272 shares of our common stock representing in aggregate 1,184,544 shares at an initial exercise price of $2.475 per share subject to adjustment under certain events, exercisable for five years from the date of issuance.

If we secured such purchase orders on or prior to June 30, 2007, 25% of the total number of initial warrants issued in regard to the Credit Agreement would be automatically redeemed by us for no additional consideration. Upon the expiration or termination of the credit facility under the Credit Agreement, whichever occurs first, we have the option to purchase 25% of the total number of initial warrants issued at an aggregate purchase price of $250,000. On March 31, 2007, we secured the required purchase orders as defined in the Credit Agreement and redeemed 25 % of the initial warrants.. The aggregate warrants issued to the Lender and Prospero, after giving effect to the 25% redemption, represented rights to purchase 813,407 shares of our common stock held by each party.

Upon the expiration or termination of the credit facility under the Credit Agreement, whichever occurs first, we have the option to purchase 25% of the total number of initial warrants issued at an aggregate purchase price of $250,000.

On February 16, 2007, we entered into a further Amendment to the August 9 Agreement and related Registration Rights Agreement with the Investor that deferred, until March 16, 2007, the date by which we had to effect a reverse stock split in an amount mutually agreeable to the Investor and us, and file this registration statement without incurrence of a penalty. The further Amendment in lieu of requiring us to contemporaneously reincorporate in Delaware gave to the Investor the right, exercisable at any time during the period commencing twelve months after the date of the Agreement and terminating thirty-six months thereafter, to require us, on demand, to promptly thereafter reincorporate in Delaware.

On March 2, 2007, we changed our corporate name to Versadial, Inc., and effected a one for forty-five reverse stock split. References in this prospectus to numbers of outstanding shares of common stock give effect to this reverse stock split. On March 16, 2007, we filed this initial registration statement.

On July 9, 2007 we entered into Amendment No. 1 to the Credit Agreement dated February 1, 2007 (“Amendment No. 1”) with the Lender. Amendment No. 1 increased the amount of the line of credit available to us from $3,000,000 to $4,000,000 that may be drawn upon with a Maturity Date of February 1, 2008, which may be extended for an additional 3 months. In conjunction with Amendment No. 1, we paid a $30,000 arrangement fee to the Lender, which is deemed fully earned upon the Lender’s entry into Amendment No. 1. We also agreed to pay to the Lender a waiver fee of $50,000, payable on the earlier of September 30, 2007 or our obtaining additional financing, as referred to in Amendment No.1. The waiver fee is payable for our failure to appoint a chief operating officer and meet certain financial covenants, as referred to in Amendment No. 1. The waiver also requires us, no later than September 30, 2007, to establish a comprehensive financing plan that addresses our funding needs for at least 18 months following September 30, 2007. On July 10, 2007, we drew down the additional $1,000,000 available under the terms of the amended Credit Agreement.

On August 6, 2007, we entered into an additional amendment to the Registration Rights Agreement with the Investor that in consideration of the waiver of certain liquidated damages accruing as a result of the timing of this registration statement, granted to the Investor additional demand registration rights with respect to the shares of our common stock issuable upon conversion of the Convertible Debt that are not covered by this registration statement and upon exercise of the warrants held by the Investor, the Lender and Prospero.

This Registration Statement is filed to satisfy certain of our obligations under the Registration Rights Agreement.

The following table sets forth the name of the selling security holder, the number of shares of common stock beneficially owned by such person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock such person will own after the offering, assuming it sells all of the shares being offered. Unless otherwise indicated, the following person has sole voting and investment power with respect to the shares of common stock set forth opposite its name. We will not receive any proceeds from the resale of the common stock by the selling security holder.

Selling Security Holder	Number of shares beneficially owned before the offering		Percentage	Number of shares being offered	Number of shares beneficially owned after the offering	Percentage
Fursa Master Global Event Driven Fund, L.P. 444 Merrick Road Suite 104 Lynbrook, NY 11563	9,226,318	(1)	40.53%	4,061,841	5,164,477	22. 69%

(1)
Includes 2,852,903 shares issuable upon the exercise of warrants and 6,373,415 shares issuable upon the conversion of debt. Fursa Alternative Strategies, LLC holds voting and investment control of the shares held by Fursa Master Global Event Driven Fund, L.P. William Harley holds voting and investment control of the shares held by Fursa Alternative Strategies, LLC. Michael W. Hawthorne, a Director of the Company, is an affiliate of Fursa Alternative Strategies, LLC.

PLAN OF DISTRIBUTION

We are registering shares of common stock for resale on behalf of the selling security holder. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in connection with short sales of the shares;

•	by pledge to secure or in payment of debt and other obligations;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	on any national exchange on which the shares are listed or any automatic quotation system through which shares are quoted;

•	through put and call transactions; or

•	through a combination of any of the above transactions.

The selling security holder may sell its shares at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices. The selling security holder and its successors, including its transferees, pledgees or donees or their successors, may sell the common stock directly to the purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

Negotiated transactions may include:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

We entered into a registration rights agreement with the Investor to register the shares of common stock issuable upon conversion of our 10% senior redeemable convertible debt, and upon exercise of the warrants held by the Investor under applicable federal and state securities laws. The registration rights agreements provide for cross-indemnification of the Investor and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling security holder incident to the registration of the offering and sale of the common stock.

The original issuance of the shares of our common stock included in this registration statement including the shares issuable upon conversion of the Convertible Debt were exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D thereof. We made this determination based on the representations of the holders which included, in pertinent part, that such holders were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that such holders were acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each holder understood that the Convertible Debt and shares of our common stock underlying such debt may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

During such time as the selling security holder may be engaged in a distribution of the securities we are registering by this registration statement, it is required to comply with the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of our securities. These restrictions may affect the marketability of our common stock and the ability of any person to engage in market-making activities with respect to our common stock. The selling security holder may, however, engage in short sales in accordance with Rule 104 of Regulation M. Short sales, if engaged in by the selling security holder, may effect the market price of our common stock. Regulation M specifically prohibits short sales that are the result of fraudulent, manipulative or deceptive practices. The selling security holder is required to consult with its own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

We are not currently involved in any legal or regulatory proceeding or arbitration, the outcome of which is expected to have a material adverse effect on our business.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table summarizes our current executive officers and directors:

Name	Age	Position
Geoffrey Donaldson	64	Chief Executive Officer, Chairman of the Board, Director
Karen Nazzareno	50	Secretary
Robin Bartosh	64	Director
Edward P. Bond	73	Director
Thomas Coyle	56	Director
Richard Harriton	72	Director
Michael W. Hawthorne	40	Director

Geoffrey Donaldson, Chief Executive Officer and Chairman of the Board

Geoffrey Donaldson has been our Chief Executive Officer and Chairman of the Board since August 9, 2006, the date of the Merger. From 1999 to the present he served as the Managing Member of Sea Change Group, LLC, the sub-licensor to Innopump. Prior to that, Mr. Donaldson was President of the Revlon Department Store Group and Chief Executive Officer of Asian American Partners. He is a graduate of L.I. University.

Karen Nazzareno, Secretary

Karen Nazzareno became our Secretary in September 2006. Ms. Nazzareno also serves as our Controller since August 9, 2006, the date of the Merger. Ms. Nazzareno has been the Controller of our subsidiary, Innopump since January 2006. Prior to that time, she served as Chief Financial Officer of Hydrogel Design Systems (“HDS”), a hydrogel manufacturer. Prior to joining HDS in 1997, Ms. Nazzareno’s professional experience included positions as Assistant Controller at Fischbach Corporation, and audit supervisor at Holtz Rubenstein, a public accounting firm. She is a graduate of Dowling College and a licensed CPA in the State of New York.

Robin Bartosh, Director

Robin Bartosh is the retired founder and CEO of The Cosmetics Plus Group, a nationally recognized retail chain of specialty cosmetic stores. He now resides in Palm Beach Gardens, Florida. He became a Director of the Company on February 1, 2007.

Edward P. Bond, Director

Edward Bond is the Chairman of Bederson & Co., a mid-sized accounting firm with over 80 professionals. Mr. Bond has been Chairman of Bederson & Co. for more than the past five years, and oversees that firm’s bankruptcy and forensic accounting department. Mr. Bond is a graduate of Seton Hall University and has attended New York University and the New York School of Finance and is a licensed CPA in New York and New Jersey as well as a Certified Fraud Examiner (CFE) and a Certified Insolvency and Restructuring Advisor (CIRA). Mr. Bond resides in Convent Station, New Jersey. He became a Director of the Company on February 1, 2007.

Thomas Coyle, Director

Thomas Coyle is a retired Vice President and General Manager of Owens-Illinois Inc. (“OI”). Mr. Coyle’s career has been devoted to the packaging industry. Prior responsibilities with OI have included General Manager Prescription Products, Director of Marketing and Business Development for Plastic Products, Business Manager for Personal Care, Industry Manager Healthcare and Sales Manager. Mr. Coyle is a 1973 graduate of Bowling Green State University where he received a Bachelor of Science Degree in Business Administration. Mr. Coyle resides in Sylvania, OH. He became a Director of the Company on February 1, 2007.

Richard Harriton, Director

For the last five years Richard Harriton has served as the President of Park Avenue Consulting, a privately owned consulting firm which provides business and general consulting services. He became a Director of the Company on August 9, 2006.

Michael W. Hawthorne, Director

Michael W. Hawthorne, is an affiliate of Fursa Alternative Investments, LLC. Prior to becoming an affiliate of Fursa, for more than the past five years, he was Managing Director and Portfolio Manager of Mellon HBV Alternative Investments and assisted in the investment decisions of the Global Event Driven Fund. Prior to Mellon HBV, Mr. Hawthorne was a senior analyst at Milton Partners, L.P. (“Milton”), and a telecommunications industry research analyst at UBS Securities. Mr. Hawthorne graduated with a Masters in Business Administration from the University of North Carolina Graduate School of Business in 1993 and with a Bachelor of Arts degree in economics from Yale University (“Yale”) in 1988. He became a Director of the Company on February 1, 2007.

Directors are appointed to their position to serve until the next annual meeting of shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our voting stock, as of August 6, 2007 of (i) each person known by us to beneficially own 5% or more of the shares of outstanding common stock, based solely on filings with the Securities and Exchange Commission, (ii) each of our executive officers and directors and (iii) all of our executive officers and directors as a group. Except as otherwise indicated, all shares are beneficially owned, and the persons named as owners hold investment and voting power.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned(3)	Rights to Acquire Beneficial Ownership Through Exercise of Warrants Within 60 Days	Total Beneficially Owned as % of Outstanding Shares(2)

Geoffrey Donaldson (4) (5) (11)	5,030,422		37.2%

Gerhard Brugger(11)	1,126,897		8.3%

Richard Harriton (5)(11)	1,744,799	11,112	12.9%

Matthew Harriton (6)(11)	1,733,687		12.8%

Karen Nazzareno (7)	56,866		.4%

Robin Bartosh (5)	130,027		1.0%
1016 Grand Isle Terrace
Palm Beach Gardens, FL 33418

Edward P. Bond (5)	21,672		.2%
17 Boxwood Drive
Convent Station, NJ

Thomas Coyle (5)	-0-		.0%
2254 Big Hickory Run
Sylvania, OH 43560

Michael W. Hawthorne (5) (9)	1,688		.0%
444 Merrick Road
Suite 104
Lynbrook, NY 11563

Paul Block(8)	866,844		6.4%
1075 Park Avenue, Suite 14C
New York, NY 10128

Fursa Master (9)(11)	9,226,318	2,852,903	40.53%
Global Event Driven Fund, L.P.
444 Merrick Road
Suite 104
Lynbrook, NY 11563

Prospero	813,407	813,407	5.7%
Capital, LLC (10)
357 West Sunrise Highway
Freeport, NY 11520

All officers and directors	6,985,474	11,112	51.6%
as a group (7 persons)

(1) Unless otherwise noted, the address for each of the named beneficial owners is 305 Madison Avenue, New York, NY 10165.

(2) The number of outstanding shares of common stock is based upon 13,539,471 shares issued and outstanding on a non-fully diluted basis. The number of outstanding shares as calculated for each beneficial owner includes any shares that are potentially issuable to that owner under the terms of convertible debt and warrants as noted.

(3) Includes right to acquire shares through exercise of warrants and convertible debt.

(4) Mr. Donaldson is the current CEO, Director and Chairman of the Board of Company.

(5) Director of the Company.

(6) Mr. Matthew Harriton is a related party to Mr. Richard Harriton who serves as a Director of the Company.

(7) Ms. Nazzareno is the Secretary of the Company.

(8) Mr. Paul Block is the former President of the Company. Mr. Block resigned in December 2006.

(9) Includes 2,852,903 shares issuable upon the exercise of warrants and 6,373,415 shares issuable upon the conversion of debt. Fursa Alternative Strategies, LLC holds voting and investment control of the shares held by Fursa Master Global Event Driven Fund, L.P. William Harley holds voting and investment control of Fursa Alternative Strategies, LLC. Michael W. Hawthorne, Director, is an affiliate of Fursa Alternative Strategies, LLC.

(10) Prospero Capital, LLC is an affiliate of Fursa Alternative Strategies, LLC. Includes 813,407 shares issuable on exercise of warrants. Mickcy Harley holds voting and investment control of Prospero Capital, LLC.

(11) The shares owned by Messrs. Donaldson and Brugger and the Messrs. Harriton are subject to a lock-up agreement in favor of Fursa Master Global Event Driven Fund, L.P. that restricts the disposition of such shares so long as the 10% senior redeemable convertible debt remains outstanding.

DESCRIPTION OF SECURITIES

General
Our Company’s Articles of Incorporation provides for authority to issue 35,000,000 shares of common stock, par value $.0001 per share, and 2,000,000 shares of preferred stock, par value $.0001 per share. As of August 6, 2007, there were outstanding 13,539,471 shares of our common stock. No shares of our preferred stock were outstanding as of that date.

There are currently an aggregate of 10,152,252 potentially issuable shares under the terms of the Convertible Debt and outstanding warrants.

Common Stock

The holders of our common stock are entitled to receive dividends when and as declared by the Board of Directors, out of funds legally available therefore, subject to the rights of the holders of any shares of Preferred Stock that may or have been issued by us. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future since any earnings are expected to be reinvested in our business. In the event of liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, each outstanding share of our common stock is entitled to share equally in our assets, subject to any preferential liquidation rights of the holders of shares of Preferred Stock which may then be outstanding. Each outstanding share of our common stock is entitled to equal voting rights, consisting of one vote per share.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and By-Laws provide our directors with protection for breaches of their fiduciary duties to us and our securityholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Overview

We were originally incorporated in Nevada under the name Carsunlimited.com, Inc. (“CARS”) on March 7, 2000, with a principal business objective to operate an Internet database business involving the automobile industry. On August 9, 2006, Innopump, Inc. d/b/a Versadial, a Nevada Corporation (“Innopump”) and certain of Innopump’s shareholders executed and closed on an Agreement and Plan of Merger (“Merger Agreement”) by and among those parties, us and our subsidiary, Pump Acquisition Corp., ("PAC"). Pursuant to the Merger Agreement, we issued 12,625,243 shares of our common stock to Innopump’s shareholders in consideration of Innopump merging with and into PAC and becoming a wholly-owned subsidiary of ours ("Merger"). The Merger was accounted for as a reverse merger (recapitalization) with Innopump deemed to be the accounting acquirer, and us as the legal acquirer. Accordingly, the historical financial information presented in our financial statements is that of Innopump as adjusted to give effect to any difference in the par value of ours and Innopump’s stock with an offset to capital in excess of par value. The basis of the assets, liabilities and retained earnings of Innopump, the accounting acquirer, have been carried over in the recapitalization. Upon the closing of the Merger, we became a manufacturer, developer and seller of proprietary, variable blend pump dispensers. On March 2, 2007, we changed our name to Versadial, Inc. (“Versadial” or the “Company”) to capitalize on the awareness of our trademarked name for our products in the marketplace.

Prior to the transaction, we were a development stage company with limited operations and revenues and only nominal assets. Our intended purpose was to provide website users with the ability to search a database that contained detailed information about the automobile industry, new and used car sales as well as a parts database and extended warranty information from around the world. The service was intended to offer Internet users a quick and easy way to search for automobile related needs according to their interests via the Internet. That business has been discontinued as of the closing of the Merger.

Versadial’s business is designed to capitalize on the commercial opportunities for innovation in packaging and dispensing within the consumer products industries. We are engaged in the manufacture of a dual dispenser that enables the user to blend two liquids in varying proportions. Substantially all of our revenues come from wholesale sales and our customers are located both in the United States and in Europe. The dual dispensers are manufactured in Germany and are currently being utilized in the food and cosmetic industries.

Innopump, our wholly owned subsidiary, holds the exclusive worldwide license for a patented dual-chambered variable dispensing system for all categorizes of uses, marketed under the registered trademark "Versadial®". The patented system utilizes multiple volumetric pumps, controlled by a rotating head and disc system, providing the dispensing of precise fixed or variable ratios of distinct and separate fluids. The Versadial® custom blending dual dispensing head provides consumer packaged goods manufacturers with a new and innovative dispensing technique permitting precision measured blending by the consumer of different lotions, gels, creams, and liquids, or combination thereof.

History and Background

Innopump was incorporated under the laws of the State of Nevada on April 1, 2005. On May 1, 2005, Sea Change Group, LLC, a New York limited liability company (“SCG”) (the “Sub-licensor”) entered into a sub-license agreement with Innopump (the “Sub-licensee”) whereby SCG assigned to Innopump all rights, titles and interests that the Sub-licensor has in the Amended and Restated License Agreement dated January 1, 2003 between SCG and Gerhard Brugger. In consideration for the assignment and patent rights thereunder, Innopump agreed to pay SCG a sublicense fee of $600,000, $150,000 to be paid on January 31, 2006, $150,000 on May 1, 2006, $150,000 on May 1, 2007 and $150,000 on May 1, 2008. In addition, Innopump agreed to pay the royalties due under the original Amended and Restated License Agreement either directly to the original licensor or to SCG. Innopump also agreed to pay SCG a royalty of 3% of the first $100 million of gross revenues. The first two payments aggregating $300,000 were not paid when due. On July 13, 2006, the agreement was amended and the $300,000 was deferred, with $150,000 being due upon the merger of Innopump with us on August 9, 2006 and $150,000 on March 31, 2007. The first payment of $150,000 was made at the closing of the merger. In addition the 3% royalty was amended to be paid on the first $130 million in sales. The $150,000 payment due on March 31, 2007 was not made on that date. On April 1, 2007, the Sub-Licensor agreed to defer the payment due on March 31, 2007 and May 1, 2007 in the aggregate amount of $300,000 until September 30, 2007. The Sub License is further described below under “Intellectual Property.”

On May 25, 2005, Innopump entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with SCG, whereby Innopump acquired all of the assets and assumed certain liabilities of SCG for an initial purchase price of $231,500. The transaction resulted in the acquisition by Innopump of approximately $764,000 in assets and $1,943,000 in assumed liabilities.

This transaction between Innopump and SCG, which are entities under common control, was accounted for in a manner similar to a pooling of interests whereby the assets and liabilities of SCG were transferred to Innopump at historical amounts. Prior to the merger with us, Innopump’s financial statements were prepared as if the transaction had occurred at the beginning of the periods and present the financial data of previously separate entities.

In April 2005, one month prior to entering into the Asset Purchase Agreement, $825,000 of SCG convertible debt was converted into 8.25 membership interests of SCG at a conversion ratio of 1 membership interest for each $100,000 of convertible debt. The debt holders were also issued an additional 16,500 common shares of Innopump in connection with the convertible notes. A provision in the Asset Purchase Agreement provided the prior debt holders a put option whereby they could sell their Innopump shares back to SCG between September 30, 2006 and October 30, 2006 at an amount equal to the principal and interest which would have been due upon conversion. The potential aggregate cost of the put option in the amount of $887,403 (which includes $62,403 in accrued interest through the conversion date) had been included on Innopump’s balance sheet as a liability. The put options expired on October 30, 2006 and none of the stock was redeemed. The aggregate amount of the put options is included in equity subsequent to October 30, 2006.

All members of SCG, at the time of the asset purchase, were given 2,000 founder shares of Innopump’s common stock for each membership interest in SCG, resulting in the issuance of 220,000 founder shares of common stock.

We maintain our principal offices at 305 Madison Avenue, Suite 4510, New York, New York 10165. Our telephone number at that address is (212) 986-0886 and our internet address is www.versadialworld.com.

Our Current Business

The Versadial® Pump

Innopump holds the exclusive worldwide license for a patented dual-chambered variable dispensing system for all categorizes of uses, marketed under the registered trademark "Versadial®". The patented system utilizes multiple volumetric pumps, controlled by a rotating head and disc system, providing the dispensing of precise fixed or variable ratios of distinct and separate fluids. The Versadial® custom blending dual dispensing head provides consumer packaged goods manufacturers with a new and innovative dispensing technique permitting precision measured blending by the consumer of lotions, gels, creams, and liquids, or any combination thereof. Please refer to “Intellectual Property” below for a description of the License and Sub-License Agreement.

For many years, consumer packaged goods marketers and manufacturers have been pursuing packaging techniques that offered greater functionality. In particular, many manufacturers attempted to develop products that would provide “customizable” formulas as a means for differentiation and claimed competitive superiority.

In addition to customizable packaging there has been an increasing demand for dual chamber dispensers that segregate ingredients - keeping “active ingredients” and “activators” separate until application (hair color, adhesives, etc.). Although there have been several entries into the market, management believes none have offered the flexibility and the cost advantage of Versadial’s® package.

We believe that there are no known manufacturers of affordable, precision, variable strength dispensers for consumer packages that are competitive to Versadial’s®. Conventional “single phase” dispensers are not able to satisfy consumer and marketer desire for customization and ingredient segregation. We believe the “fixed ratio” dispensers currently in the market limit the marketer’s ability to present a package customized to line image, lack comparable accuracy in dispensing and do not provide variable dispensing. Versadial® packages solve issues created by the aforementioned need gaps.

Currently, we have many variations of the Versadial® product according to size, nozzle and formula selector:

•
Dispensers: Dispensing heads currently come in three sizes, each size providing different dosage per stroke. Additional sizes can be developed. Examples of applications are listed but are not intended to be comprehensive, as Versadial technology is suitable to any product category within which a blending of different ingredients upon application, or usage, is desired. -

•	Small (20mm in diameter) - dosage per stroke .015ml to .030 ml; suitable for lipstick, eye shadow, make-up, skincare, oral care, sun care, adhesives, etc.;

•	Medium (40mm in diameter) - dosage per stroke .2ml to .25ml; suitable for skin care, make-up, sun care, oral care, lubricants, adhesives, etc.;

•	Large (49mm in diameter) - dosage per stroke .65ml to 1.0ml; suitable for hair care, sun care, body care, food products, skin care, etc.

The following table reflects a sample of broad ranges of applications which are not all inclusive:

	VARIABLE STRENGTH	VARIABLE SHADES	VARIABLE SENSORY	INGREDIENT SEGREGATION
BATH&BODY	Fragrance free to Scented Lotion	Tinted Body Lotion	Fresh to Sensual Scents	Exfoliator/Moisturizer
SKIN CARE	Mild to Maximum Acne Care	Tinted Moisturizer	Cooling to Warming	Fresh/Catalytic Actives
SUN CARE	SPF 2 to 30+	Tinted Bronzer	Cooling Gel	Self Tanner Activator
COLOR COSMETICS	Sheer to Opaque	Foundation Light to Dark	Multiple Fruit Flavors	Lip Color/Fixative
HAIR COLOR	Demi to Permanent	Tints and Rinses	Heat Activated	Developer/Pigment
HAIR CARE	Light to Firm Styling	Purify to Moisturize	Warming Treatment	Shampoo/Conditioner
ORAL CARE	Mild to Strong Mouthwash	Toothpaste Colors	Peppermint to Spearmint	Baking Soda/Peroxide
OTC	Gentle to Maximum Pain Relief	Color Coded Cold Medicine	Hot to Cold	Menthol/Capsaicin
FOOD	Mild to Spicy	Color Change	Sweet to Sour	Oil/Vinegar

•	Nozzle options: The Medium and Large size dispensers come with options for single nozzle, dual nozzle, spray nozzle or extended spout;

•	Dispensing Option Selector - Variable Ratio, Fixed Ratio and Multi Fixed Ratio.

We believe our products have applications in a variety of industries, including:

•	Personal Care

•	Over the Counter medications

•	Household

•	Pharmaceutical

•	Automotive

•	Industrial

•	Home Improvement

•	Food Packaging

Marketing and Distribution

We are engaged in the direct selling and marketing of our products and technology to large and small, global, national and regional consumer packaged goods companies.

Throughout the world, we call on major multi-nationals on a direct basis. We supplement our marketing efforts with distribution agreements and with agreements with several sales agents throughout the world.

Our marketing strategy is to introduce our products through the major multi-nationals worldwide. Currently our products are used in products sold by Aveeno, a division of Johnson & Johnson; and Playtex, owner of Banana Boat, a suncare brand.

On July 10, 2007 we entered into a Master Supply Agreement with Avon Products, Inc. (“Avon”). Pursuant to the Master Supply Agreement, over the term of the Agreement, we will furnish to Avon, and Avon will purchase from us, seventeen million units of certain of our products. The Agreement shall remain in effect through the second anniversary of the first shipment of such products in commercial production quantities.

Avon previously had advanced $700,000 to our subsidiary, Innopump, Inc., on September 26, 2006 and an additional $1,000,000 to Innopump, Inc. on May 14, 2007 for funding pre-production tooling and mold expenses so that we could deliver pre-production samples to Avon for its inspection.

Pursuant to the terms of the Credit Memo previously entered into with Avon, we will repay Avon’s advances by a credit against the purchase price of products sold to Avon pursuant to the Master Supply Agreement and pursuant to other agreements that may be entered into between us and Avon, commencing six months after the date of the first shipment of our products to Avon.

Manufacturing

We own a number of sets of molds and assembly tables used in the production and assembly of the parts for each size dispenser. We outsource the use of these assets to established injection molding parts manufacturers for parts production. Currently, all of the injection molders are located in Germany. Our assembly tables are located at an assembly production facility of Holzmann Montague in Marktoberdorf, Germany.

As a matter of corporate policy, we are seeking to enter into multi-year agreements with established manufacturers in both the USA and Europe, to enable us to outsource production while retaining control over the production assets, molds and assembly tables. In furtherance of this objective, we have entered into the following agreements.

On September 20, 2006, we entered into a 30-month manufacturing agreement with an outside contractor located in Germany. The agreement calls for the contractor to develop certain production molds for us for a new size (20 millimeter) dispenser. We have agreed to place all customer orders relating to the product with the contractor until at least eighty percent (80%) of the manufacturer’s production capacity is utilized based on five (5) days per week, three (3) shifts per day. The molds are being financed by the contractor pursuant to a lease agreement. We have agreed to pay the lease payments or reimburse the contractor for such payments based on the production schedule and lease term. Title to the molds will transfer to us upon final payment. The equipment is capable of producing fifteen (15) million units annually.

On April 24, 2007, we entered into a Supply Agreement and a related Tooling Amortization Agreement with Alltrista Plastics Corporation d/b/a Jarden Plastics Solutions, a contractor located in the United States. The Supply Agreement provides, among other things, that, over the five year term of the Agreement, we shall purchase from the Supplier no less than 100 million units of our 40 millimeter and 49 millimeter dual chambered dispensing pumps and the Supplier will supply no less than twenty (20) million units annually. We have received firm commitments from several customers for initial production in excess of 17 million units of our 40 millimeter and 49 millimeter dual chambered dispensing pumps at June 30, 2007. These Agreements provide that the Supplier will fund the estimated $4,000,000 cost of the injection molding, tooling and automatic equipment necessary to produce the products to be purchased by us. Although financed by the Supplier, the equipment will be owned by us. The cost of the tooling and automatic equipment, with a three (3%) percent per annum interest factor, will be amortized over a period of 18 months against pumps purchased and delivered to us pursuant to the Supply Agreement, with a per unit amortization cost included in the cost price for the pumps. We anticipate the facility becoming operational in calendar third quarter 2007.

We are currently seeking to finalize additional multi-year agreements with established manufacturers in both the USA and Europe, in addition to the agreements referred to above to enable us to outsource production while retaining control over the production assets, molds and assembly tables.

Competition

We are not aware of any direct competition for our type of dual chamber variable dispensing product.

Other manufacturers within the sub-sector of dispensing valves, pumps and other dispensing systems are large multinational companies offering a range of products to all major personal care, pharmaceutical, OTC and food sectors. They include but are not limited to Owens-Illinois, Rexam plc., Aptar, Bespak, 3M, Calmar, Precision, Summit, Coster, Lindal and PAI Partners.

Other manufacturers within the personal care and food packaging sectors are large, well-financed, national and international manufacturers of caps, jars and bottles well as pumps and valves including but not limited to Owen-Illinois, Tetra Pak, Crown, Cork and Seal, Alcan, Rexam plc., Amcor Limited, Toyo Seikan, Ball, Compagnie de Saint-Gobain, and Alcoa.

Nearly all of the other manufacturers have longer operating histories, greater experience, greater name recognition, larger customer bases, greater manufacturing capabilities, and significantly greater financial, technical and marketing resources than we do. Because of their greater resources, other manufacturers are able to undertake more extensive marketing campaigns for their brands and products, and make more attractive offers to potential employees, retail affiliates, and others. We cannot assure you that we will be able to compete successfully against our current or future competitors or that our business and financial results will not suffer from competition.

Principal Suppliers

Currently, we do utilize single source suppliers and manufacturers for several of our components, and are dependent on single sets of molds and assembly tables. Production delays do, and have, occurred as a result of this dependency. We are aggressively acting to expand capacity and eliminate dependency on single source assets, actions we plan to have in place shortly, including the manufacturing agreement described above and the Supply Agreement described above with Jarden. Because we have no direct control over our third-party suppliers, interruptions or delays in the products and services provided by these third parties may be difficult to remedy in a timely fashion. In addition, if such suppliers are unable or unwilling to deliver the necessary components or products, we may be unable to redesign or adapt our technology to work without such raw materials or products or find alternative suppliers or manufacturers. In such events, we could experience interruptions, delays, increased costs, or quality control problems. Innopump presently designs, creates prototypes and assembles its products at subcontractor facilities located in Germany. Our principal raw materials include plastic resins (polypropylene, high density polyethylene, etc.) The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, market demand, and freight costs. The prices for these raw materials have varied significantly in the past and may vary significantly in the future. We currently utilitze two major injection molders in Germany, Poloplast GmbH and Gepe-Geimuplast GmbH and one assembly facility, Holzmann Montague, also located in Germany. We have no written contracts with these suppliers. All orders are placed on an individual purchase order basis.

Major Customers

We generated revenues from four customers during fiscal 2006 and two customers during fiscal 2005 aggregating approximately $193,000 or 87% and $108,000 or 96% of total revenues, respectively.

Intellectual Property

We rely on a combination of patent, trademark, copyright and trade secret protection laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property and our brand. Our licensed product was issued U.S. Patent No. 6,464,107 on October 15, 2002. The patent is owned by Gerhard Brugger, from whom through our sublicense we hold an exclusive license. We have the rights to any extensions or improvements to the patent under the terms of the license agreement to protect our core technologies. We also enter into confidentiality, non-compete and invention assignment agreements with our employees and consultants and nondisclosure agreements with third parties. “Versadial®” is a registered trademark in the United States.

License between SCG and Brugger

In August 2001, SCG entered into the License Agreement with Anton Brugger for the exclusive right to manufacture and sell the dual dispenser. In January 2003, the License Agreement was amended and restated between SCG and Gerhard Brugger, the son of Anton Brugger. The term of the amended and restated license agreement remains in effect through December 31, 2024. Gerhard Brugger is also one of our major stockholders.

The License Agreement calls for royalties to be paid to the Licensor of 30% of our gross revenues with respect to sublicensing agreements in which the Licensee does not manufacture the dispenser. With respect to the sale of the dispenser and products derived thereof, rates will vary between 5% and 8.5%.

To maintain its exclusive rights, the Licensee will also be obligated to pay a “Minimum Royalty” which is paid in monthly equal installments in advance. Aggregate future minimum royalty payments are as follows:

For the year ending June 30,	Minimum Royalty

2007	$350,000
2008	450,000
2009	525,000
2010	575,000
2011	625,000
2012 and thereafter	13,325,000

$15,850,000

In addition to the minimum royalty payment, the Licensee will also pay to the Licensor $7,000 per month from inception of the License Agreement through June 2004 and $12,500 per month from July 2004 through the duration time that technical support is required by the Licensee. The payments for technical support may be terminated at any time by either party upon written notice delivered at least three months prior to termination.

Royalty and technical support expenses aggregated $400,000 and $300,000 for the years ended June 30, 2006 and 2005, respectively. At June 30, 2006, the Licensor was due approximately $530,000 consisting of $350,000 in royalties, $175,000 in technical support and $5,000 in reimbursable travel expenses.

On June 16, 2006, the Licensor signed a waiver of defaults whereby payments in arrears due through June 2006 of $525,000 would be paid as follows: $100,000 no later than September 30, 2006, an aggregate total of $250,000 of the unpaid balance no later than the earlier of December 31, 2006 or within ten business days of the Merger, $75,000 on January 1, 2007, $100,000 on April 1, 2007, and $100,000 on July 1, 2007. In addition, the licensor agreed to accept royalties as calculated on actual shipments after June 30, 2006 through June 30, 2007 to be paid monthly and the cumulative difference between minimum monthly royalties and actual monthly royalties to be paid no later than June 30, 2007 as long as the technical consultant payments are made in accordance with the License Agreement. All technical consultant payments were paid when due through June 30, 2007. On April 1, 2007, the Company did not make the required royalty payment of $100,000. The licensor agreed to extend the payment date to June 30, 2007. The licensor has been paid actual royalties as calculated on actual shipments after June 30, 2006 to date. The actual royalties paid to Licensor since June 30, 2006 are approximately $118,000. The $100,000 royalty payment due on June 30, 2007, as extended, the $100,000 royalty payment due on July 1, 2007, and the actual royalty payment for the cumulative difference between minimum and monthly royalties for the period of June 30, 2006 through June 30, 2007 were not made when due as per the waiver. The licensor has agreed to extend the payment date until such time that the Company commences certain customer shipments and revenue levels. These terms are presently being finalized. The amount of these royalties due are approximately $430,000 at June 30, 2007.

Sublicense Agreement with SCG

On May 1, 2005, SCG (the “Sub-licensor”) entered into a sub-license agreement with Innopump (the “Sub-licensee”) whereby SCG assigned to Innopump all rights, titles and interests that the Sub-licensor has in the Amended and Restated License Agreement dated January 1, 2003 between SCG and Gerhard Brugger. The sub-license agreement transferred to Innopump the right to manufacture and distribute the dual dispenser. The sub-license agreement remains in effect through December 31, 2024. In consideration for the assignment and patent rights thereunder, Innopump agreed to pay SCG a sublicense fee of $600,000, $150,000 to be paid on January 31, 2006, $150,000 on May 1, 2006, $150,000 on May 1, 2007 and $150,000 on May 1, 2008. In addition Innopump agreed to pay the royalties due under the original Amended and Restated License Agreement either directly to the original licensor or to SCG. Innopump also agreed to pay SCG a royalty of 3% of the first $100 million of gross revenues. The first two payments aggregating $300,000 were not paid when due.

On July 13, 2006, the agreement was amended and the $300,000 payment was deferred, with $150,000 being due upon the Merger but in no event later than October 31, 2006 and $150,000 on March 31, 2007. In addition the 3% royalty was amended to be paid on the first $130 million in sales.

On August 11, 2006, SCG was paid $150,000 as per the terms of the agreement. The payment due on March 31, 2007 was not made when due. On April 1, 2007, the Sub-licensor agreed to defer the payment due on March 31, 2007 and May 1, 2007 in the aggregate of $300,000 until September 30, 2007.

We may at times be involved in litigation based on allegations of infringement or other violations of intellectual property rights. Furthermore, the application of laws governing intellectual property rights in foreign countries is uncertain and evolving and could involve substantial risks to us.

Government approval and regulation of the registrant’s principal products or services

There is no required government regulation with respect to our products at this time. While some applications which utilize our dispensing system may fall under the jurisdiction of the Food and Drug Administration (“FDA”), we are not currently manufacturing any such finished product and are thereby exempt from the FDA filing of any regulatory submissions and/or pre-market notification requirements (this would include 510K, NDA and PMA submission). With respect to registering the manufacturing facility with the FDA under the Code of Federal Regulations, 21 CFR 820.1, Scope: Part A, it is stated that the regulation does not apply to manufacturers of component parts of finished devices. If at any time in the future we manufacture products which would require such filings or registration, we will take the appropriate steps to comply.

Costs and effects of compliance with environmental laws

We incurred no capital or other expense with respect to compliance with environmental laws to date.

Employees

Currently, we have 7 employees in the U.S., all of which are full time employees. Management believes that relations with its employees are good. In addition, we have 3 full time consultants overseas utilized for administration, operations and technical consulting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Organization

We were originally incorporated in Nevada under the name Carsunlimited.com, Inc. (“CARS”) on March 7, 2000, with a principal business objective to operate an Internet database business involving the automobile industry. Prior to August 9, 2006, we were a development stage company with limited operations and revenues and only nominal assets. Our intended purpose was to offer users the ability to search a database that contained products and information about the automobile industry, new and used car sales (classified ads), as well as automotive products such as extended warranty information and anti-theft body part marking.

On August 9, 2006, we executed an Agreement and Plan of Merger (“Merger Agreement”) with PAC, our wholly-owned subsidiary, Innopump, a Nevada corporation which was formed on April 1, 2005, and certain Innopump stockholders. Pursuant to the merger contemplated by the Merger Agreement, Innopump became a wholly-owned subsidiary of ours ("Merger"). The Merger is more fully described below. As a result of the merger, the holders of Innopump common stock and debt acquired a majority interest of us. The accounting of this transaction differs from its legal form, as Innopump is considered the accounting acquirer and we are considered the acquired entity. The transaction has been accounted for as a reverse acquisition under the purchase method of accounting, whereby our assets were revalued and the purchase price allocated to those assets acquired and liabilities assumed. Innopump’s historical financial statements were carried forward subsequent to the merger as those of the combined entity. On March 2, 2007, we changed our name to Versadial, Inc. (“Versadial” or “the Company”) to capitalize on the awareness of our trademarked name for our products in the marketplace.

Versadial is engaged in the manufacture of a dual chambered dispenser that enables the user to blend two liquids in varying proportions. The dispensers are currently manufactured in Germany and are currently being utilized in the food and cosmetic industries.

On May 25, 2005, Innopump acquired all of the assets and assumed certain liabilities of Sea Change Group, LLC ("SCG"), a privately held New York Limited Liability Company formed in 1999. This transaction between Innopump and SCG, which were entities under common control, was accounted for in a manner similar to a pooling of interests whereby the assets and liabilities of SCG were transferred to Innopump at historical amounts. Prior to the merger with us, the financial statements of Innopump were prepared as if the transaction had occurred at the beginning of the period presented, and present the financial data of previously separate entities.

Our fiscal year ends on June 30, and therefore references to fiscal 2006 and 2005 refer to the fiscal years ended June 30, 2006 and June 30, 2005, respectively. Our fiscal year end was December 31, which was changed to June 30 to conform to the year end of Innopump, the accounting acquirer.

The common stock and per share information have been retroactively adjusted to give effect to the reverse merger on August 9, 2006 and to give effect to the one for forty-five reverse stock split that became effective on March 2, 2007.

Merger Agreement

The Merger Agreement required us to issue to the Innopump stockholders 43.3333 shares of common stock for each share of Innopump common stock outstanding at the closing date of August 9, 2006. At the closing, there were 262,500 outstanding shares of Innopump common stock plus 28,792 shares issued on conversion of certain debt for a total of 291,292 shares which resulted in the issuance of 12,625,243 shares (as rounded up) of common stock and resulted in our stockholders retaining approximately 6.75% (914,228 shares) of the outstanding stock and Innopump stockholders receiving approximately 93.25% of the outstanding stock on a pre-diluted basis. All references to amounts of outstanding shares of common stock give effect to the one for forty-five reverse stock split that became effective on March 2, 2007.

The parties’ completion of the transactions contemplated under the Merger Agreement were subject to the satisfaction of certain contingencies including, without limitation, requisite approvals and consents and that we shall have no less than $7,500,000 in cash or cash equivalents and no more than $80,000 in liabilities immediately prior to closing. These conditions were deemed satisfied at the closing.

We incurred merger costs of approximately $503,000, which were charged to equity, consisting of approximately a $350,000 advisory fee payable to the investment banker and $153,000 in legal fees. The investment banker agreed to defer payment of $175,000 of the advisory fee until February 2007. The deferred portion of the fee was paid on February 9, 2007 pursuant to the agreement with the investment banker. All other fees were paid at or subsequent to the closing.

Innopump, Inc, was established to capitalize on the commercial opportunities for innovation in packaging and dispensing within the consumer products industries. Innopump holds the exclusive worldwide license for a patented multi-chambered variable dispensing system for all category uses, marketed under the registered trademark "Versadial(R)". The patented system utilizes multiple volumetric pumps, controlled by a rotating head and disc system, providing the dispensing of precise fixed or variable ratios of distinct and separate fluids. The Versadial(R) custom blending dual dispensing head provides consumer packaged goods manufacturers with a new and innovative dispensing technique permitting precision measured blending by the consumer of lotions, creams and liquids.

The following discussion and analysis pertains to our operations for the three and nine months ended March 31, 2007 and has been updated through August 6, 2007 as pertains to our current business discussion.

Liquidity and Capital Resources

The following table sets forth our working capital deficit as of March 31, 2007:

At March 31, 2007
Current assets	$1,315,788
Current liabilities	5,800,605

Working capital deficit	$(4,484,817)

At March 31, 2007, we had incurred cumulative losses of approximately $11.7 million since inception and $4.9 million for the nine months ended March 31, 2007. We have a working capital deficit of approximately $4.5 million and a stockholders’ deficit of approximately $10.3 million as of March 31, 2007.

During the nine months ended March 31, 2007, we utilized cash of approximately $2.6 million for operating activities primarily due to the revenues not yet great enough to cover general and administrative expenses. We utilized cash of approximately $2.7 million from investing activities primarily to purchase molds and equipment and for merger costs. We received cash from financing activities of approximately $4.5 million from the merger, the secured credit line and a customer advance. These funds were utilized to purchase equipment and cover operating costs.

On August 9, 2006, concurrent with the merger, we sold 10% senior redeemable convertible debt (“Convertible Debt”) in the principal amount of $7.5 million to Fursa Master Global Event Driven Fund LP, (the “Investor”). The note bears interest at 10% per annum and is due on February 9, 2009. The proceeds were first used to pay approximately $1 million in financing and legal fees, $4.5 million in current notes payable and accrued interest and $250,000 in other current obligations which became due on the date of the merger. We received net proceeds of approximately $1.7 million, which management used for working capital needs.

At June 30, 2006, we had approximately $7.1 million in current notes payable and accrued interest. On August 9, 2006, prior to the merger, we converted $1.2 million of these notes into common stock. As noted above, we repaid approximately $4.5 million with the proceeds from the $7.5 million financing. At March 31, 2007, current notes payable of approximately $1.5 million were primarily due to shareholders which were due on June 30, 2007. We have obtained extensions on these obligations through October 31, 2007. The balance of current notes payable of approximately $2.6 million at March 31, 2007 (gross of amortizable debt discount) are due on February 1, 2008 as described below under the terms of a Secured Line of Credit.

On February 1, 2007 we entered into a Secured Line Of Credit Agreement (“Credit Agreement”) with Fursa Alternative Strategies, LLC, acting on behalf of an affiliated investment fund (referred to herein as the “Lender”), which acts as the investment advisor to the Investor, allowing us to draw upon a $3.0 million line of credit with a Maturity Date of 1 year from the date of the Credit Agreement, which may be extended for an additional 3 months. The per annum base Interest Rate applicable in each month that advances are drawn down or outstanding pursuant to the Credit Agreement is equal to the three month LIBOR rate as published on the first date of such month in the “Money Rates” section of The Wall Street Journal (rounded up or down to the nearest one-sixteenth of one percent) plus 700 basis points (7.0%). Upon a default under the terms of the Note, the Interest Rate would increase by 4%. In addition, on the maturity date, we shall pay the Lender a non-refundable fee equal to .75% on the average monthly undrawn portion of the Maximum Amount of the line of credit ($3.0 million). At March 31, 2007, we had utilized $2.45 million of the available line of credit.

On July 9, 2007 we entered into Amendment No. 1 to the Credit Agreement dated February 1, 2007 (“Amendment No. 1”) with the Lender. Amendment No. 1 increased the amount of the line of credit available to us from $3,000,000 to $4,000,000 that may be drawn upon with a Maturity Date of February 1, 2008, which may be extended for an additional 3 months. In conjunction with Amendment No. 1, we paid a $30,000 arrangement fee to the Lender, which is deemed fully earned upon the Lender’s entry into Amendment No. 1. We also agreed to pay to the Lender a waiver fee of $50,000, payable on the earlier of September 30, 2007 or our obtaining additional financing, as referred to in Amendment No.1. The waiver fee is payable for our failure to appoint a chief operating officer and meet certain financial covenants, as referred to in Amendment No. 1. The waiver also requires us, no later than September 30, 2007, to establish a comprehensive financing plan that addresses our funding needs for at least 18 months following September 30, 2007. On July 10, 2007, we drew down the additional $1,000,000 available under the terms of the amended Credit Agreement and have received $4,000,000 in proceeds from the Credit Agreement.

We recognize that we must generate additional revenue and sufficient gross profits to achieve profitable operations. Our plans to increase revenues include the continued building of the existing customer base capitalizing on product introductions in 2007 resulting in anticipated volume increases of more than 200%, or five (5) million pieces per annum for 2008 and 2009, from current customers; the addition of firm commitments from new customers totaling more than twenty (20) million units for the combined 2008 and 2009 seasons; the solidification of high potential customer interest equivalent to an additional twenty (20) million units for the same period deliverable upon demonstration of ability to manufacture; the realization that the above demand is coming from a limited amount of potential customers whose requirements are so great it may limit our opportunity to create capacity for other interested customers, and the resultant focus by us to identify production partners who will fund manufacturing equipment in consideration for customer commitment. Initial results of that focus are as follows.

On September 20, 2006, we entered into a 30-month manufacturing agreement with an outside contractor located in Germany. The agreement calls for the contractor to develop certain production molds for us for a new size (20 millimeter) dispenser. We have agreed to place all customer orders relating to the product with the contractor until at least eighty percent (80%) of the manufacturer’s production capacity is utilized based on five (5) days per week, three (3) shifts per day. The molds are being financed by the contractor pursuant to a lease agreement.. We have agreed to pay the lease payments or reimburse the contractor for such payments based on the production schedule and lease term. Title to the molds will transfer to us upon final payment. As of March 31, 2007, we have made payments of approximately $1.6 million for the molds which is included in property and equipment. In conjunction with the above manufacturing agreement, we have also ordered related assembly equipment from a vendor in the amount of approximately $1.1 million. We have made payments of approximately $360,000 as of March 31, 2007 for the equipment which is included in property and equipment. The equipment is capable of producing fifteen (15) million units annually.

On September 29, 2006, we received $700,000 from Avon Products, Inc. (“Avon”), a consumer products company, in exchange for our undertaking to deliver pre-production samples of a specially designed dual chamber 20 millimeter dispensing pump and to fund pre-production tooling and mold expenses. These pumps are being designed in conjunction with the manufacturing agreement described above. We had no obligation to repay the advance, if the samples did not satisfy Avon’s requirements. In May, 2007, Avon approved the pre-production samples and on May 14, 2007 advanced us an additional $1.0 million to fund pre-production tooling and mold expenses. On July 10, 2007 we entered into a Master Supply Agreement with Avon. Pursuant to the Master Supply Agreement, over the term of the Agreement, we will furnish to Avon, and Avon will purchase from us, seventeen million units of certain of our products. The Agreement shall remain in effect through the second anniversary of the first shipment of such products in commercial production quantities. Pursuant to the terms of the Credit Memo previously entered into with Avon, we will repay Avon’s $1.7 million advances by a credit against the purchase price of products sold to Avon pursuant to the Master Supply Agreement and pursuant to other agreements that may be entered into between us and Avon, commencing six months after the date of the first shipment of our products to Avon. In the event of a default by us, Avon may, at its discretion, recover the remaining amount of the advance as a credit against other product purchases from us or the amount will be due under the terms of a promissory note to be issued at the time of default. We anticipate that the exclusive supply relationship with Avon will consume all available manufacturing capacity of the specially designed pump through the first year. We anticipate production to begin in late 2007.

On April 24, 2007, we entered into a Supply Agreement and a related Tooling Amortization Agreement with Alltrista Plastics Corporation d/b/a Jareden Plastics Solutions, a contractor located in the United States. The Supply Agreement provides, among other things, that, over the five year term of the Agreement, we shall purchase from the Supplier no less than 100 million units of our 40 millimeter and 49 millimeter dual chambered dispensing pumps and the Supplier will supply no less than twenty (20) million units annually. We have received firm commitments from several customers for initial production in excess of 17 million units of our 40 millimeter and 49 millimeter dual chambered dispensing pumps at June 30, 2007. These Agreements provide that the Supplier will fund the estimated $4,000,000 cost of the injection molding, tooling and automatic equipment necessary to produce the products to be purchased by us. Although financed by the Supplier, the equipment will be owned by us. The cost of the tooling and automatic equipment, with a three (3%) percent per annum interest factor, will be amortized over a period of 18 months against pumps purchased and delivered to us pursuant to the Supply Agreement, with a per unit amortization cost included in the cost price for the pumps. We anticipate the facility becoming operational in calendar third quarter 2007.

We are currently in negotiations with several other large consumer products companies regarding the introduction of a similar 20mm dual chamber pump. The fulfillment of these orders, if obtained, will require a similar capital investment as described above, and we are currently evaluating, in lieu of debt or equity financing, several opportunities for capitalization of same from existing and new production partners in consideration for a volume and amortization commitment. We believe that in the future we can finance all the capital requirements through such arrangements due to the strength of the current customer commitments; the performance of our products currently in the marketplace; the consumer interest demonstrated in our products, as revealed by our customers market research investigations and resultant large initial order commitments; and the multiple indicators of support we are receiving from potential manufacturing partners.

Based on the current operating plan and available cash and cash equivalents currently available, we will need to obtain additional financing through the sale of equity securities, private placements, and/or bridge loans within the next 12 months. Additional financing, whether through public or private equity or debt financing, arrangements with stockholders or other sources to fund operations, may not be available, or if available, may be on terms unacceptable to us. The ability to maintain sufficient liquidity is dependent on our ability to successfully build our customer base and product line with the required capital equipment. If additional equity securities are issued to raise funds, the ownership percentage of existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock. Debt incurred by us would be senior to equity in the ability of debt holders to make claims on our assets. The terms of any debt issued could impose restrictions on our operations.

There can be no assurance that we will be successful in building our customer base and product line or that the available capital will be sufficient to fund current operations and the necessary capital expenditures until such time that revenues increase. If we are unsuccessful in building our customer base or are unable to obtain additional financing, if necessary, on terms favorable to us there could be a material adverse effect on our financial position, results of operations and cash flows. The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Results of Operations - nine month periods

Nine months ended March 31, 2007 and 2006

REVENUES. Revenues during the nine months ended March 31, 2007 were $1,168,356 as compared to revenues of $182,115 during the nine months ended March 31, 2006, an increase of approximately 542%. In the period ended March 31, 2007, revenues were mainly attributable to two new customers in the suncare and skincare industry. In the period ended March 31, 2006, revenues were attributable to three small customers, two in the food industry and one in the cosmetic industry. We believe that our sales will continue to grow in the future as we strengthen our sales force, increase our production capacity as discussed above, with both new and improved equipment, and are able to introduce new products into the market which will enable us to diversify and increase our customer base.

GROSS MARGIN. Cost of revenues - direct costs, which consist of direct labor, overhead and product costs, were $1,100,748 (94% of revenues) for the nine months ended March 31, 2007 as compared to $143,865 (79% of revenues) for the period ended March 31, 2006. The increase for 2007 is a result of the increase in revenues. The increase as a percent of revenues is related to additional labor costs required on one product line which is not yet fully automated and customer chargebacks to us mainly for shipping costs due to late production. Cost of revenues - indirect costs, which consist of indirect labor, quality control costs, factory maintenance, product development and depreciation, were $516,880 for the nine months ended March 31, 2007 as compared to $330,662 for the period ended March 31, 2006. The increase was due primarily to increased depreciation of approximately $92,000 due to the purchase of more manufacturing equipment, and approximately $64,000 in equipment repair and the purchase of small parts as compared to approximately $2,000 in 2006 as the revenues and related production increased. Gross margin was a deficit of $(449,272) for the nine months ended March 31, 2007 as compared to a deficit of $(292,412) for the period ended March 31, 2006, representing gross margins of approximately (38)% and (161)% of revenues, respectively. The negative gross margin percentage in both periods is attributable to revenues which could not cover indirect costs. We believe that these indirect costs, which are primarily related to depreciation and the purchase of small parts and supplies as production increased, will decrease as products become introduced into the marketplace and that revenues will increase to cover these costs. We also believe direct costs will decrease on a percentage of revenue bases as labor becomes streamlined with the addition of new assembly equipment and that production capacity will increase with the purchase of additional molds with higher cavity production capabilities. We anticipate that in calendar third quarter 2007 the U.S. facility will become operational and that all production will be fully automated on all product lines with higher production capabilities and lower labor costs. Shipping time will also improve due to the current U.S. customer base, which in the past had lengthy delays due to the use of ocean cargo. In addition, direct material and labor costs will be stabilized as we were purchasing from foreign suppliers in the past and subject to foreign currency fluctuations of the Eurodollar.

OPERATING EXPENSES. General and administrative expenses totaled $2,313,071 for the nine months ended March 31, 2007, as compared to $1,435,917 for the period ended March 31, 2006, an increase of approximately 61%. This increase of approximately $877,000 is primarily attributable to an increase in the royalties due the licensor and under contract of $75,000, an increase in consulting fees of $572,000 as more general consultants were used in 2007 for sales, administrative and development functions and an increase in salaries and benefits of approximately $230,000 as we established a financial and sales staff which did not exist during all of 2006.

NET LOSS. The net loss during the nine months ended March 31, 2007 aggregated $4,854,162 as compared to $1,987,229, for the nine months ended March 31, 2006, an increase of approximately $2,867,000. The increase in net loss is attributable to the increases in general and administrative and cost of revenues as described above. In addition, interest expense increased by approximately $792,000 in 2007 due to increased debt obligations. We also incurred financing and debt discount costs which are being amortized over the life of the related debt obligations of approximately $913,000 for the nine months ended March 31, 2007 as compared to approximately $56,000 for the period ended March 31, 2006 due to the increased debt in the current period. We believe that revenues will continue to increase as new products are introduced and we are able to grow our customer base, and direct costs will decrease as production becomes more automated, allowing operating expenses and indirect costs to be covered and an improvement in the gross margin. Our plans in regard to these matters are discussed in more detail above.

Three months ended March 31, 2007 and 2006

REVENUES. Revenues during the three months ended March 31, 2007 were $727,386 as compared to revenues of $124,695 during the three months ended March 31, 2006, an increase of approximately 483%. In the period ended March 31, 2007, revenues were mainly attributable to two new customers in the suncare and skincare industry. In the period ended March 31, 2006, revenues were attributable to two customers, one in the food industry and one in the cosmetic industry. We believe that our sales will continue to grow in the future as we strengthen our sales force, increase our production capacity as discussed above, with both new and improved equipment, and are able to introduce new products into the market which will enable us to diversify and increase our customer base.

GROSS MARGIN. Cost of revenues - direct costs, which consist of direct labor, overhead and product costs, were $687,057 (94% of revenues) for the three months ended March 31, 2007 as compared to $95,366 (76% of revenues) for the period ended March 31, 2006. The increase for 2007 is a result of the increase in revenues. The increase as a percent of revenues is related to additional labor costs required on one product line which is not yet fully automated and customer chargebacks to us mainly for shipping costs due to late production. Cost of revenues - indirect costs, which consist of indirect labor, quality control costs, factory maintenance, product development and depreciation, were $201,008 for the three months ended March 31, 2007 as compared to $143,781 for the period ended March 31, 2006. The increase was due primarily to increased depreciation of approximately $31,000 due to the purchase of more manufacturing equipment and approximately $38,000 in equipment repair and the purchase of small parts as compared to approximately $4,000 in 2006 as the revenues and related production increased. Gross margin was a deficit of $(160,679) for the three months ended March 31, 2007 as compared to a deficit of $(114,452) for the period ended March 31, 2006 representing gross margins of approximately (22)% and (92)% of revenues, respectively. The negative gross margin percentage in both periods is attributable to revenues which could not cover indirect costs. We believe that these indirect costs, which are primarily related to depreciation and the purchase of small parts and supplies as production increased, will decrease as products become introduced into the marketplace and that revenues will increase to cover these costs. We also believe direct costs will decrease on a percentage of revenue basis as labor becomes streamlined with the addition of new assembly equipment and that production capacity will increase with the purchase of additional molds with higher cavity production capabilities. We anticipate that in calendar third quarter 2007 the U.S. facility will become operational and that all production will be fully automated on all product lines with higher production capabilities and lower labor costs. Shipping time will also improve due to the current U.S. customer base, which in the past had lengthy delays due to the use of ocean cargo. In addition, direct material and labor costs will be stabilized as we were purchasing from foreign suppliers in the past and subject to foreign currency fluctuations of the Eurodollar.

OPERATING EXPENSES. General and administrative expenses totaled $829,362 for the three months ended March 31, 2007, as compared to $592,512 for the period ended March 31, 2006, an increase of approximately 40%. This increase of approximately $236,000 is primarily attributable to an increase in the royalties due the licensor under contract of $25,000 and an increase in consulting fees of $270,000 as more general consultants were used in 2007 for sales, administrative and development functions. These increases were offset by some decreases mainly in professional fees as costs were higher in 2006 due to ongoing merger and debt negotiations and agreements.

NET LOSS. The net loss during the three months ended March 31, 2007 aggregated $1,972,950 as compared to $813,862 for the three months ended March 31, 2006, an increase of approximately $1,159,000. The increase in net loss is attributable to the increases in general and administrative and cost of revenues as described above. In addition, interest expense increased by approximately $280,000 in 2007 due to increased debt obligations. We also incurred financing and debt discount costs which are being amortized over the life of the related debt obligations of approximately $493,000 for the three months ended March 31, 2007 as compared to approximately $15,000 for the period ended March 31, 2006 due to the increased debt in the current period . We believe that revenues will continue to increase as new products are introduced and we are able to grow our customer base, and direct costs will decrease as production becomes more automated, allowing operating expenses and indirect costs to be covered and an improvement in the gross margin. Our plans in regard to these matters are discussed in more detail above.

Results of Operations - fiscal years

Fiscal years ended June 30, 2006 and 2005

REVENUES. During the year ended June 30, 2006, we had revenues of $223,404 as compared to revenues of $113,297 during the year ended June 30, 2005, an increase of approximately 97%. In 2005, the revenue was primarily attributable to one customer in the food industry. In 2006, approximately 42% of the revenue was attributable to two customers in the food industry and approximately 58% was attributable to three customers in the cosmetic and beauty industries. We believe that our sales shall continue to grow as we strengthen our sales force and are able to introduce new products and our customer base is diversified.

GROSS MARGIN. Cost of revenues - direct costs, which consist of direct labor, overhead and product costs, were $170,163 (76% of revenues) for the year ended June 30, 2006 as compared to $100,347 (89% of revenues) for the year ended June 30, 2005. The increase for 2006 is a result of the increase in revenues. The decrease as a percent of revenues is related to lower production labor costs. The labor for the one product manufactured in 2005 for one customer required more processes and manual labor than the products manufactured in 2006. Cost of revenues - indirect costs, which consist of indirect labor, quality control costs, factory maintenance, product development and depreciation, were $509,410 for the year ended June 30, 2006 as compared to $323,552 for the year ended June 30, 2005. The increase was due primarily to increased depreciation of approximately $63,000 due to the purchase of more manufacturing equipment and approximately $216,000 in product design including samples and prototype parts, and additional labor for testing and development in 2006 as compared to $93,000 in 2005. Gross margin was a deficit of $(456,169) for the year ended June 30, 2006 as compared to a deficit of $(310,602) for the year ended June 30, 2005, representing gross margins of approximately (204) % and (274) % of revenues, respectively. The improvement in our gross margin percentage is attributable to increased revenues, decreased direct costs as a percentage of revenues, which are offset by an increase in indirect costs of revenues as described. We believe that these indirect costs, which are primarily related to the development of a new smaller dispenser, will decrease as products become introduced into the marketplace and as revenues increase to cover these costs. We also believe direct costs should decrease on a percentage of revenue basis as labor becomes streamlined with the addition of new assembly equipment and that production capacity should increase with the purchase of additional molds with higher cavity production capabilities.

OPERATING EXPENSES. General and administrative expenses totaled $2,240,987 for the year ended June 30, 2006, as compared to $1,127,980 for the year ended June 30, 2005, an increase of approximately 99%. This increase of approximately $1,113,000 is primarily attributable to an increase in the technical consultant fee and royalties due the licensor under contract of $100,000, an increase in consulting fees of $92,000 as more general consultants were used in 2006 for sales and other administrative functions, an increase in salaries of $463,000 we established a financial and sales staff which did not exist in 2005, an increase in legal and professional fees of $278,000 as there became a greater need for these services in conjunction with financing and the merger, and an increase in travel expenses of approximately $40,000 as more overseas travel was required in 2006 as manufacturing procedures and processes were being developed. The balance of the increase was comprised of increases in various costs due to the growth of our operations.

NET LOSS. We had a net loss of $3,158,792 for the year ended June 30, 2006 as compared to $1,602,718 for the year ended June 30, 2005, an increase of approximately $1,556,000. The increase in net loss is attributable to the increases in general and administrative and cost of revenues as described above. In addition, interest expense increased by approximately $202,000 in 2006 due to increased debt obligations. We believes that revenues should continue to increase as we introduce new products and are able to grow our customer base, and direct costs should decrease as production becomes more automated, allowing operating expenses and indirect costs to be covered and an improvement in the gross margin.

Fiscal years ended June 30, 2005 and 2004

REVENUES. During the year ended June 30, 2005, we had revenues of $113,297 as compared to revenues of $88,414 during the year ended June 30, 2004, an increase of approximately 28%. In 2004, the revenue was attributable to one customer in the cosmetic industry and in 2005 the revenue was primarily attributable to one customer in the food industry. We believe that our sales should continue to grow as we strengthen our sales force and are able to introduce new products and our customer base is diversified.

GROSS MARGIN. Cost of revenues - direct costs, which consist of direct labor, overhead and product costs, were $100,347 for the year ended June 30, 2005 as compared to $63,121 for the year ended June 30, 2004. The increase for 2005 is a result of both the increase in revenues and the increase in production labor costs. The labor for the product manufactured in 2005 required more processes and manual labor than the product manufactured in 2004. Cost of revenues - indirect costs, which consist of indirect labor, quality control costs, factory maintenance, product development and depreciation, were $323,552 for the year ended June 30, 2005 as compared to $146,807 for the year ended June 30, 2004. The increase was due primarily to increased depreciation of approximately $68,000 due to the purchase or more manufacturing equipment and approximately $91,000 in product design and additional labor for testing and development in 2005 as compared to $23,000 in 2004. Gross margin was a deficit of $(310,602) for the year ended June 30, 2005 as compared to a deficit of $(121,514) for the year ended June 30, 2004, representing gross margins of approximately (274)% and (137)% of revenues, respectively. The decline in our gross margin percentage is attributable to increased direct and indirect cost of revenues as described. We believe that these indirect costs should decrease as products become introduced into the marketplace and as revenues increase to cover these costs. We also believe direct costs should decrease on a percentage of revenue basis as labor becomes streamlined with the addition of new equipment.

OPERATING EXPENSES. General and administrative expenses totaled $1,127,980 for the year ended June 30, 2005, as compared to $573,057 for the year ended June 30, 2004, an increase of approximately 97%. This increase of approximately $555,000 is primarily attributable to an increase in the technical consultant fee and royalties due the licensor under contract of $130,000, an increase in consulting fees of $42,000 as more general consultants were used in 2005 for sales and other administrative functions, the inception of the payment of salaries of $100,000 which did not exist in 2004, an increase in legal and professional fees of $156,000 as there became a greater need for these services, and an increase in travel expenses of approximately $40,000 as more overseas travel was required in 2005 as manufacturing procedures and processes were being developed.

NET LOSS. We had a net loss of $1,602,718 for the year ended June 30, 2005 as compared to $838,848 for the year ended June 30, 2004, an increase of approximately $765,000. The increase in net loss is attributable to the increases in general and administrative and cost of revenues as described above. In addition, interest expense increased by approximately $69,000 in 2005 due to increased debt obligations. We believe that revenues will continue to increase as we introduce new products and automate production which should cover operating expenses and indirect costs and improve the gross margin.

Off-balance sheet arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

We believe that inflation has not had a material effect on our operations to date.

Critical accounting policies and estimates

General. Our financial statements are impacted by the accounting policies used, and the estimates and assumptions made, by management during their preparation. A summary of the significant accounting policies can be found in the Notes to the Financial Statements. Presented below is a description of the accounting policies that we believe are most critical to understanding the financial statements.

Basis of Presentation

Our fiscal year ends on June 30, and therefore references to fiscal 2006 and 2005 refer to the fiscal years ended June 30, 2006 and June 30, 2005, respectively. Our fiscal year end was December 31, which was changed to June 30 to conform to the year end of Innopump, the accounting acquirer.

Our condensed consolidated financial statements reflect the historical results of the predecessor entity, Innopump, prior to August 9, 2006 and the consolidated results of the operations of Versadial subsequent to the acquisition date of August 9, 2006.

The common stock and per share information in the consolidated financial information and related notes have been retroactively adjusted to give effect to the reverse merger on August 9, 2006 and to give effect to the one for forty-five reverse stock split that became effective on March 2, 2007.

Principles of Consolidation

In December 2003, the Financial Accounting Standards Board (“FASB”) revised FASB Interpretation 46, “Consolidation of Variable Interest Entities” (FIN 46R”). FIN 46R requires certain variable interest entities (“VIE”) to be consolidated by the primary beneficiary entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

We are the primary beneficiary of SCG under FIN 46R. SCG, as a result of the business acquisition described previously, is no longer an operating entity and is dependent on us for all of its income consisting of future royalties and license fees. The consolidated financial statements include the accounts of Versadial and SCG. All intercompany transactions and balances have been eliminated in consolidation.

Depreciation and Amortization

Property and equipment is recorded at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets. Innopump provides for depreciation and amortization over the following estimated useful lives:

Machinery and equipment	7 Years
Molds	3 Years
Computer equipment	3 Years

Costs of maintenance and repairs are expensed as incurred while betterments and improvements are capitalized.

Revenue Recognition

Revenues are generally recognized at the time of shipment. Deposits are required deposits from certain customers which are recorded as current liabilities until the time of shipment. All shipments are picked up by the customers freight forwarders and are F.O.B. from the Company’s manufacturer. The Company bears no economic risk for goods damaged or lost in transit.

Impairment of Long-Lived Assets

Certain long-lived assets are reviewed at least annually to determine whether there are indications that their carrying value has become impaired, pursuant to guidance established in SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". We considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations (undiscounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value. Management also reevaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Foreign Currency Transactions

We comply with SFAS No. 52 “Foreign Operations and Currency Translation”. All foreign currency transaction gains and losses are included in our net income (loss) in the period the exchange rate changes.

Fair Value of Financial Instruments

The fair value of our assets and liabilities, which qualify as financial instruments under SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," approximate the carrying amounts presented in the consolidated balance sheet.

Derivative Financial Instruments

We account for non-hedging contracts that are indexed to, and potentially settled in, its own common stock in accordance with the provisions of EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". These non -hedging contracts accounted for in accordance with EITF No. 00-19 include freestanding warrants and options to purchase our common stock as well as embedded conversion features that have been bifurcated from the host financing contract in accordance with the requirements of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Under certain circumstances that could require us to settle these equity items in cash or stock, and without regard to probability, EITF 00-19 could require the classification of all or part of the item as a liability and the adjustment of that reclassified amount to fair value at each reporting date, with such adjustments reflected in our consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” which amends SFAS No. 133 and SFAS No. 140. SFAS No. 155 permits hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation to irrevocably be accounted for at fair value, with changes in fair value recognized in the statement of income. The fair value election may be applied on an instrument-by-instrument basis. SFAS No. 155 also eliminates a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. SFAS No. 155 is effective for those financial instruments acquired or issued after December 1, 2006. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument will be recognized as a cumulative-effect adjustment to beginning retained earnings. We do not expect the new standard to have any material impact on its financial position and results of operations.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes”, an Interpretation of FASB Statement No. 109. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. We do not expect the new standard to have any material impact on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, an amendment of FASB Statements No. 87, 88, 106, and 132(R).  SFAS No. 158 requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income of a business entity and in changes in net assets of a not-for-profit organization.  The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective for us for the fiscal year ending on July 31, 2007.  The requirement to measure plan assets and benefit obligations as of the date of our fiscal year-end balance sheet is effective for us for the fiscal year ending July 31, 2009.  We do not expect the new standard to have any material impact on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measures". This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for us would be our fiscal year beginning January 1, 2008. We are currently evaluating the impact of SFAS No. 157 but do not expect that it will have a material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities". This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact of SFAS No. 159 on our financial position and results of operations.

DESCRIPTION OF PROPERTY

Our headquarters is currently located in approximately 4,500 square feet of leased office space at 305 Madison Avenue, New York, New York 10165. The balance of our operations is conducted by third party subcontractors. We own all the molds and assembly equipment utilized in our manufacturing process located at these vendors.

In the opinion of management, our property is adequately covered by insurance. The molds and manufacturing equipment utilized in our operations is in good working order, normal wear and tear excepted. Our property is subject to liens in favor of the Investor and Lender.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions of Innopump

There were three outstanding notes with Richard Harriton, a director and major shareholder of the Company reflected on the financial statements prior to the merger with CARS: an 8% per annum note in the principal amount of $1,098,536 due from SCG which matures, as extended, on June 30, 2007 and a $300,000 8% per annum note with Innopump which matured on the earlier of October 30, 2006 or the date of the merger of Innopump with CARS. The $300,000 note was paid at the closing on August 9, 2006. On April 22, 2005, Innopump signed a $250,000 promissory note with Richard Harriton. The note bears interest at 8%, was collateralized by the assets of Innopump, and was due with interest on October 22, 2005. On January 17, 2006, Richard Harriton, agreed to extend the due date of the related debt to June 15, 2006. On June 20, 2006, he agreed to extend the due date of the debt to July 30, 2006. The interest rate on the note accrued at the default rate of interest of 14%, commencing June 16, 2006 until maturity. This note was paid at the closing on August 9, 2006. The due date of the $1,098,536 balance due from SCG has been extended to October 31, 2007.

There were two outstanding notes with Matthew Harriton reflected on the financial statements prior to the merger with CARS: a $100,000 8% per annum note due from SCG which matures, as amended, on June 30, 2007 and has a remaining balance of $70,000, and a $100,000 8% per annum note with Innopump which matured on the earlier of October 30, 2006 or the date of the merger of Innopump with CARS. Mr. Matthew Harriton is a consultant of Innopump and the son of Richard Harriton. The $100,000 outstanding note due from Innopump was paid at the closing on August 9, 2006. The due date of the $70,000 balance due from SCG has been extended to October 31, 2007.

In April 2005, Innopump entered into a three-year consulting agreement with an entity owned by Richard Harriton which provides for an annual fee of $65,000 in the first year and $50,000 the following two years. The fees are payable as follows: $15,000 upon execution of the agreement and quarterly thereafter commencing with equal installments payable on June 30, September 30, December 31 and March 30 thereafter.

During the year ended June 30, 2004, Innopump leased office space on a month-to-month basis from an entity controlled by Richard Harriton. The sublease was terminated in April 2004. Rent expense for the year ended June 30, 2004 was approximately $41,000 as related to this sublease.

Effective May 1, 2004, SCG entered into a lease agreement for its corporate offices and started to sublease office space, on a month to month basis, to various related entities including Innopump. Innopump’s monthly rental payments to SCG are approximately $12,000.

On June 21, 2006, Innopump, entered into a Sublicense Agreement (the "Sublicense Agreement") with VDM Holdings, LLC , an entity majority owned by the stockholders and officers of Innopump. The Sublicense Agreement grants VDM Holdings, LLC the exclusive right to exploit and market the Dispensers through direct response marketing and non-exclusively through other selected channels of distribution in consideration of a 3.5% royalty based on sales and the purchase of certain minimum quantities on an annual basis. The minimum order quantities to maintain exclusivity are 40,000 dispensers for the period of inception through December 31, 2006, 75,000, and 115,000 for the calendar years 2007 and 2008 respectively and a 5% increase annually thereafter for the term of the Sublicense Agreement. The Sublicense Agreement remains in effect through December 31, 2024.

We believe that the terms of the transactions listed above were equivalent to, or as favorable as, terms in transactions with non-affiliates.

Transactions of CARS prior to merger

Set forth below are the related party transactions between CARS’s shareholders, officers and/or directors, and CARS.

ODC Partners, LLC on July 1, 2003, entered into a Revolving Convertible Credit Facility with CARS, which requires ODC to lend CARS up to $100,000 during the credit period. Daniel Myers, the Chairman and President of CARS prior to the merger with Innopump, is the manager of ODC Partners, LLC. As of July 31, 2006 the balance of the loan payable was $100,000. On July 31, 2006 ODC Partners converted the Revolving Convertible Credit Facility into 222,223 shares of common stock.

We believe that the terms of the transactions listed above were equivalent to, or as favorable as, terms in transactions with non-affiliates.

Transactions of Versadial Subsequent to Merger

On August 9, 2006, in connection with the Merger, we sold 10% senior redeemable convertible debt (“Convertible Debt”) under the terms of a Securities Purchase Agreement (the “August 9 Agreement”) in the principal amount of $7.5 million to Mellon HBV Master U.S. Event Driven Fund and Mellon HBV Master Global Event Driven Fund (now known as Fursa Master Global Event Driven Fund, LP, and referred to herein as the “Investor”) in exchange for $7.5 million in cash. The proceeds from the Convertible Debt were used for working capital, capital expenditures, mandatory debt repayment, and general corporate purposes. Contemporaneously, we entered into a Registration Rights Agreement with the Investor. This Registration Statement is filed to satisfy certain of our obligations under the Registration Rights Agreement.

Interest accrues at 10% per annum, payable in cash or paid in kind (“PIK”) at our option, on the one year anniversary of the date of issuance with respect to the first year of accrued interest and quarterly in arrears thereafter. Any interest not paid when due will accrue and will be added to the principal in determining the number of shares of Common Stock issuable upon conversion of the Convertible Debt. The Convertible Debt matures 30 months after the date of issuance (“Maturity Date”). We do not have the option to prepay the Convertible Debt prior to the Maturity Date. We must redeem 100% of the Convertible Debt, unless earlier converted, for an amount equal to 120% of the outstanding principal plus accrued interest, on the Maturity Date.

The Convertible Debt is convertible into 6,373,415 shares of our common stock. The price per share is equal to $16 million divided by the number of outstanding shares of the Surviving Company on a fully-diluted basis (“Original Purchase Price”). This conversion price is subject to weighted-average, anti-dilution protection on all subsequent financings by us. The Investor has the right at any time and from time to time prior to the Maturity Date, to convert, in whole or in part, outstanding Convertible Debt and any accrued interest into our common stock at the Investor’s discretion.

The Investor also received warrants to purchase 1,402,153 shares of common stock at an exercise price of $1.17675 per share. The warrants have a five (5) year term expiring on August 9, 2011. The warrants are exercisable for our common stock at any time prior to expiration and permit cashless exercise.

On October 17, 2006, we entered into an Amendment with the Investor (the “Amendment”) to the August 9 Agreement.

In consideration of the deletion of the EBITDA targets set forth in the August 9 Agreement, we issued to the Investor, additional warrants, for an aggregate of 318,672 shares of our common stock at an initial exercise price of $1.17675 per share, with an expiration date of August 9, 2011.

If we did not meet certain product testing requirements of a prospective customer by March 31, 2007, we would issue to the Investor further additional warrants for an aggregate of 318,671 shares of our common stock at an initial exercise price of $1.17675 per share, with an expiration date of August 9, 2011. On March 31, 2007, these warrants were issued as the testing requirements were not met until May 2007.

On November 10, 2006 we entered into an additional Amendment to the August 9 Agreement and related Registration Rights Agreement with the Investor that deferred, until December 31, 2006, the date by which we had to reincorporate in Delaware, effect a reverse stock split in an amount mutually agreeable to the Investor and us, and file this registration statement without incurrence of a penalty.

On February 1, 2007, we entered into a Secured Line of Credit Agreement (the "Credit Agreement") with Fursa Alternative Strategies, LLC, acting on behalf of an affiliated investment fund (referred to herein as the “Lender”), which acts as the investment advisor to the Investor, allowing us to draw upon a $3,000,000 line of credit with a maturity date of 1 year from the date of the Credit Agreement, which may be extended for an additional 3 months. The per annum base Interest Rate applicable in each month that advances are drawn down or outstanding pursuant to the Credit Agreement is equal to the three month LIBOR rate as published on the first date of such month in the “Money Rates” section of The Wall Street Journal (rounded up or down to the nearest one-sixteenth of one percent) plus 700 basis points (7.0%). Upon a default under the terms of the Note, the Interest Rate would increase by 4%. In connection with the Credit Agreement, we granted warrants to each of the Lender (for the account of the Investor) and Prospero Capital, LLC, an affiliate of the Lender (“Prospero”), to purchase respectively, one million eighty four thousand five hundred and forty three (1,084,543) shares of our common stock. The warrants are exercisable for five years from the date of issuance at an initial exercise price equal to $2.475 per share subject to adjustment under certain events.

In the event that we did not secure certain purchase order(s) on or prior to March 31, 2007, the applicable Interest Rate after such date would increase by 2% and we would issue to each of the Lender and Prospero additional warrants to purchase, respectively, 542,272 shares of our common stock representing in aggregate 1,084,544 shares at an initial exercise price of $2.475 per share subject to adjustment under certain events, exercisable for five years from the date of issuance.

If we secured such purchase orders on or prior to June 30, 2007, 25% of the total number of initial warrants issued in regard to the Credit Agreement would be automatically redeemed by us for no additional consideration. Upon the expiration or termination of the credit facility under the Credit Agreement, whichever occurs first, we have the option to purchase 25% of the total number of initial warrants issued at an aggregate purchase price of $250,000. On March 31, 2007, we secured the required purchase orders as defined in the Credit Agreement and redeemed 25 % of the initial warrants.. The aggregate warrants issued to the Lender and Prospero, after giving effect to the 25% redemption, represented rights to purchase 813,407 shares of our common stock by each party.

Upon the expiration or termination of the credit facility under the Credit Agreement, whichever occurs first, we have the option to purchase 25% of the total number of initial warrants issued at an aggregate purchase price of $250,000.

On February 16, 2007, we entered into a further Amendment to the August 9 Agreement and related Registration Rights Agreement with the Investor that deferred, until March 16, 2007, the date by which we had to effect a reverse stock split in an amount mutually agreeable to the Investor and us, and file this registration statement without incurrence of a penalty. The further Amendment in lieu of requiring us to contemporaneously reincorporate in Delaware gave to the Investor the right, exercisable at any time during the period commencing twelve months after the date of the Agreement and terminating thirty-six months thereafter, to require us, on demand, to promptly thereafter reincorporate in Delaware.

On March 2, 2007, we changed our corporate name to Versadial, Inc., and effected a one for forty-five reverse stock split. References in this prospectus to numbers of outstanding shares of common stock give effect to this reverse stock split. On March 16, 2007, we filed this initial registration statement.

On July 9, 2007 we entered into Amendment No. 1 to the Credit Agreement dated February 1, 2007 (“Amendment No. 1”) with the Lender. Amendment No. 1 increased the amount of the line of credit available to us from $3,000,000 to $4,000,000 that may be drawn upon with a Maturity Date of February 1, 2008, which may be extended for an additional 3 months. In conjunction with Amendment No. 1, we paid a $30,000 arrangement fee to the Lender, which is deemed fully earned upon the Lender’s entry into Amendment No. 1. We also agreed to pay to the Lender a waiver fee of $50,000, payable on the earlier of September 30, 2007 or our obtaining additional financing, as referred to in Amendment No.1. The waiver fee is payable for our failure to appoint a chief operating officer and meet certain financial covenants, as referred to in Amendment No. 1. The waiver also requires us, no later than September 30, 2007, to establish a comprehensive financing plan that addresses our funding needs for at least 18 months following September 30, 2007. On July 10, 2007, we drew down the additional $1,000,000 available under the terms of the amended Credit Agreement.

On August 6 , 2007, we entered into an additional amendment to the Registration Rights Agreement with the Investor that in consideration of the waiver of certain liquidated damages accruing as a result of the timing of this registration statement, granted to the Investor additional demand registration rights with respect to the shares of our common stock issuable upon conversion of the Convertible Debt that are not covered by this registration statement and upon exercise of the warrants held by the Investor, the Lender and Prospero.

This Registration Statement is filed to satisfy certain of our obligations under the Registration Rights Agreement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a)  Market Information

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol VSDL since March 2, 2007. Previously our stock traded under the symbol CAUL on the Over-The-Counter Bulletin Board. The following table sets forth the high and low sales prices for our common stock for the fiscal quarter indicated. The bid prices reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily reflect actual transactions. The prices reflect the one for forty-five reverse stock split that took effect on March 2, 2007.

		High	Low
2005	Fourth Quarter	4.50	2.25

2006	First Quarter	5.40	2.25
	Second Quarter	4.95	2.25
	Third Quarter	4.50	2.25
	Fourth Quarter	3.60	1.80

2007	First Quarter	5.40	1.35
	Second Quarter	4.05	1.13
	Third Quarter	2.00	1.10

(b) As of August 6, 2007, we estimate that there are approximately 169 shareholders of record, including shareholders whose shares are held in the name of their brokers or stock depositories.

(c) We have never paid any dividends on our common stock or preferred stock. We do not anticipate paying any dividends on any class of stock in the foreseeable future.

(d)  Equity Compensation Plan Information. We currently do not have any equity compensation plans.

EXECUTIVE COMPENSATION

The following table summarizes all compensation received by our previous Chief Executive Officer, President and Chief Financial Officer in fiscal years 2006, 2005 and 2004.

Summary Compensation Table

		ANNUAL			LONG TERM COMPENSATION
		COMPENSATION			AWARDS		PAYOUTS
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs	LTIP Payout ($)	All Other Compen-sation ($)
Daniel Myers,	2006	—
Former CEO	2005	—
and CFO	2004	—

(1)	We did not pay any salaries or other compensation to our officers, directors or employees for the years ended June 30, 2006, 2005 and 2004.

The following table summarizes all compensation received by our current Chief Executive Officer and former President in the current fiscal year :

Summary Compensation Table

		ANNUAL			LONG TERM COMPENSATION
		COMPENSATION			AWARDS		PAYOUTS
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs	LTIP Payout ($)	All Other Compen-sation ($)
Geoffrey Donaldson CEO	2006	$237,500

Paul Block President (1)	2006	66,668

(1) Mr. Block resigned in December 2006.

EXPERTS

The financial statements of Innopump, Inc. D/B/A Versadial as of June 30, 2006 have been audited by Rothstein, Kass & Company, P.C., an independent registered public accounting firm, as stated in its report included herein. These financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock being offered hereby will be passed on for us by Beckman, Lieberman & Barandes, LLP. A total of 59,635 shares of our common stock, issuable upon the exercise of warrants, are owned by Beckman, Lieberman & Barandes, LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission as required by federal law. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission. Investors may read and copy any of these reports, statements, and other information at the SEC’s public reference room located at 100 F. Street, N.E,, , Washington, D.C., 20549, or any of the SEC’s other public reference rooms. Investors should call the SEC at l-800-SEC-0330 for further information on these public reference rooms upon payment of the fees prescribed by the Securities Exchange Commission. These SEC filings are also available free at the SEC’s web site at www.sec.gov.

This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted to comply with the rules and regulations of the Securities Exchange Commission. For further information, please see the registration statement in its entirety.

FINANCIAL STATEMENTS

The financial statements for Innopump, Inc. d/b/a/ Versadial for the years ended June 30, 2006 and 2005 (audited) and the consolidated financial statements for Versadial, Inc. (formerly Carsunlimited.com, Inc.) for the nine months ended March 31, 2007 and 2006 (unaudited) are set forth below:

Report of Independent Registered Public Accounting Firm	44

Financial Statements

Balance Sheets as of June 30, 2006 and June 30, 2005	45

Statements of Operations for the Years ended June 30, 2006 and June 30, 2005	46

Statements of Stockholders' Deficit for the Years ended June 30, 2006 and June 30, 2005	47

Statements of Cash Flows for the Years ended June 30, 2006 and June 30, 2005	48-49

Notes to Financial Statements	50-68

Rothstein Kass & Company P.C.
4 Becker Farm Road
Roseland, NJ 07068

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Innopump, Inc. D/B/A Versadial

We have audited the accompanying balance sheets of Innopump, Inc. D/B/A Versadial (the “Company”) as of June 30, 2006 and 2005 and the related statements of operations, stockholders’ deficit and cash flows for the each of the years in the two-year period ended June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Innopump, Inc. D/B/A Versadial, as of June 30, 2006 and 2005, and the results of its operations and cash flows for the each of the years in the two-year period ended June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4, the Company's ability to continue in the normal course of business is dependent upon the success of future operations. The Company has incurred cumulative losses of approximately $6.9 million since inception and utilized cash of approximately $3.1 million for operating activities during the two years ended June 30, 2006. The Company has a working capital deficit of approximately $7.8 million and a stockholders’ deficit of approximately $6.9 million as of June 30, 2006. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans regarding these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rothstein Kass & Co. PC
Roseland, New Jersey
October 2, 2006

INNOPUMP, INC. D/B/A VERSADIAL

BALANCE SHEETS

	June 30, 2006	June 30, 2005
ASSETS
Current assets
Cash	$917,296	$55,244
Due from affiliates	51,508	31,235
Accounts receivable	108,379	6,306
Inventories	113,895	66,032
Prepaid expenses and other current assets	50,436	49,759
Total current assets	1,241,514	208,576
Property and equipment, net	961,716	569,462

Other assets
Deferred financing costs	18,836	27,615
Security deposit	34,155	34,155
Total other assets	52,991	61,770
	$2,256,221	$839,808

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Notes and interest payable	$3,631,695	$-
Notes and interest payable, related parties	2,175,421
Convertible notes and interest payable	1,300,417
Common stock subject to redemption	887,403
Due to licensor	430,074	284,135
Accounts payable and accrued expenses	422,971	329,412
Due to related parties	159,182	116,312
Lease payable		81,914
Customer deposits	29,529	33,586
Total current liabilities	9,036,692	845,359

Long-term liabilities
Notes and interest payable		366,702
Notes and interest payable, related parties		2,045,667
Convertible note and interest payable		416,356
Common stock subject to redemption		887,403
Due to licensor	100,000
Sublease security deposit, affiliate	6,830	6,830
	106,830	3,722,958
Commitments and contingencies

Stockholders' deficit
Preferred stock, no par value, 1 million shares authorized,
zero issued and outstanding
Common stock, $.0001 par value, 2 million shares authorized,
246,000 issued and outstanding	25	25
Accumulated deficit	(6,887,326)	(3,728,534)
Total stockholders' deficit	(6,887,301)	(3,728,509)
	$2,256,221	$839,808

INNOPUMP, INC. D/B/A VERSADIAL

STATEMENT OF OPERATIONS

For the year ended June 30,	2006	2005
Net revenues	$223,404	$113,297

Cost of revenues
Direct costs	170,163	100,347
Indirect costs	509,410	323,552
	679,573	423,899
Gross margin	(456,169)	(310,602)

Operating expenses
General and administrative	2,240,987	1,127,980

Loss from operations	(2,697,156)	(1,438,582)

Other income (expenses)
Sublease income, affiliates	28,564	82,111
Interest expense	(268,493)	(84,437)
Interest expense, related parties	(148,810)	(130,989)
Amortization of financing costs	(71,279)	(27,615)
Loss on foreign currency exchange	(1,618)	(3,206)
	(461,636)	(164,136)
Net loss	$(3,158,792)	$(1,602,718)

Weighted average common shares outstanding
Basic	246,000	246,000

Diluted	262,500	262,500

Loss per common share
Basic and Diluted	$(12.84)	$(6.52)

INNOPUMP, INC. D/B/A VERSADIAL

STATEMENTS OF STOCKHOLDERS' DEFICIT

	Preferred Stock		Common Stock		Accumulated
	Shares	Amount	Shares	Capital	Deficit	Total
Balances, July 1, 2004		$-	246,000	$25	$(2,125,816) $	(2,125,791)

Net loss					(1,602,718)	(1,602,718)
Balances, June 30, 2005			246,000	25	(3,728,534)	(3,728,509)

Net loss					(3,158,792)	(3,158,792)
Balances, June 30, 2006		$-	246,000	$25	$(6,887,326) $	(6,887,301)

INNOPUMP, INC. D/B/A VERSADIAL

STATEMENTS OF CASH FLOWS

For the year ended June 30,	2006	2005
Cash flows from operating activities
Net loss	$(3,158,792) $	(1,602,718)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	253,130	189,700
Amortization of financing costs	71,279	27,615
Changes in operating assets and liabilities:
Due from affiliates	(20,273)	(31,235)
Accounts receivable	(102,073)	1,019
Inventories	(47,863)	8,534
Prepaid expenses and other current assets	(677)	(26,755)
Due to licensor	245,939	124,135
Accounts payable and accrued expenses	197,843	174,435
Due to related parties	42,870	2,758
Customer deposits	(4,057)	18,586
Interest payable	374,524	203,855

Net cash used in operating activities	(2,148,150)	(910,071)

Cash flows from investing activities
Purchase of equipment	(645,384)	(157,989)
Payment for security deposit		(34,155)
Collection of sublease security deposit		6,830
Payments for financing costs	(62,500)	(55,230)

Net cash used in investing activities	(707,884)	(240,544)

Cash flows from financing activities
Proceeds from issuance of convertible notes	450,000	550,000
Proceeds from notes payable, related parties		355,000
Proceeds from issuance of notes payable	3,350,000	350,000
Payments on equipment lease	(81,914)	(49,141)

Net cash provided by financing activities	3,718,086	1,205,859

Net increase in cash	862,052	55,244

Cash, beginning of period	55,244

Cash, end of period	$917,296 $	55,244

INNOPUMP, INC. D/B/A VERSADIAL

STATEMENTS OF CASH FLOWS (CONTINUED)

For the year ended June 30,	2006	2005
Supplemental disclosure of cash flow information,
cash paid during the period for interest	$50,359	$11,061

Supplemental disclosure of non-cash investing and financing, activities:

Convertible debentures converted to common stock	$-	$825,000

Purchase of equipment financed by lease obligation	$-	$17,106

Accounts payable converted into promissory note	$104,284	$-

Notes and interest payable converted into convertible notes	$366,702	$-

NOTES TO FINANCIAL STATEMENTS

1.	Organization and nature of operations

Innopump, Inc. D/B/A Versadial (“Innopump” or the "Company") is a Nevada corporation which was formed on April 1, 2005. Subsequent to formation, the Company acquired all of the assets and assumed certain liabilities of Sea Change Group, LLC ("SCG"), a privately held New York Limited Liability Company formed in 1999. This transaction was completed on May 25, 2005 and is described in Note 2.

The Company is engaged in the manufacture of a dispenser that enables the user to blend two liquids in varying proportions. Substantially all of the Company's revenues are derived from wholesale customers located in both the continental United States and Europe. The dispensers are manufactured in Germany and are currently being utilized in the food and cosmetic industries.

2.	Business acquisition

On May 25, 2005, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with SCG, whereby the Company acquired all of the assets and assumed certain liabilities of SCG for an initial purchase price of $231,500. The transaction resulted in the acquisition by the Company of approximately $764,000 in assets and $1,943,000 in assumed liabilities.

This transaction between the Company and SCG, which are entities under common control, was accounted for in a manner similar to a pooling of interests whereby the assets and liabilities of SCG were transferred to the Company at historical amounts. The financial statements are prepared as if the transaction had occurred at the beginning of the periods presented herein, and present the financial data of previously separate entities.

In April 2005, one month prior to entering into the Asset Purchase Agreement, $825,000 of SCG convertible debt was converted into 8.25 membership interests of SCG at a conversion ratio of 1 interest for each $100,000 of convertible debt. The debt holders were also issued an additional 16,500 common shares of Innopump in connection with the convertible notes. A provision in the Asset Purchase Agreement provided the prior debt holders a put option whereby they could sell their Innopump shares back to the Company between September 30, 2006 and October 30, 2006 at an amount equal to the principal and interest which would have been due upon conversion. The aggregate amount of $887,403 (which includes $62,403 in accrued interest through the conversion date) is included on the balance sheet as a liability (see Note 11).

All members of SCG, at the time of the asset purchase, were given 2,000 founder shares of the Company’s common stock for each membership interest in SCG, resulting in the issuance of 220,000 founder shares of common stock (see Note 15).

3.	Reverse merger

On June 9, 2005, the Company entered into an Agreement and Plan of Merger with Carsunlimited.com (“CARS”), a Nevada publicly-held corporation, whereby the Company would become a majority-owned subsidiary of CARS and upon completion of a merger agreement, the holders of the Company’s common stock would hold a majority interest of CARS. The merger was completed on August 9, 2006.

NOTES TO FINANCIAL STATEMENTS

3. Reverse merger (continued)

The accounting of this transaction differs from its legal form, as the Company is considered the accounting acquirer and CARS the acquired entity. The transaction has been accounted for as a reverse acquisition under the purchase method of accounting, whereby the assets of CARS were revalued and the purchase price allocated to those assets acquired and liabilities assumed. The Company’s historical financial statements will be carried forward subsequent to the merger as those of the combined entity (see Note 19).

4. Going concern and liquidity

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. At June 30, 2006, the Company has incurred cumulative losses of approximately $6.9 million since inception and utilized cash of approximately $3.1 million for operating activities during the two years ended June 30, 2006. The Company has a working capital deficit of approximately $7.8 million and a stockholders’ deficit of approximately $6.9 million as of June 30, 2006.

On August 9, 2006, as a result of the merger, CARS sold 10% senior redeemable convertible debt (“Convertible Debt”) in the principal amount of $7.5 million to Mellon HBV Master U.S. Event Driven Fund, L.P. and Mellon HBV Master Global Event Driven Fund, L.P. (collectively referred to as the “Investor”). The note bears interest at 10% per annum and is due on February 9, 2009 (see Note 19). The proceeds were first used to pay approximately $1.1 million in financing and legal fees, $4.4 million in current notes payable and accrued interest and $400,000 in other current obligations which became due on the date of the merger. The Company received net proceeds of approximately $1.6 million, which management plans to use for future working capital needs.

At June 30, 2006, the Company had approximately $7.1 million in current notes payable and accrued interest. On August 9, 2006, subsequent to the reverse merger with CARS, the Company converted $1.2 million of these notes into common stock. As noted above, the Company repaid approximately $4.4 million with the proceeds from the $7.5 million financing. The remaining current notes payable of approximately $1.5 million are primarily due to shareholders which management believes will be extended prior to maturity.

On September 29, 2006, the Company received $700,000 from a customer in the consumer products industry in exchange for the Company’s undertaking to deliver pre-production samples of a specially designed dual chamber dispensing pump and to fund pre-production tooling and mold expenses. The Company has no obligation to repay the advance, should the samples not satisfy the customer’s requirements. However, if the requirements are met, management anticipates that the Company will enter into an exclusive supply relationship with this customer for a term in excess of one year and that the advance will be applied against future revenues (see Note 19).

Management recognizes that the Company must generate additional revenue and sufficient gross profits to achieve profitable operations. Management's plans to increase revenues include the continued building of its customer base and product line, especially in the food and cosmetic industries. Management believes that the capital received as a result of the above transactions will enable Innopump to begin to build its product line with the necessary equipment expenditures required, but that additional financing will be required within the next 12 months.

NOTES TO FINANCIAL STATEMENTS

4. Going concern and liquidity (continued)

There can be no assurance that the Company will be able to obtain sufficient debt or equity financing on favorable terms if at all, or that it will be successful in building its customer base and product line. If the Company is unsuccessful in building its customer base and obtaining financing for its capital equipment requirements or is unable to obtain additional financing on terms favorable to the Company there could be a material adverse effect on the financial position, results of operations and cash flows of the Company. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

5. Summary of significant accounting policies

Basis of Presentation

The transaction described in Note 2 between the Company and SCG, which are entities under common control, was accounted for in a manner similar to a pooling of interests whereby the assets and liabilities of SCG were transferred to the Company at historical amounts. The financial statements were prepared as if this transaction had occurred at the beginning of the periods presented herein, and present the financial data of previously separate entities.

Accounts Receivable

The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. Accounts are written off as uncollectible at the discretion of management. There was no allowance for doubtful accounts at June 30, 2006 and 2005.

Inventories

Inventories, which consist principally of raw materials and finished goods, are stated at cost on the first-in, first-out basis, which does not exceed market value.

Depreciation and Amortization

Property and equipment is recorded at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets. The Company provides for depreciation and amortization over the following estimated useful lives:

Machinery and equipment	7 Years
Molds	3 Years
Computer equipment	3 Years

Costs of maintenance and repairs are expensed as incurred while betterments and improvements are capitalized.

NOTES TO FINANCIAL STATEMENTS

5.	Summary of significant accounting policies (continued)

Loss Per Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share incorporates the dilutive effect of common stock equivalents on an average basis during the period. Written put options are included in the determination of dilutive earnings per share if they are dilutive and the potential dilutive effect is computed using the treasury stock method. The calculation of diluted net loss per share excludes potential common shares if the effect is anti-dilutive.

Fair Value of Financial Instruments

The fair value of the Company's assets and liabilities, which qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107, "Disclosures About Fair Value of Financial Instruments,” approximate the carrying amounts presented in the balance sheets.

Revenue Recognition

Revenues are generally recognized at the time of shipment. The Company requires deposits from certain customers which are recorded as current liabilities until the time of shipment.

Income Taxes

The Company complies with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

Impairment of Long-Lived Assets

Certain long-lived assets of the Company are reviewed at least annually to determine whether there are indications that their carrying value has become impaired, pursuant to guidance established in SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations (undiscounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value. Management also reevaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of June 30, 2006, management expects these assets to be fully recoverable.

Foreign Currency Transactions

The Company complies with SFAS No. 52 “Foreign Operations and Currency Translation”. All foreign currency transaction gains and losses are included in the Company’s net income (loss) in the period the exchange rate changes.

NOTES TO FINANCIAL STATEMENTS

5. Summary of significant accounting policies (continued)

Shares Subject to Mandatory Redemption

The Company complies with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, which requires certain financial instruments such as mandatory redeemable shares, be classified as liabilities even though they possess certain characteristics of equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. SFAS No. 154 replaces Accounting Principles Board (“APB”) No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate that the adoption of SFAS No. 154 will have a material impact on its balance sheets and statements of operations, stockholders’ equity and cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” which amends SFAS No. 133 and SFAS No. 140. SFAS No. 155 permits hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation to irrevocably be accounted for at fair value, with changes in fair value recognized in the statement of income. The fair value election may be applied on an instrument-by-instrument basis. SFAS No. 155 also eliminates a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. SFAS No. 155 is effective for those financial instruments acquired or issued after December 1, 2006. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument will be recognized as a cumulative-effect adjustment to beginning retained earnings. The Company does not expect the new standard to have any material impact on its financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets”, an amendment of FASB Statement No. 140. SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. The standard permits an entity to subsequently measure each class of servicing assets or servicing liabilities at fair value and report changes in fair value in the statement of income in the period in which the changes occur. SFAS No. 156 is effective for the Company as of December 1, 2006. The Company does not expect the new standard to have any material impact on its financial position and results of operations.

NOTES TO FINANCIAL STATEMENTS

5. Summary of significant accounting policies (continued)

Recent Accounting Pronouncements (continued)

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes”, an Interpretation of FASB Statement No. 109. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The Company does not expect the new standard to have any material impact on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, an amendment of FASB Statements No. 87, 88, 106, and 132(R).  SFAS No. 158 requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income of a business entity and in changes in net assets of a not-for-profit organization.  The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective for us for the fiscal year ending on June 30, 2007.  The requirement to measure plan assets and benefit obligations as of the date of our fiscal year-end balance sheet is effective for us for the fiscal year ending June 30, 2009.  The Company does not expect the new standard to have any material impact on its financial position and results of operations.

6.	Inventories

Inventories consist of the following at June 30, 2006 and 2005:

	June 30,	June 30,
	2006	2005

Raw materials	$47,306	$30,416
Finished goods	66,589	35,616

	$113,895	$66,032

NOTES TO FINANCIAL STATEMENTS

7.	Property and equipment

Property and equipment consist of the following at June 30, 2006 and 2005:

	June 30,	June 30,
	2006	2005

Machinery and equipment	$435,424	$428,080
Molds	866,964	449,034
Computer equipment	7,051	1,325
Construction in progress	214,383

	1,523,822	878,439
Less accumulated depreciation	562,106	308,977

	$961,716	$569,462

Depreciation expense amounted to approximately $253,000 and $190,000 for the years ended June 30, 2006 and 2005, respectively.

Construction in progress consists of two payments made on October 20, 2005 and April 10, 2006 in the amounts of approximately $122,000 and $92,000, respectively. This is for the construction of two pieces of equipment with an estimated cost of $762,000 and $285,000, respectively.

8.	Notes and interest payable

Notes and interest payable consist of the following as of June 30, 2006 and 2005:

			June 30,	June 30,
			2006	2005

Mellon Bank	(a	)	$3,148,472	$-
Ocean Drive	(b	)	372,867	316,702
Individual lenders	(c	)	110,356	50,000

			3,631,695	366,702
Less: current liabilities			3,631,695	-

			$-	$366,702

a)
On October 18, 2005, in connection with the non-binding term sheet entered into on September 22, 2005 with Mellon Bank, the Company borrowed $1.5 million under the terms of two secured promissory notes for $750,000 each from Mellon Bank. The notes mature at the earlier of (i) October 18, 2006, (ii) the date at which the proposed merger transaction with CARS occurs, or (iii) upon default. All principal and interest on the notes will be due at maturity. The notes bear interest at a fixed rate of 10% for the first four months of the term of the note and 15% thereafter.

NOTES TO FINANCIAL STATEMENTS

8.	Notes and interest payable (continued)

The Company incurred approximately $62,000 in financing costs as related to this note. These deferred financing costs are being amortized over the life of the note. Amortization expense approximated $43,000, and $-0- for the years ended June 30, 2006 and 2005, respectively.

In March 2006, the Company borrowed an additional $500,000 under the terms of two secured promissory notes for $250,000 each from Mellon Bank. The notes bear interest and mature under the same terms of the October 2005 secured promissory notes. On June 26, 2006, the Company borrowed an additional $1 million under the terms of two secured promissory notes for $500,000 each from Mellon Bank. The notes bear interest and mature under the same terms of the October 2005 secured promissory notes. All of the notes in the aggregate of $3.0 million were repaid with interest on August 11, 2006 after the closing of the merger (see Note 19).

Accrued interest related to the Mellon notes included in notes and interest payable approximated $148,000 and $-0- at June 30, 2006 and June 30, 2005, respectively. Interest expense approximated $148,000 and $-0- for the years ended June 30, 2006 and 2006, respectively.

The Mellon notes are secured by the assets of the Company.

b)
In connection with the Asset Purchase Agreement, the Company assumed a promissory note in the amount of $300,000 originally issued by SCG on October 19, 2004. The note is held by Ocean Drive, an affiliate of CARS, bears interest at 8% per annum due at maturity, is secured by the assets of the Company and originally was to mature on the earlier of October 19, 2005 or upon the occurrence of events of default as stipulated in the agreement, which includes the merger of the Company with CARS as described in Note 3. On July 20, 2005, the lender agreed to extend the due date to December 28, 2006. On August 15, 2005, as part of the terms of an extension to CARS to meet the required liquidity provision of the proposed merger, CARS granted the Company the right to force the conversion of this note to equity upon completion of the merger with CARS. This note was converted to equity at the closing of the merger on August 9, 2006 and is classified in convertible notes payable at June 30, 2006 (see Notes 10b and 19). In addition, the Company agreed to allow Ocean Drive to assign the note to CARS UL Holdings, an affiliate of Ocean Drive, in July 2006.

On September 9, 2005, Ocean Drive loaned the Company an additional $350,000 under identical terms of the note dated October 19, 2004. The note bears interest at 8% per annum due at maturity, is secured by the assets of the Company and matures on the earlier of December 28, 2006 or upon the occurrence of events of default as stipulated in the agreement, which includes upon completion of the merger transaction with CARS as described in Note 3. The note with accrued interest was repaid in full after the closing of the merger on August 11, 2006 (see Note 19). In addition, the Company agreed to allow Ocean Drive to assign the note to CARS UL Holdings in July 2006.

Accrued interest related to the Ocean Drive notes included in notes and interest payable approximated $23,000 and $17,000 at June 30, 2006 and June 30, 2005, respectively. Interest expense approximated $23,000 and $17,000 for the years ended June 30, 2006 and 2005, respectively.

NOTES TO FINANCIAL STATEMENTS

8. Notes and interest payable (continued)

c)
On June 30, 2005, the Company signed a $50,000 promissory note with an individual. The note bears interest at 8%, is collateralized by the assets of the Company, and was due with interest in 180 days. The note was not paid when due and on January 17, 2006 the holder of the note agreed to extend the due date of the related debt to June 15, 2006. On June 20, 2006, the lender agreed to extend the due date of the debt to July 30, 2006. The interest rate on the note will accrue at the default rate of interest of 14%, commencing June 16, 2006 until maturity. Prior to the close of the merger on August 9, 2006, the individual agreed to convert the note to equity and the note has been classified in convertible notes payable at June 30, 2006.

On October 11, 2005, the Company agreed to convert $104,284 in legal fees to debt and issued a secured promissory note. The note bears interest at 8%, is collateralized by the assets of the Company, and is due with interest on October 31, 2006.

Accrued interest related to the above notes included in notes and interest payable approximated $6,000 and $-0- at June 30, 2006 and June 30, 2005, respectively. Interest expense approximated $6,000 and $-0- for the years ended June 30, 2006 and 2005, respectively.

9.	Notes and interest payable, related parties

Notes and interest payable, related parties consist of the following as of June 30, 2006 and 2005:
			June 30,	June 30,
			2006	2005

Related party	(a	)	$1,673,392	$1,561,490
Related party	(b	)	246,349	230,344
Related party	(c	)	255,680	253,833

			2,175,421	2,045,667
Less: current liabilities			2,175,421	-

			$-	$2,045,667

a)
The Company has two outstanding notes with a related party: a $1,098,536, 8% per annum note which matures on October 30, 2006 and a $300,000, 8% per annum note which matures on the earlier of October 30, 2006 or the date of the potential merger of the Company with CARS. The $300,000 note with accrued interest was repaid in full after the closing of the merger on August 11, 2006 (see Note 19).

b)
The Company has two outstanding notes with a related party: a $100,000, 8% per annum note which matures on October 30, 2006 and a $100,000, 8% per annum note which matures on the earlier of October 30, 2006 or the date of the potential merger of the Company with CARS. One of the $100,000 notes with accrued interest was repaid in full after the closing of the merger on August 11, 2006 (see Note 19).

NOTES TO FINANCIAL STATEMENTS

9. Notes and interest payable, related parties (continued)

c)
On April 22, 2005, the Company signed a $250,000 promissory note with a related party. The note bears interest at 8%, is collateralized by the assets of the Company, and was due with interest on October 22, 2005. The note was not paid when due and on January 17, 2006 the holder of the note agreed to extend the due date of the related debt to June 15, 2006. On June 20, 2006, the lender agreed to extend the due date of the debt to July 30, 2006. The interest rate on the note will accrue at the default rate of interest of 14%, commencing June 16, 2006 until maturity. The note with accrued interest was repaid in full after the closing of the merger on August 11, 2006 (see Note 19).

Accrued interest included in notes and interest payable to related parties approximated $327,000 and $197,000 at June 30, 2006 and 2005, respectively. Interest expense approximated $149,000, and $131,000 for the years ended June 30, 2006 and 2005, respectively.

10.	Convertible notes

Convertible notes consist of the following as of June 30, 2006 and 2005:
			June 30,	June 30,
			2006	2005

Individual lenders	(a	)	$511,360	$-
Ocean Drive	(b	)	789,057	416,356

			1,300,417	416,356
Less: current liabilities			1,300,417	-

			$-	$416,356

a)
On June 30, 2005 and July 6, 2005, respectively, the Company signed two $50,000 promissory notes with two individuals. The notes bear interest at 8%, are collateralized by the assets of the Company, and were due with interest in 180 days. The notes were not paid when due and on January 17, 2006 the holder of the notes agreed to extend the due dates of the related debt to June 15, 2006. On June 20, 2006, the lenders agreed to extend the due dates of the debt to July 30, 2006. The interest rate on the notes will accrue at the default rate of interest of 14%, commencing June 16, 2006 until maturity. Prior to the close of the merger on August 9, 2006, the individuals agreed to convert the notes to equity. On August 9, 2006, the notes were converted to equity and the lenders received common shares of CARS stock (see Note 19). The note issued on June 30, 2005 was classified in notes payable at June 30, 2005 (see Note 8c).

On July 19, 2005, the Company received $400,000 under the terms of two $200,000 a convertible promissory notes. The notes bears interest at 8%, are collateralized by the assets of the Company, and were due with interest on January 15, 2006. The notes were convertible into common stock of the Company at any time after there was written acknowledgement that an acquisition transaction would not occur or could be converted into the right to receive other securities, cash or other property that would have been receivable upon a recapitalization, merger, share exchange or acquisition transaction based on the number of shares issuable upon conversion of the note immediately prior to such transaction. The notes were not paid when due. On January 17, 2006, the lenders agreed to extend the due date of the notes to June 15, 2006. On June 20, 2006, the notes were extended to July 30, 2006. The interest rate payable on the notes will accrue at the default rate

NOTES TO FINANCIAL STATEMENTS

10. Convertible notes (continued)

of interest of 14%, commencing June 16, 2006 until maturity. On August 9, 2006, the notes were converted to equity and the lenders received common shares of CARS stock (see Note 19).

b) In connection with the Asset Purchase Agreement, the Company assumed a convertible promissory note in the amount of $400,000 originally issued by SCG on December 28, 2004. The note is held by Ocean Drive, an affiliate of CARS, bears interest at 8% per annum due at maturity, is secured by the assets of the Company and matures on the earlier of December 28, 2005 or upon the occurrence of certain events as stipulated in the agreement, which includes the acquisition of the Company as described in Note 3. The note was convertible into common stock of the Company at any time after there was written acknowledgement that an acquisition transaction would not occur or could be converted into the right to receive other securities, cash or other property that would have been receivable upon a recapitalization, merger, share exchange or acquisition transaction based on the number of shares issuable upon conversion of the note immediately prior to such transaction.

On July 20, 2005, the lender agreed to extend the due date to December 28, 2006. On August 15, 2005, as part of the terms of an extension to CARS to meet the required liquidity provision of the proposed merger, CARS granted the Company the right to force the conversion of the note issued on December 28, 2004 to equity upon completion of the proposed merger transaction with CARS. On August 9, 2006, the note was converted to equity and the lender received common shares of CARS stock (see Note 19). In addition, the Company agreed to allow Ocean Drive to assign the note to CARS UL Holdings, an affiliate of Ocean Drive, in July 2006 (see Note 19).

The Company incurred approximately $55,000 in financing costs related to this note. These deferred financing costs are being amortized over the life of the note. Amortization expense approximated $28,000, and $28,000 for the years ended June 30, 2006 and 2005, respectively.

In addition, the $300,000 note held by Ocean Drive, as described above in 8(b) was converted to equity at the closing of the merger on August 9, 2006 and the lender received common shares of CARS stock. This note is classified in convertible notes payable at June 30, 2006 (see Note 19). In addition, the Company agreed to allow Ocean Drive to assign the note to CARS UL Holdings, an affiliate of Ocean Drive, in July 2006.

Accrued interest included in notes and interest payable approximated $100,000 and $16,000 at June 30, 2006 and June 30, 2005, respectively. Interest expense approximated $96,000 and $16,000 for the years ended June 30, 2006 and 2005, respectively. All accrued interest was paid to the debtholders on August 11, 2006. The principal aggregate amount of $1.2 million in notes was converted to equity.

11.  Common stock subject to redemption

In April 2005, one month prior to entering into the Asset Purchase Agreement, $825,000 of SCG convertible debt was converted into 8.25 membership interests at a conversion ratio of 1 interest for each $100,000 of convertible debt. The debt holders were also issued an additional 16,500 common shares of Innopump in connection with the convertible notes (see Note 2).

A provision in the Asset Purchase Agreement provided the prior debt holders a put option whereby they could sell their Innopump shares back to the Company between September 30, 2006 and October 30, 2006 at an amount equal to the principal and interest which would have been due upon conversion. The aggregate amount of $887,403 (which includes $62,403 in accrued interest through the conversion date) is included on the balance sheet as a liability.

NOTES TO FINANCIAL STATEMENTS

12.	License agreement and sublicense agreement, related parties

License Agreement

In August 2001, SCG entered into a License Agreement (“License Agreement”) with Anton Brugger for the exclusive right to manufacture and sell the dual dispenser. In January 2003, the License Agreement was amended and restated between SCG (the “Licensee”) and Gerhard Brugger (the “Licensor”, an assignee of Anton Brugger). The term of the license will be in effect for the next twenty two years. Gerhard Brugger is also one of the Company’s major stockholders.

The License Agreement calls for royalties to be paid to the Licensor 30% of all gross revenues with respect to sublicensing agreements in which the Licensee does not manufacture the dispenser. With respect to the sale of the dispenser and products derived thereof, rates will vary between 5% and 8.5%.

To maintain its exclusive rights, the Licensee will also be obligated to pay a “Minimum Royalty” which is paid in monthly equal installments in advance. Aggregate future minimum royalty payments are as follows:

For the year ending June 30,	Minimum Royalty

2007	$350,000
2008	450,000
2009	525,000
2010	575,000
2011	625,000
2011 and thereafter	13,325,000

$15,850,000

In addition to the minimum royalty payment, the Licensee will also pay to the Licensor $7,000 per month from inception of the License Agreement through June 2004 and $12,500 per month from July 2004 through the duration time that technical support is required by the Licensee. The payments for technical support may be terminated at any time by either party upon written notice delivered at least three months prior to termination.

Royalty and technical support expenses aggregated $400,000 and $300,000 for the years ended June 30, 2006 and 2005, respectively. At June 30, 2006, the Licensor was due approximately $530,000 consisting of $350,000 in royalties, $175,000 in technical support and $5,000 in reimbursable travel expenses.

On June 16, 2006, the Licensor signed a waiver of defaults whereby payments in arrears due through June 30, 2006 of $525,000 would be paid as follows: $100,000 no later than September 30, 2006, an aggregate total of $250,000 of the unpaid balance no later than the earlier of December 31, 2006 or within ten business days of a merger transaction with CARS, $75,000 on or before January 1, 2007, $100,000 on or before April 1, 2007, and $100,000 on or before July 1, 2007. In addition, the licensor agreed to accept royalties as calculated on actual shipments after June 30, 2006 through June 30, 2007 to be paid monthly and the cumulative difference between minimum monthly royalties and actual monthly royalties to be paid no later than June 30, 2007 as long as the technical consultant payments are made in accordance with the License Agreement. On August 11, 2006, the licensor was paid $250,000 as per the terms of the agreement.

NOTES TO FINANCIAL STATEMENTS

12. License agreement and sublicense agreement, related parties (continued)

Sublicense Agreement

On May 1, 2005, SCG (the “Sub-licensor”) entered into a sub-license agreement with the Company (the “Sub-licensee”) whereby SCG assigned to the Company all rights, titles and interests that the Sub-licensor has in the Amended and Restated License Agreement dated January 1, 2003 between SCG and Gerhard Brugger. In consideration for the assignment and patent rights thereunder, the Company agreed to pay SCG a sublicense fee of $600,000, $150,000 to be paid on January 31, 2006, $150,000 on May 1, 2006, $150,000 on May 1, 2007 and $150,000 on May 1, 2008. In addition the Company agreed to pay the royalties due under the original Amended and Restated License Agreement either directly to the original licensor or to SCG. The Company also agreed to pay SCG a royalty of 3% of the first $100 million of gross revenues. The first two payments aggregating $300,000 were not paid when due.

On July 13, 2006, the agreement was amended and the $300,000 payment was deferred, with $150,000 being due upon the merger of the Company with CARS (see Note 3) but in no event later than October 31, 2006 and $150,000 on March 31, 2007. In addition the 3% royalty was amended to be paid on the first $130 million in sales.

On August 11, 2006, SCG was paid $150,000 as per the terms of the agreement.

13.	Lease payable

On March 10, 2004, the Company entered into a lease for the purchase of equipment with a vendor that manufactured component parts for the Company. The lease was for the purchase of seven molds in the amount of approximately $179,000. the Company paid approximately $35,000 as a down payment and entered into a lease for the balance of $144,000. The total amount of the lease, including interest, was to be paid quarterly in equal installments of approximately $14,000. At June 30, 2005, the principal balance due on the lease was approximately $82,000. On November 15, 2005, the Company terminated its relationship with this vendor and paid the lease in full. The Company received title to the related equipment.

14.	Other related party transactions

Consulting Agreement

In April 2005, the Company entered into a three-year consulting agreement with an entity owned by a stockholder which provides for an annual fee of $65,000 in the first year and $50,000 the following two years. The fees are payable as follows: $15,000 upon execution of the agreement and quarterly thereafter commencing with equal installments payable on June 30, September 30, December 31 and March 30 thereafter.

Leases

Effective May 1, 2004, the Company entered into a lease agreement for its corporate offices and started to sublease office space to various related entities (See Note 17, Lease Agreement). As of June 30, 2006, the Company had sublease income receivable of approximately $47,000 due from its affiliates, of which it has set up a reserve of $44,000 due to the uncertainty of collection of one of the entities based on its current financial condition. These affiliates include two entities owned by certain stockholders and officers of the Company.

NOTES TO FINANCIAL STATEMENTS

14. Other related party transactions (continued)

Due to Related Parties

Due to related parties of approximately $159,000 and $116,000 at June 30, 2006 and 2005, respectively, consists of unpaid payroll, consulting fees and other miscellaneous expenses.

Sublicense Agreement

On June 21, 2006, the Company, entered into a Sublicense Agreement (the "Sublicense Agreement") with VDM Holdings, LLC (“VDM”), an entity majority owned by the stockholders and officers of the Company. The Sublicense Agreement grants VDM the exclusive right to exploit and market the Dispensers through direct response marketing and non-exclusively through other selected channels of distribution in consideration of a 3.5% royalty based on sales and the purchase of certain minimum quantities on an annual basis. The minimum order quantities to maintain exclusivity are 40,000 dispensers for the period of inception through December 31, 2006, 75,000, and 115,000 for the calendar years 2007 and 2008 respectively and a 5% increase annually thereafter for the term of the Sublicense Agreement. The Sublicense Agreement has a term which is identical to the term of that certain Amended and Restated License Agreement dated as of January 1, 2003 between Gerhard Brugger and SCG which was subsequently sublicensed to the Company (see Note 12). As of June 30, 2006, VDM owes approximately $49,000 to the Company.

15.	Stockholders’ deficit

Capitalization

The Company's initial authorized capitalization consists of 2 million shares of common stock, $.0001 par value and 1 million shares of preferred stock, no par value. Each share of common and preferred has one vote in all matters.

Issuance of Common Stock

In May 2005, all members of SCG were given upon execution of the Asset Purchase Agreement (see Note 2) 2,000 founder shares of the Company’s common stock for each membership interest in SCG, resulting in the issuance of 220,000 founder shares of common stock. In addition, the Licensor of the dual dispenser (see Note 12) was given 26,000 founder shares of the Innopump common stock in May 2005. These transactions resulted in the issuance of an aggregate of 246,000 shares of founders stock by the Company.

NOTES TO FINANCIAL STATEMENTS

16.	Income taxes

Income taxes have been recorded under SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss carry forwards.

At June 30, 2006, Innopump had allowable net operating loss (“NOL”) carry-forwards for federal and state purposes approximating $4.7 million. These losses are available for future years and expire through 2026. Utilization of these losses may be limited if the Company undergoes an ownership change pursuant to Internal Revenue Code Section 382.

The Company has taken a 100% valuation allowance against the deferred tax asset attributable to the NOL carry-forwards of $2.1 million and $760,000 at June 30, 2006 and 2005, respectively, due to the uncertainty of realizing the future tax benefits. The increase in valuation allowance of $1.4 million is primarily attributable to the Company’s net operating loss incurred during the year ended June 30, 2006.

SCG incurred operating losses for all periods presented. Management believes that any pro forma deferred tax asset that would have been generated from these losses, had the entity been subject to corporate taxes, would have been subject to a 100% valuation allowance.

A reconciliation of income tax expense computed at the U.S. federal, state and local statutory rates and the Company’s effective tax rate is as follows:

	Year Ended	Year Ended
	June 30,	June 30,
	2006	2005

Statutarory federal income tax
expense	(34)%	(34)%

State and local (net of federal
benefits) income tax	(10)	(10)

Valuation Allowance	44	44

	-%	-%

17. Commitments and contingencies

Consulting Agreement

On February 1, 2004, the Company entered into a one-year consulting agreement, which automatically renews on the anniversary, unless terminated by either party with a sales representative which calls for commissions of 3% of sales on certain defined exclusive accounts and commissions of 1.5% of sales from defined non-exclusive accounts. In addition, the representative will receive approximately $2,400 per month as a draw against future commissions, 50% of such funds to be subtracted from commission payments annually. To date, commissions have not exceeded the annual draw.

NOTES TO FINANCIAL STATEMENTS

17. Commitments and contingencies (continued)

Lease Agreement

In April 2004, the Company entered into a five-year lease agreement through April 30, 2009 for rental of office facilities. The lease provides for annual rent of approximately $137,000 commencing August 1, 2004 and escalations for cost of living adjustments and for the Company’s proportionate share of increases in real estate taxes and maintenance costs.

Aggregate future minimum rental payments are as follows:

Year ending June 30,	Minimum Rent Payments

2007	$137,000
2008	137,000
2009	114,000

$388,000

Gross rent expense aggregated approximately $143,000 and$126,000 for the years ended June 30, 2006 and 2005, respectively.

The Company subleases on a monthly basis a portion of the facility to entities affiliated with certain officers and stockholders of the Company. Sublease income, inclusive of utilities reimbursements approximated $29,000 (net of reserve of $44,000) and $82,000 for the years ended June 30, 2006 and 2005, respectively. During the year ended June 30, 2006 the Company reserved for approximately $44,000 of sublease income due from one of these affiliated entities due to the current financial condition of the entity. Payments have varied over the course of the lease due to reallocation of the space with other tenants.

Merger with CARS (see Notes 3 and 19)

The Asset Purchase Agreement (see Note 2) provided for an additional contingent payment of $600,000 to SCG in the event of an asset sale, merger, or debt or equity offering (of at least $3 million) on behalf of the Company. However, the Asset Purchase Agreement was amended on July 10, 2006 whereby the $600,000 contingent payment was rescinded.

As a result of the merger with CARS, CARS UL Holdings (an assignee of Ocean Drive, see note 10b) received five year warrants to purchase 800,000 shares of CARS common stock at an exercise price of $0.022 per share.

In addition, in connection with the above transaction, the investment banker, Sloan Securities Corp., received five year warrants to purchase 80,000 shares of CARS common stock at an exercise price of $0.022 per share.

NOTES TO FINANCIAL STATEMENTS

17. Commitments and contingencies (continued)

Merger with CARS (continued)

As a result of the merger with CARS, the holder of the note dated April 22, 2005 (see Note 9c) who is a related party was granted warrants to purchase 500,000 shares of CARS common stock at an exercise price of $0.021 per share for a period of five years.

As a result of the merger with CARS, the holders of the notes dated June 30 and July 6, 2005 (see Note 10a) were each granted warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $0.021 per share for a period of five years.

As a result of the merger with CARS, the holders of the notes dated July 19, 2005 (see Note 10a) were each granted warrants to purchase 400,000 shares of the Company's common stock at an exercise price of $0.021 per share for a period of five years.

As a result of the merger with CARS, the holder of the note dated October 11, 2005 (see Note 8c) was granted warrants to purchase 208,567 shares of the Company's common stock at an exercise price of $0.021 per share for a period of five years.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of the Company’s cash and accounts receivable arising from its normal business activities. The Company routinely assesses the financial strength of its customers and third party payers and, believes that its accounts receivable credit risk exposure is limited. The Company places its cash with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. The Company does not require collateral or other security to support financial instruments subject to credit risk.

18.	Major customers

The Company generated revenues from four customers during the year ended June 30, 2006 and two customers during the year ended June 30, 2005 aggregating approximately $193,000 and $108,000, respectively. Accounts receivable from these customers aggregated approximately $130,000, inclusive of $49,000 due from VDM, an affiliate (see Note 14), and $3,000 at June 30, 2006 and 2005, respectively.

NOTES TO FINANCIAL STATEMENTS

19.	Subsequent events

Merger Agreement

On August 9, 2006, Carsunlimited.com, Inc., a publicly traded entity (“CARS”) executed an Agreement and Plan of Merger (“Merger Agreement”) with Pump Acquisition Corp., a wholly-owned subsidiary of the CARS ("PAC"), Innopump, and certain Innopump stockholders. Pursuant to the Merger Agreement, CARS issued 568,134,259 shares of its common stock to shareholders of Innopump in consideration of Innopump merging with and into PAC and becoming a wholly-owned subsidiary of the CARS ("Merger"). Holders of Innopump convertible notes, warrants and options received equivalent amount of notes, warrants and options convertible or exercisable into that number of Registrant common stock had they converted or exercised immediately prior to the closing.

The Merger Agreement required CARS to issue to the Innopump stockholders 1,950 shares of CARS common stock for each share of Innopump common stock outstanding at the closing date of August 9, 2006. At the closing, there were 262,500 outstanding shares of Innopump common stock plus 28,792 shares issued on conversion of certain debt for a total of 291,292 shares which resulted in the issuance of 568,134,259 shares of CARS common stock and resulted in CARS stockholders retaining approximately 6.75% (41,125,000 shares) of the outstanding stock and Innopump stockholders receiving approximately 93.25% of the outstanding stock on a pre-diluted basis.

Convertible Debt

The parties’ completion of the transactions contemplated under the Merger Agreement were subject to the satisfaction of certain contingencies including, without limitation, requisite approvals and consents and that CARS shall have no less than $7,500,000 in cash or cash equivalents and no more than $80,000 in liabilities immediately prior to closing.

On August 9, 2006, CARS sold 10% senior redeemable convertible debt (“Convertible Debt”) in the principal amount of $7.5 million to Mellon HBV Master U.S. Event Driven Fund, L.P. and Mellon HBV Master Global Event Driven Fund, L.P. (collectively referred to as the “Investor”) in exchange for $7.5 million in cash. Interest accrues at 10% per annum, payable in cash or payable in kind (“PIK”) at the holders’ option, on the one year anniversary of the date of issuance with respect to the first year of accrued interest and quarterly in arrears thereafter. Any interest not paid when due will accrue and will be added to the principal in determining the number of shares of Common Stock issuable upon conversion of the Convertible Debt. The Convertible Debt matures 30 months after the date of issuance (“Maturity Date”). The holder shall not have the option to prepay the Convertible Debt prior to the Maturity Date and must redeem 100% of the Convertible Debt, unless earlier converted, for an amount equal to 120% of the outstanding principal plus accrued but unpaid interest, on the Maturity Date. The proceeds from the Convertible Debt will be used for working capital, capital expenditures, mandatory debt repayment, and general corporate purposes.

The Convertible Debt is convertible into shares of CARS common stock at the fully diluted, post-reverse merger valuation at Closing of $16 million. The price per share is equal to $16 million divided by the number of outstanding shares (611,847,827) of the post reverse-merger on a fully-diluted basis (“Original Purchase Price”). This conversion price of approximately $.02615 per share would result in the issuance of approximately 286,803,669 shares upon conversion of the debt and is subject to weighted-average, anti-dilution protection on all subsequent financings by CARS. In addition, the Investor received Warrants (aggregating 22% of the shares issuable on conversion) to purchase approximately 63,096,807 shares of common stock at an exercise price of approximately $.02615 per share. The Warrants have a five (5) year term.

NOTES TO FINANCIAL STATEMENTS

Change in Fiscal Year

CARS fiscal year ended on December 31 and was a development stage Company prior to the merger. On September 13, 2006, CARS changed it year end to June 30 to conform to that of the Company, the accounting acquirer.

Customer Deposit

On September 29, 2006, the Company received $700,000 from a customer in the consumer products industry in exchange for the Company’s undertaking to deliver pre-production samples of a specially designed dual chamber dispensing pump and to fund pre-production tooling and mold expenses. The Company has no obligation to repay the advance, should the samples not satisfy the customer’s requirements. However, if the requirements are met, management anticipates that the Company will enter into an exclusive supply relationship with this customer for a term in excess of one year and that the advance will be applied against future revenues.

Note Repayments and Conversions

As a result of the merger with CARS, on August 9, 2006, the Company was able to obtain approximately $7.5 million in financing as described above. From the proceeds of this financing, the Company repaid approximately $4.4 million of its current notes and interest payable (see Notes 8, 9, and 10) and converted $1.2 million of current principal notes into 56,154,916 shares of CARS common stock (see Note 10).

Consolidated Financial Statements for the nine months ended March 31, 2007:

Consolidated Balance Sheet	70

Consolidated Statements of Operations	71

Consolidated Statements of Cash Flows	72-73

Notes to Consolidated Financial Statements	74-8

VERSADIAL, INC.
CONSOLIDATED BALANCE SHEET

March 31,
2007
(unaudited)
ASSETS
Current assets
Cash	$133,305
Due from affiliates	36,382
Accounts receivable	336,531
Inventories	649,266
Prepaid expenses and other current assets	160,304
Total current assets	1,315,788
Property and equipment, net	3,220,496
Other assets
Deferred financing costs	653,742
Security deposit	34,155
Total other assets	687,897
$5,224,181

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Notes and interest payable, net of debt discount of $411,928	$2,156,075
Notes and interest payable, related parties	1,479,487
Interest payable on convertible note	487,500
Due to licensor	415,274
Accounts payable and accrued expenses	1,046,291
Due to related parties	197,067
Customer deposits	18,911
Total current liabilities	5,800,605
Long-term liabilities
Convertible note and interest payable, net of debt discount of $472,177	7,408,288
Customer advance	700,000
Derivative financial instruments	1,559,711
Sublease security deposit, affiliate	6,830
9,674,829
Commitments and contingencies
Stockholders' deficit
Preferred stock, $.0001 par value, 2 million shares authorized, zero issued and outstanding
Common stock, $.0001 par value, 35 million shares authorized,
13,539,470 issued and outstanding	1,354
Additional paid-in-capital	1,488,881
Accumulated deficit	(11,741,488)
Total stockholders' deficit	(10,251,253)
$5,224,181

VERSADIAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended		Three Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net revenues	$1,168,356	$182,115	$727,386	$124,695
Cost of revenues
Direct costs	1,100,748	143,865	687,057	95,366
Indirect costs	516,880	330,662	201,008	143,781
	1,617,628	474,527	888,065	239,147
Gross margin	(449,272)	(292,412)	(160,679)	(114,452)
Operating expenses
General and administrative	2,313,071	1,435,917	829,362	592,512

Loss from operations	(2,762,343)	(1,728,329)	(990,041)	(706,964)
Other income (expenses)
Sublease income, affiliates	5,400	73,440	(13,848)	24,480
Interest expense	(958,512)	(166,064)	(372,206)	(78,561)
Interest expense, related parties	(79,245)	(112,333)	(23,371)	(36,861)
Amortization of debt discount	(573,036)	-	(311,533)	-
Amortization of financing costs	(340,384)	(55,697)	(181,548)	(15,411)
Loss on derivative financial instruments	(102,570)	-	(58,434)	-
Gain (loss) on foreign currency exchange	(43,472)	1,754	(21,969)	(545)
	(2,091,819)	(258,900)	(982,909)	(106,898)
Net loss	$(4,854,162)	$(1,987,229)	$(1,972,950)	$(813,862)

Weighted average common shares outstanding
Basic	13,005,263	10,662,173	13,539,470	10,662,173

Diluted	14,240,614	11,377,319	14,455,603	11,377,319

Loss per common share
Basic and Diluted	$(0.373)	$(0.186)	$(0.146)	$(0.076)

VERSADIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	March 31,
	2007	2006
	(unaudited)	(unaudited)

Cash flows from operating activities
Net loss	$(4,854,162) $	(1,987,229)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	274,299	182,197
Amortization of debt discount	573,036	-
Amortization of financing costs	340,384	55,697
Loss on derivative financial instruments	102,570	-
Changes in operating assets and liabilities:
Due from affiliates	15,126	(81,561)
Accounts receivable	(228,152)	(69,094)
Inventories	(535,371)	(32,065)
Prepaid expenses and other current assets	(109,868)	(40,837)
Due to licensor	135,200	138,621
Accounts payable and accrued expenses	536,485	(75,414)
Due to related parties	37,885	63,750
Customer deposits	(10,618)	1,200
Interest payable	1,105,076	233,735
Net cash used in operating activities	(2,618,110)	(1,611,000)

Cash flows from investing activities
Purchase of equipment	(2,533,079)	(430,506)
Payments for merger costs	(142,919)
Net cash acquired from merger	95
Net cash used in investing activities	(2,675,903)	(430,506)

Cash flows from financing activities
Proceeds from issuance of convertible notes	1,706,846	450,000
Proceeds from issuance of notes	2,450,000	2,350,000
Proceeds from customer advance	700,000
Payment on notes payable to related parties	(30,000)
Payments for financing costs	(267,702)	(62,500)
Distributions to investors	(49,122)
Payments on equipment lease		(84,437)
Net cash provided by financing activities	4,510,022	2,653,063

Net (decrease) increase in cash	(783,991)	611,557

Cash, beginning of period	917,296	55,244
Cash, end of period	$133,305 $	666,801

VERSADIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Nine Months Ended
	March 31,
	2007	2006
	(unaudited)	(unaudited)

Supplemental disclosure of cash flow information,
cash paid during the period for interest	$464,592	$50,359

Supplemental disclosure of non-cash investing and financing, activities:

Convertible debentures converted to common stock	$1,200,000	$-

Debt discount related to convertible note and secured line of credit	$1,457,141	$-

Accounts payable converted into promissory note	$-	$104,284

Shares formerly subject to redemption converted to common stock	$887,403	$-

Reclassification of deferred financing cost payable to equity	$42,588	$-

Issuance of Mellon convertible notes	$7,500,000
Payments made directly to debtholders	(4,517,154)
Merger and financing costs	(1,026,000)
Payment made directly to licensor	(250,000)

Net proceeds received	$1,706,846

VERSADIAL, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007

Note 1. ORGANIZATION AND BASIS OF PRESENTATION

Organization and Nature of Operations

Versadial, Inc. (hereinafter referred to as the “Registrant” or “Versadial” or the “Company”), was originally incorporated in Nevada under the name Carsunlimited.com, Inc. (“CARS”) on March 7, 2000. CARS, a publicly traded corporation, prior to August 9, 2006, was a development stage company with limited operations and revenues and only nominal assets. Its intended purpose was to offer users the ability to search a database that contained products and information about the Automobile industry, new and used car sales (classified ads), as well as automotive products such as extended warranty information and anti-theft body part marking. On March 2, 2007, CARS changed its name to Versadial to capitalize on the awareness of its trademarked name for its products in the marketplace as described below.

On August 9, 2006, the Registrant executed an Agreement and Plan of Merger (“Merger Agreement”) with Pump Acquisition Corp. ("PAC"), a wholly-owned subsidiary of the Registrant , Innopump, Inc. D/B/A Versadial (“Innopump”), a Nevada corporation which was formed on April 1, 2005, and certain Innopump stockholders. Pursuant to the Merger Agreement, the Registrant issued 12,625,243 shares of its common stock to shareholders of Innopump in consideration of Innopump merging with and into PAC and becoming a wholly-owned subsidiary of the Registrant ("Merger"). The Registrant, prior to the Merger, is sometimes referred to herein as OLDCO .The Merger is more fully described in Note 3. As a result of the merger, Innopump became a majority-owned subsidiary of OLDCO and the holders of Innopump common stock and debt acquired a majority interest of OLDCO. The accounting of this transaction differs from its legal form, as Innopump is considered the accounting acquirer and OLDCO the acquired entity. The transaction has been accounted for as a reverse acquisition under the purchase method of accounting, whereby the assets of OLDCO were revalued and the purchase price allocated to those assets acquired and liabilities assumed. Innopump’s historical financial statements were carried forward subsequent to the merger as those of the combined entity (hereinafter referred to as “NEWCO”).

The Company is engaged in the manufacture of a dispenser that enables the user to blend two liquids in varying proportions. The dispensers are manufactured in Germany and are currently being utilized in the food, suncare, skincare, and cosmetic industries.

On May 25, 2005, Innopump acquired all of the assets and assumed certain liabilities of Sea Change Group, LLC ("SCG"), a privately held New York Limited Liability Company formed in 1999. This transaction between Innopump and SCG, which were entities under common control, was accounted for in a manner similar to a pooling of interests whereby the assets and liabilities of SCG were transferred to Innopump at historical amounts. Prior to the merger with OLDCO, the financial statements of Innopump were prepared as if the transaction had occurred at the beginning of the period presented, and present the financial data of previously separate entities.

Basis of Presentation

NEWCO’s fiscal year ends on June 30, and therefore references to fiscal 2006 and 2005 refer to the fiscal years ended June 30, 2006 and June 30, 2005, respectively. OLDCO’s fiscal year end was December 31, which was changed to June 30 to conform to the year end of Innopump, the accounting acquirer.

The accompanying condensed consolidated financial statements of the Company reflect the historical results of the predecessor entity, Innopump, prior to August 9, 2006 and the consolidated results of operations of NEWCO subsequent to the acquisition date of August 9, 2006.

The common stock and per share information in the consolidated financial information and related notes have been retroactively adjusted to give effect to the reverse merger on August 9, 2006 and to give effect to the one for forty-five reverse stock split that became effective on March 2, 2007 (see Note 8).

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form l0-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and disclosures required for annual financial statements. These financial statements should be read in conjunction with the financial statements and related footnotes for the year ended December 31, 2005 of OLDCO, included in the Annual Report filed on Form l0-KSB for the year then ended. These financial statements should also be read in conjunction with Form 8-K of Versadial filed on August 11, 2006 and Form 8-K/A of Versadial filed on October 13, 2006 with the SEC, which include the audited financial statements of Innopump for the years ended June 30, 2006 and 2005. These statements reflect all adjustments which are of a normal recurring nature and which, in the opinion of management, are necessary for a fair statement of the results for the fiscal nine months ended March 31, 2007 and 2006. The results of operations for the first nine months of fiscal 2007 are not necessarily indicative of the results to be expected for the full year.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

In December 2003, the Financial Accounting Standards Board (“FASB”) revised FASB Interpretation 46, “Consolidation of Variable Interest Entities” (FIN 46r”). FIN 46r requires certain variable interest entities (“VIE”) to be consolidated by the primary beneficiary entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

The Company is the primary beneficiary of SCG under FIN 46r. SCG, as a result of the business acquisition described in Note 1, is no longer an operating entity and is dependent on the Company for all of its income consisting of future royalties and license fees. The Company consolidated the results of SCG’s operations for the nine months ended March 31, 2007, consisting of approximately $37,000 in net income derived from an aggregate of $183,000 in license and royalty fees from the Company, net of interest and other operating expenses. SCG’s assets at March 31, 2007 approximated $146,000 consisting mainly of cash, sublease income receivable, royalties receivable from the Company and a security deposit on a lease. SCG’s liabilities at March 31, 2007 approximated $1,505,000 consisting primarily of loans due to partners which were not assumed by the Company as part of the business acquisition described in Note 1. These assets and liabilities are included in the consolidated financial statements.

The consolidated financial statements include the accounts of the Company and SCG. All intercompany transactions and balances have been eliminated in consolidation.

Inventories

Inventories consist principally of parts and are stated at cost on the first-in, first-out basis, which does not exceed market value. Finished goods are assembled per customer specifications and shipped upon completion.

Revenue Recognition

Revenues are generally recognized at the time of shipment. The Company requires deposits from certain customers which are recorded as current liabilities until the time of shipment. All shipments are picked up by the customers freight forwarders and are F.O.B. from the Company’s manufacturer. The Company bears no economic risk for goods damaged or lost in transit.

Impairment of Long-Lived Assets

Certain long-lived assets of the Company are reviewed at least quarterly to determine whether there are indications that their carrying value has become impaired, pursuant to guidance established in SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations (undiscounted and without interest charges). If impairment is deemed to exist, the assets will be written down to fair value. Management also reevaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of March 31, 2007, management expects these assets to be fully recoverable.

Foreign Currency Transactions

The Company complies with SFAS No. 52 “Foreign Operations and Currency Translation”. All foreign currency transaction gains and losses are included in the Company’s net income (loss) in the period the exchange rate changes.

Fair Value of Financial Instruments

The fair value of the Company's assets and liabilities, which qualify as financial instruments under SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," approximate the carrying amounts presented in the consolidated balance sheet.

Derivative Financial Instruments

The Company accounts for non-hedging contracts that are indexed to, and potentially settled in, its own common stock in accordance with the provisions of EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". These non -hedging contracts accounted for in accordance with EITF No. 00-19 include freestanding warrants and options to purchase the Company's common stock as well as embedded conversion features that have been bifurcated from the host financing contract in accordance with the requirements of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Under certain circumstances that could require the Company to settle these equity items in cash or stock, and without regard to probability, EITF 00-19 could require the classification of all or part of the item as a liability and the adjustment of that reclassified amount to fair value at each reporting date, with such adjustments reflected in the Company's consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3. MERGER AGREEMENT

On August 9, 2006, OLDCO executed an Agreement and Plan of Merger (“Merger Agreement”) with Pump Acquisition Corp., a wholly-owned subsidiary of OLDCO ("PAC"), Innopump, and certain Innopump stockholders. Pursuant to the Merger Agreement, the Company issued 12,625,243 shares of its common stock to shareholders of Innopump in consideration of Innopump merging with and into PAC and becoming a wholly-owned subsidiary of OLDCO ("Merger"). Holders of Innopump convertible notes, warrants and options received equivalent amount of notes, warrants and options convertible or exercisable into that number of the Registrant common stock had they converted or exercised immediately prior to the closing.

The Merger Agreement required OLDCO to issue to the Innopump stockholders approximately 43.333 shares of common stock for each share of Innopump common stock outstanding at the closing date of August 9, 2006. At the closing, there were 262,500 outstanding shares of Innopump common stock plus 28,792 shares issued on conversion of certain debt for a total of 291,292 shares which resulted in the issuance of 12,625,243 shares (rounded up for fractional shares) of common stock and resulted in OLDCO stockholders retaining approximately 6.75% (914,227 shares rounded up for fractional shares) of the outstanding stock and Innopump stockholders receiving approximately 93.25% of the outstanding stock on a pre-diluted basis.

The parties’ completion of the transactions contemplated under the Merger Agreement were subject to the satisfaction of certain contingencies including, without limitation, requisite approvals and consents and that OLDCO shall have no less than $7,500,000 in cash or cash equivalents and no more than $80,000 in liabilities immediately prior to closing (see Note 5). These conditions were deemed satisfied at the closing.

NEWCO incurred merger costs of approximately $503,000, which were charged to equity, consisting of approximately a $350,000 advisory fee payable to the investment banker and $153,000 in legal fees. The investment banker agreed to defer payment of $175,000 of the advisory fee until February 2007. The deferred portion of the fee was paid on February 9, 2007 pursuant to the agreement with the investment banker. All other fees were paid at or subsequent to the closing.

The following supplemental pro forma information is presented to illustrate the effects of the acquisition of Innopump on the historical operating results for the nine and three months ended March 31, 2007 and 2006 as if the acquisition had occurred at the beginning of the respective period:

	Nine Months Ended		Three Months Ended
	March, 31		March, 31
	2007	2006	2007	2006
Revenues	$1,168,356	$182,115	$727,386	$124,695
Net loss	$(4,948,238)	$(3,015,475)	$(1,972,950)	$(935,481)
Net loss per share	$(0.365)	$(0.223)	$(0.146)	$(0.069)

The above unaudited pro forma condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the condensed consolidated results of operations that actually would have been realized had Innopump and OLDCO been a combined company during the specified periods.

Note 4. GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. At March 31, 2007, the Company has incurred cumulative losses of approximately $11.7 million since inception and $4.9 million for the nine months ended March 31, 2007. The Company has a working capital deficit of approximately $4.5 million and a stockholders’ deficit of approximately $10.3 million as of March 31, 2007.

On August 9, 2006, concurrent with the merger, OLDCO sold 10% senior redeemable convertible debt (“Convertible Debt”) in the principal amount of $7.5 million to Mellon HBV Master U.S. Event Driven Fund, L.P. and Mellon HBV Master Global Event Driven Fund, L.P. (now known as Fursa Master Global Event Driven Fund, LP, and referred to herein as the “Investor”). The note bears interest at 10% per annum and is due on February 9, 2009 (see Note 5). The proceeds were first used to pay approximately $1 million in financing and legal fees, $4.5 million in current notes payable and accrued interest and $250,000 in other current obligations which became due on the date of the merger. The Company received net proceeds of approximately $1.7 million, which management used for working capital needs.

At June 30, 2006, the Company had approximately $7.1 million in current notes payable and accrued interest. On August 9, 2006, prior to the reverse merger with OLDCO, the Company converted $1.2 million of these notes into common stock. As noted above, the Company repaid approximately $4.5 million with the proceeds from the $7.5 million financing. At March 31, 2007, current notes payable of approximately $1.5 million are primarily due to shareholders which management believes will be extended prior to maturity (see Note 10). The balance of current notes payable of approximately $2.6 million (gross of amortizable debt discount) are due on February 1, 2008 (see Note 5).

On September 29, 2006, the Company received $700,000 from a customer in the consumer products industry in exchange for the Company’s undertaking to deliver pre-production samples of a specially designed dual chamber dispensing pump and to fund pre-production tooling and mold expenses. The Company had no obligation to repay the advance, if the samples did not satisfy the customer’s requirements. In May, 2007, the customer approved the pre-production samples and on May 14, 2007 advanced the Company an additional $1.0 million to fund pre-production tooling and mold expenses. The $1.7 million advance will be applied against future revenues as a credit against shipments commencing six months after the date of the first shipment and based on repayment at a rate of a certain amount per piece for all products shipped. In the event of a default by the Company, the customer may, at its discretion, recover the remaining amount of the advance as a credit against other product purchases from the Company or will be due from the Company under the terms of a promissory note to be issued at the time of default (see Notes 7 and 10). Management anticipates that the Company will enter into an exclusive supply relationship with this customer for a term in excess of one year.

On February 1, 2007 the Company entered into a Secured Line Of Credit Agreement (“Credit Agreement”) with Fursa Alternative Strategies, LLC (referred to herein as the “Lender”), which acts as the investment advisor to the Investor, allowing the Company to draw upon a $3.0 million line of credit with a Maturity Date of 1 year from the date of the Credit Agreement, which may be extended for an additional 3 months. The per annum base Interest Rate applicable in each month that advances are drawn down or outstanding pursuant to the Credit Agreement is equal to the three month LIBOR rate as published on the first date of such month in the “Money Rates” section of The Wall Street Journal (rounded up or down to the nearest one-sixteenth of one percent) plus 700 basis points (7.0%). Upon a default under the terms of the Note, the Interest Rate would increase by 4%. In addition, on the maturity date, the Company shall pay the Lender a non-refundable fee equal to .75% on the average monthly undrawn portion of the Maximum Amount of the line of credit ($3.0 million). At March 31, 2007, the Company had utilized $2.45 million of the available line of credit. (see Note 5).

Management recognizes that the Company must generate additional revenue and sufficient gross profits to achieve profitable operations. Management's plans to increase revenues include the continued building of its customer base and product line as well as commencing production at a domestic manufacturing facility in the United States and entering into a supply agreement with a customer in the consumer products industry as related to the manufacture of a new size dispenser (see Notes 7, 9 and 10). Management believes that the capital received as a result of the above transactions and the credit available under the secured line of credit may not be sufficient to purchase the necessary capital equipment needed to expand its product line and increase production capacity during the next twelve months and that additional debt or equity financing may be required.

There can be no assurance that the Company will be successful in building its customer base and product line or that the available capital will be sufficient to fund current operations and the necessary capital expenditures until such time that the revenues increase. If the Company is unsuccessful in building its customer base or is unable to obtain additional financing, if necessary, on terms favorable to the Company there could be a material adverse effect on the financial position, results of operations and cash flows of the Company. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 5. CONVERTIBLE DEBT, SECURED LINE OF CREDIT AND DERIVATIVE FINANCIAL INSTRUMENTS

Convertible Debt

On August 9, 2006, concurrent with the merger closing, OLDCO sold 10% senior redeemable convertible debt (“Convertible Debt”) in the principal amount of $7.5 million to Mellon HBV Master U.S. Event Driven Fund, L.P. and Mellon HBV Master Global Event Driven Fund, L.P. Fund (now known as Fursa Master Global Event Driven Fund, LP, and referred to herein as the “Investor”) under the terms of a Securities Purchase Agreement in exchange for $7.5 million in cash. Interest accrues at 10% per annum, payable in cash or payable in kind (“PIK”) at the holders’ option, on the one year anniversary of the date of issuance with respect to the first year of accrued interest and quarterly in arrears thereafter. Any interest not paid when due will accrue and will be added to the principal in determining the number of shares of Common Stock issuable upon conversion of the Convertible Debt. The Convertible Debt matures 30 months after the date of issuance (“Maturity Date”). The holder does not have the option to prepay the Convertible Debt prior to the Maturity Date and must redeem 100% of the Convertible Debt, unless earlier converted, for an amount equal to 120% ($9.0 million) of the outstanding principal plus accrued but unpaid interest, on the Maturity Date. The proceeds from the Convertible Debt were used for working capital, capital expenditures, mandatory debt repayment, and general corporate purposes. Interest expense for the nine and three months ended March 31, 2007 approximated $868,000 and $332,000 consisting of approximately $487,000 and $188,000 currently due on August 9, 2007 and $381,000 and $144,000 due upon maturity calculated using the effective interest method for the 20% premium due at maturity, respectively.

The Convertible Debt is convertible into shares of the Company’s common stock at the fully diluted, post-reverse merger valuation at Closing of $16 million. The price per share is equal to $16 million divided by the number of outstanding shares (13,596,998) of the post reverse-merger on a fully-diluted basis (“Original Purchase Price”). This conversion price of approximately $1.17675 per share would result in the issuance of approximately 6.4 million shares upon conversion of the debt and is subject to weighted-average, anti-dilution protection on all subsequent financings by the Company.

In addition, the Investor received warrants (“Investor Warrants”) aggregating 22% of the shares issuable on conversion to purchase 1,402,153 shares of common stock at an exercise price of approximately $1.17675 per share. The Investor Warrants have a five (5) year term which were valued at the grant date at approximately $635,000. The fair value was calculated using the Black-Scholes model with an expected volatility of 40% and a risk free interest rate of 4.91%.

The debt discount will be charged to operations over the life of the underlying debt with a corresponding increase to the Convertible Debt. For the nine and three months ended March 31, 2007, approximately $163,000 and $63,000 were charged to operations as debt discount costs for these warrants, respectively.

The Company signed a Registration Rights Agreement with the Investor on August 9, 2006 whereby the Company is obligated to register the resale of its shares of common stock issuable upon the exercise of the Investor Warrants and have the registration statement declared effective by the Securities and Exchange Commission on or prior to February 5, 2007, which date was extended by amendment to June 15, 2007. If the registration statement is not declared effective within the time frame described, or if the registration is suspended, the Company will be obligated to issue additional warrants (“Liquidated Damages Warrants”) to the Investor. Initially, the Company will be obligated to issue to the Investor 2% of the number of shares of common stock issuable to the Investor upon conversion of the Convertible Debt or approximately 127,000 shares. In addition, for each full thirty (30) day period after the date that the registration statement has not been declared effective, the Company is obligated to issue to the Investor warrants exercisable for a number of shares of common stock equal to 2% percent of the number of shares of common stock issuable to the Investor.

The agreement also requires the Company to meet certain requirements such as effecting a reverse stock split and redomiciling in Delaware.

On November 10, 2006, the Investor agreed to amend the original agreement in regards to certain requirements of the Company. The Investor agreed to extend the requirement for the Company to effect a reverse stock split from fourteen (14) days after the closing until December 31, 2006 and to extend the requirement of the Company to domicile in Delaware from within forty five (45) days of the closing until December 31, 2006. The Investor also agreed to extend the requirement for the Company to file a Registration Statement from ninety (90) days after the closing until December 31, 2006 and extended the requirement to have the Registration Statement effective from one hundred eighty (180) days after the closing until March 31, 2007. These requirements were not met by December 31, 2006.

On February 15, 2007, the Investor agreed to an additional amendment to the original agreement in regards to these requirements. The Investor agreed to extend the requirement for the Company to effect a reverse stock split from fourteen (14) days after the closing until March 16, 2007 and to extend the requirement of the Company to domicile in Delaware from within forty five (45) days of the closing until within forty five (45) days following demand at any time commencing on the first anniversary of the Closing Date and ending on the third anniversary of the Closing Date. The Investor also agreed to extend the requirement for the Company to file a Registration Statement from ninety (90) days after the closing until March 16, 2007 and extended the requirement to have the Registration Statement effective from one hundred eighty (180) days after the closing until June 15, 2007. On March 2, 2007, the Registrant changed its corporate name to Versadial, Inc., and effected a one for forty-five reverse stock split. On March 16, 2007, the Company filed the required Registration Statement with the SEC.

Financing fees in connection with this debt approximated $840,000 which are being amortized over the term of the convertible debt. For the nine and three months ended March 31, 2007, the amortization of financing costs approximated $224,000 and $84,000, respectively.

On October 17, 2006, the Company issued additional warrants to purchase an aggregate of 318,672 shares of the Company’s common stock to the Investor at an exercise price of approximately $1.17675 per share. The warrants expire on August 9, 2011. These warrants were issued in exchange for the Investor deleting a provision in the original Securities Purchase Agreement whereby the Investor would be granted additional future warrants based on the Company not meeting certain earnings targets (the “EBIDTA Shortfall Warrants”). The warrants were valued at the grant date at approximately $161,000. The fair value was calculated using the Black-Scholes model with an expected volatility of 42% and a risk free interest rate of 4.70%. In addition, the Investor was granted the right to receive potential further additional warrants to purchase an aggregate of 318,672 shares of the Company’s common stock at an exercise price of $1.17675 per share if the Company did not pass the testing requirements of a prospective customer by March 31, 2007. On March 31, 2007, these warrants were issued as the testing requirements were not met until May 2007. This customer advanced the Company $700,000 in September 2006 and an additional $1.0 million in May 2007 (see Notes 7 and 10). These warrants will expire on August 9, 2011. These warrants were valued at the grant date at approximately $166,000. The fair value was calculated using the Black-Scholes model with an expected volatility of 41% and a risk free interest rate of 4.50%. The value of the additional warrants were treated as debt discount expense.

Secured Line of Credit

On February 1, 2007 the Company entered into a Secured Line Of Credit Agreement (“Credit Agreement”) with Fursa Alternative Strategies, LLC (referred to herein as the “Lender”), which acts as the investment advisor to the Investor , allowing the Company to draw upon a $3.0 million line of credit with a Maturity Date of 1 year from the date of the Credit Agreement, which may be extended for an additional 3 months. The per annum base Interest Rate applicable in each month that advances are drawn down or outstanding pursuant to the Credit Agreement is equal to the three month LIBOR rate as published on the first date of such month in the “Money Rates” section of The Wall Street Journal (rounded up or down to the nearest one-sixteenth of one percent) plus 700 basis points (7.0%). Upon a default under the terms of the Note, the Interest Rate would increase by 4%. In addition, on the maturity date, the Company shall pay the Lender a non-refundable fee equal to .75% on the average monthly undrawn portion of the Maximum Amount of the line of credit ($3.0 million). At March 31, 2007, the Company had drawn an aggregate of $2,450,000 of the available line which is included in current notes payable. Interest expense for the nine and three months ended March 31, 2007 approximated $38,000. Accrued interest payable aggregated $1,391 at March 31, 2007.

In conjunction with the Credit Agreement, the Company granted warrants to each of Lender and Prospero Capital, LLC (formerly known as Sagamore Hill Capital, LLC), an affiliate of the Lender (“Prospero”), to purchase respectively, one million eighty four thousand four hundred and forty two (1,084,543) shares of the Company’s common stock (the “Warrants”). The Warrants are exercisable for five years from the date of issuance at an initial exercise price equal to $2.475 per share subject to adjustment under certain events.

In the event that the Company did not secure certain purchase order(s) on or prior to March 31, 2007, the applicable Interest Rate after such date would increase by 2% and the Company would issue to each of the Lender and Prospero additional warrants (collectively, the “Additional Warrants”) to purchase shares of the Company’s common stock representing in aggregate 1,084,543 shares at an initial strike price of $2.475 per share subject to adjustment under certain events, exercisable for five years from the date of issuance. Where Company does secure such purchase orders on or prior to June 30, 2007, 25% of the total number of initial Warrants issued shall be automatically redeemed by the Company for no additional consideration. Upon the expiration or termination of the credit facility under the Agreement, whichever occurs first, the Company has the option to purchase 25% of the total number of initial Warrants issued at an aggregate purchase price of $250,000.

On March 31, 2007, the Company secured the required purchase orders as defined in the Credit Agreement and redeemed 25% of the initial Warrants. The aggregate Lender Warrants issued to each of Lender and Prospero, after giving effect to the 25% redemption, to purchase 813,407 shares of the Company’s common stock have a five (5) year term which were valued at the grant date at approximately $494,000. The fair value was calculated using the Black-Scholes model with an expected volatility of 44% and a risk free interest rate of 4.50%.

The debt discount will be charged to operations over the life of the underlying debt with a corresponding increase to the debt. For the nine and three months ended March 31, 2007, approximately $82,000 was charged to operations as debt discount costs for these warrants.

Financing fees in connection with this debt approximated $135,000, including a $90,000 fully earned non-refundable commitment fee paid to the Lender which is included in operations, and other costs of $45,000 which are being amortized over the term of the convertible debt. For the nine and three months ended March 31, 2007, the expense and amortization of financing costs approximated $98,000 .

Derivative Financial Instruments

Pursuant to Paragraph 14 of EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", the Investor Warrants meet the requirements of and are accounted for as a liability since the Investor Warrants contain registration rights where Liquidated Damages Warrants would be required to be issued to the holder in the event the Company failed to receive an effective registration. The initial value of the Investor Warrants granted on August 9, 2006 ($635,000) was treated as a discount to the convertible notes payable (debt discount) and recorded as a liability (derivative financial instruments). The value of the additional warrants granted on October 17, 2006 and March 31, 2007 ($328,000) were treated as additional debt discount expense and recorded as a liability (derivative financial instruments). The value of the warrants granted on February 1, 2007 ($494,000) to the Lender were treated as a discount to the debt (debt discount) and recorded as a liability (derivative financial instruments). Using the Black-Scholes option-pricing method, the value of the derivative financial instruments are reassessed at each balance sheet date and marked to market as a derivative gain or loss until exercised or expiration. Upon exercise of the derivative financial instruments, the related liability is removed by recording an adjustment to additional paid-in-capital. The derivative financial instruments had a value of approximately $1,560,000 at March 31, 2007. The derivative loss for the nine and three months ended March 31, 2007 approximated $102,000 and $58,000 respectively.

Note 6. DEBT CONVERSION AND REPAYMENT

As a result of the merger with OLDCO, on August 9, 2006, the Company was able to obtain approximately $7.5 million in financing as described above. From the proceeds of this financing, the Company repaid approximately $4.4 million of Innopump’s current notes and interest payable and converted $1.2 million of Innopump’s current principal notes into 28,792 shares of Innopump stock which were subsequently converted to 1,247,912 shares of the Company’s common stock.

The debt repayment of $4.4 million consisted of principal and interest due to related parties of approximately $746,000, principal and interest due to other parties of approximately $3,567,000 and interest due to parties converting debt of approximately $114,000. Interest expense for the six and three months ended December 31, 2006 on these notes approximated $68,000 and -0-, respectively.

In addition, the Company expensed approximately $18,000 of unamortized financing costs associated with prior debt that was repaid at the closing.

Note 7. CUSTOMER ADVANCE

On September 29, 2006, the Company received $700,000 from a customer in the consumer products industry in exchange for the Company’s undertaking to deliver pre-production samples of a specially designed dual chamber dispensing pump and to fund pre-production tooling and mold expenses. The Company had no obligation to repay the advance, if the samples did not satisfy the customer’s requirements. In May, 2007, the customer approved the pre-production samples and on May 14, 2007 advanced the Company an additional $1.0 million to fund pre-production tooling and mold expenses. The $1.7 million advance will be applied against future revenues as a credit against shipments commencing six months after the date of the first shipment and based on repayment at a rate of a certain amount per piece for all products shipped. In the event of a default by the Company, the customer may, at its discretion, recover the remaining amount of the advance as a credit against other product purchases from the Company or will be due from the Company under the terms of a promissory note to be issued at the time of default (see Note 10). This advance has been classified as long-term at March 31, 2007. Management anticipates that the Company will enter into an exclusive supply relationship with this customer for a term in excess of one year.

Note 8. STOCKHOLDERS’ DEFICIT

Capitalization

The Company’s initial authorized capitalization consisted of 50 million (50,000,000) shares of common stock, par value $.001 and no preferred stock. Prior to the merger, the certificate of incorporation was amended to increase the capitalization of the Company to 1.3 billion (1,300,000,000) shares of common stock, par value $.001 and 100 million (100,000,000) shares of preferred stock, par value $.001. In March 2007, the Company’s Articles of Incorporation were amended to provide for authority to issue 35,000,000 shares of common stock, par value $.0001 per share, and 2,000,000 shares of preferred stock, par value $.0001 per share. As of March 31, 2007, there were 13,539,470 shares of common stock outstanding. No shares of preferred stock were outstanding as of that date.

Issuance of Common Stock

On August 8, 2006, ODC Partners, LLC, a debtholder of OLDCO, agreed to convert its outstanding debt of approximately $100,000 and accrued interest into 222,223 shares of the Company’s common stock. This conversion resulted in an aggregate of 914,227 shares (as rounded up for fractional shares) outstanding prior to the merger of OLDCO.

On August 9, 2006, as a result of the merger, the Company issued an aggregate of 11,377,331 shares to Innopump shareholders (a conversion of approximately 43.333 shares of NEWCO stock for each share of Innopump stock, 262,500 shares outstanding). In addition the Company issued an aggregate of 1,247,912 shares to Innopump debtholders who elected to convert their debt to equity prior to the merger (a conversion of approximately 43.333 shares of NEWCO stock for each share of Innopump stock). These debtholders converted $1.2 million in debt to 28,792 shares of Innopump stock prior to the merger. Subsequent to the merger, the Company has 13,539,470 common shares outstanding.

Reverse Stock Split

On March 2, 2007, the Company completed a one for forty-five reverse stock split . The common stock and per share information in the consolidated financial information and related notes have been retroactively adjusted to give effect to the stock split. Prior to the reverse split the Company had outstanding 609,259,259 common shares. Subsequent to the reverse split, the Company had outstanding 13,539,470 common shares. All fractional shares were rounded up.

Issuance of Other Warrants

In addition to the Investor and Lender warrants described in Note 5, on August 9, 2006, under the terms of prior agreements with Innopump debtholders and the investment banker, the Company issued an aggregate of 57,527 warrants. All of these warrants are exercisable for a period of five (5) years at exercise prices between $.945 and $.99 per share. An aggregate of 40,002 of these warrants were issued to the Innopump debtholders that converted $1.2 million in debt prior to the merger, 1,778 warrants were issued to the investment banker, 11,112 warrants were issued to a related party Innopump debtholder , and 4,635 warrants were issued to a current debtholder of the Company.

Loss Per Share

Basic loss per share excludes dilution and is calculated by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. At March 31, 2006, basic loss per share does not include approximately 715,154 shares which were redeemable by the shareholders as described below.  At March 31, 2007, the basic and diluted loss per common share does not include an aggregate of 3,723,838 warrants outstanding and 6,373,415 shares issuable under the terms of convertible debt (see Note 5). The effect of these securities would be antidilutive. These warrants are currently exercisable at prices that range between $.94-$2.475 and expire between August 9, 2011 and February 1, 2012.

Common Stock Subject to Redemption

In April 2005, $825,000 of SCG convertible debt was converted into 8.25 membership interests at a conversion ratio of 1 interest for each $100,000 of convertible debt. The debt holders were also issued an additional 16,500 common shares of Innopump stock in connection with the convertible notes. On August 9, 2006, the date of the merger, these shares were exchanged for 715,154 shares of the Company’s common stock.

A provision in the May 25, 2005 Asset Purchase Agreement between Innopump and SCG provided the prior debt holders a put option whereby they could sell their Innopump shares, which were subsequently exchanged for the Company’s shares, back to the Company between September 30, 2006 and October 30, 2006, at an amount equal to the principal and interest which would have been due upon conversion of the original debt. The aggregate amount of $887,403 (which includes $62,403 in accrued interest through the conversion date) was included on the balance sheet as a liability at September 30, 2006. The put options expired on October 30, 2006 and none of the shares were redeemed. The aggregate amount of the put options is included in additional paid-in capital subsequent to October 30, 2006.

Note 9. COMMITMENTS AND CONTINGENCIES

Manufacturing Agreement

On September 20, 2006, the Company entered into a 30-month manufacturing agreement with an outside contractor located in Germany. The agreement calls for the contractor to develop certain production molds for the Company for a new size (20 millimeter) dispenser. The Company will place all customer orders relating to the product with the contractor until at least eighty percent (80%) of the manufacturer’s production capacity is utilized based on five (5) days per week, three (3) shifts per day. The agreement calls for the Company to make payments in the aggregate of approximately $3 million for the required molds. The payments start in October 2006, vary in amount, and will be made over the 30-month term of the agreement. Title of the molds will transfer to the Company upon final payment. As of March 31, 2007, the Company has made payments of approximately $1.6 million for the molds which is included in property and equipment.

Equipment Purchase

In conjunction with the above manufacturing agreement, the Company also ordered related assembly equipment from a vendor in the amount of approximately $1.1 million. The Company has made payments of approximately $360,000 for the equipment which is included in property and equipment.

Note 10. SUBSEQUENT EVENTS

Debt Extensions

SCG has an outstanding note with a related party in the amount of $1,098,536 which bears interest at 8% and matures on October 30, 2006. On November 9, 2006, the lender agreed to extend the maturity date, under the same terms and conditions as the original note to November 30, 2006. The note was not paid when due. On January 26, 2007, the lender agreed to extend the maturity date, under the same terms and conditions as the original note, to March 31, 2007. The note was not paid when due. On March 31, 2007, the lender agreed to extend the maturity date, under the same terms and conditions as the original note, to June 30, 2007.

SCG has an outstanding note with a related party in the amount of $100,000 which bears interest at 8% and matures on October 30, 2006. On October 16, 2006, SCG repaid $30,000 of the note. On November 9, 2006, the lender agreed to extend the maturity date on the remaining $70,000 balance and all accrued interest, under the same terms and conditions as the original note to November 30, 2006. The note was not paid when due. On January 26, 2007, the lender agreed to extend the maturity date, under the same terms and conditions as the original note, to March 31, 2007. The note was not paid when due. On March 31, 2007, the lender agreed to extend the maturity date, under the same terms and conditions as the original note, to June 30, 2007.

The Company has an outstanding note in the amount of $104,284 which bears interest at 8% and matures on October 31, 2006. On November 9, 2006, the lender agreed to extend the maturity date, under the same terms and conditions as the original note to November 30, 2006. The note was not paid when due. On February 8, 2007, the lender agreed to extend the maturity date, under the same terms and conditions as the original note, to February 28, 2007. The note was not paid when due. On May 4, 2007, the lender agreed to extend the maturity date to December 31, 2007. In addition, the lender was granted warrants to purchase 55,000 shares of the Company’s common stock exercisable for five years from the date of issuance at an initial exercise price equal to $2.475 per share.

Supply and Tooling Amortization Agreement

On April 24, 2007, the Company entered into a Supply Agreement and a related Tooling Amortization Agreement with an outside contractor located in the United States (the “Supplier”).

These two agreements became effective on April 30, 2007, when SCG and the licensor to the Company of the technology covering the patented dual chamber dispensing pump produced by the Company, and Gerhard Brugger, the patent owner of the patented dual chamber dispensing pump, entered into an Agreement to License with the Supplier. This Agreement, a condition precedent to the effectiveness of the Supply Agreement and the related Tooling Amortization Agreement, provides security to the Supplier if the Company were to default in the performance of its obligations under the Supply Agreement.

The Supply Agreement provides, among other things, that the Company, over the five year term of the Agreement, shall purchase from the Supplier no less than 100,000,000 units of the Company’s 40 millimeter and 49 millimeter dual chambered dispensing pumps.

These Agreements provide that the Supplier will fund the estimated $4,000,000 cost of the injection molding, tooling and automatic equipment necessary to produce the products to be purchased by the Company. Although financed by the Supplier, the equipment will be owned by the Company.

The cost of the tooling and automatic equipment, with a three (3%) percent per annum interest factor, will be amortized over a period of 18 months against pumps purchased and delivered to the Company pursuant to the Supply Agreement, with a per unit amortization cost included in the cost price for the pumps. The Supply Agreement also contains normal commercial terms, including a representation by the Supplier as to the pumps being produced in accordance with specifications, indemnification of the Supplier by the Company against intellectual property infringement claims of third parties, insurance, confidentiality and termination provisions, including a right of optional termination by Company upon payment of all unamortized tooling and equipment costs plus a penalty, the amount of which varies based on the date of termination.

The price for the pumps is fixed, subject to adjustment at six month intervals to reflect changes in the cost of resins and other component parts.

The Supply Agreement also grants to the Supplier a right of first refusal to furnish additional tooling, if the Company elects to acquire additional tooling, and affords the Supplier a right to match the terms of a replacement supply contract at the end of the five year term of the Supply Agreement.

The related Agreement to License between the Supplier and Sea Change Group, LLC and Gerhard Brugger permits the Supplier, in the event of a default by the Company under the Supply Agreement, to require that SCG and Brugger utilize Supplier to continue to produce and market the pumps that are the subject of the Supply Agreement for the remaining term of the Supply Agreement, if the Supplier is not then in default of its obligations under the Supply Agreement. In such case, the right of Supplier to continue to amortize the cost of the tooling and automatic equipment would continue.

Customer Advance

On September 29, 2006, the Company received $700,000 from a customer in the consumer products industry in exchange for the Company’s undertaking to deliver pre-production samples of a specially designed dual chamber dispensing pump and to fund pre-production tooling and mold expenses. The Company had no obligation to repay the advance, if the samples did not satisfy the customer’s requirements. In May, 2007, the customer approved the pre-production samples and on May 14, 2007 advanced the Company an additional $1.0 million to fund pre-production tooling and mold expenses. The $1.7 million advance will be applied against future revenues as a credit against shipments commencing six months after the date of the first shipment and based on repayment at a rate of a certain amount per piece for all products shipped. In the event of a default by the Company, the customer may, at its discretion, recover the remaining amount of the advance as a credit against other product purchases from the Company or will be due from the Company under the terms of a promissory note to be issued at the time of default (see Note 7).

License Agreement and Sublicense Agreement, Related Parties

License Agreement

On June 16, 2006, under the terms of a License Agreement between the SCG (the“Licensee”) and Gerhard Brugger (the “Licensor”), the Licensor signed a waiver of defaults whereby payments in arrears due through June 30, 2006 of $525,000 would be paid as follows: $100,000 no later than September 30, 2006, an aggregate total of $250,000 of the unpaid balance no later than the earlier of December 31, 2006 or within ten business days of a merger transaction with CARS, $75,000 on or before January 1, 2007, $100,000 on or before April 1, 2007, and $100,000 on or before July 1, 2007. In addition, the licensor agreed to accept royalties as calculated on actual shipments after June 30, 2006 through June 30, 2007 to be paid monthly and the cumulative difference between minimum monthly royalties and actual monthly royalties to be paid no later than June 30, 2007 as long as the technical consultant payments are made in accordance with the License Agreement. All payments were paid when due through March 31, 2007. On April 1, 2007, the Company did not make the required payment of $100,000. The licensor agreed to extend the payment date to June 30, 2007. All other payments for current royalties and consulting were paid as per the terms of the agreement.

Sublicense Agreement

On May 1, 2005, SCG (the “Sub-licensor”) entered into a sub-license agreement, as amended, with the Company (the “Sub-licensee”) whereby SCG assigned to the Company all rights, titles and interests that the Sub-licensor has in the Amended and Restated License Agreement dated January 1, 2003 between SCG and Gerhard Brugger. In consideration for the assignment and patent rights thereunder, the Company agreed to pay SCG a sublicense fee of $600,000, $150,000 to be paid upon the merger of the Company with CARS but in no event later than October 31, 2006, $150,000 on March 31, 2007, $150,000 on May 1, 2007 and $150,000 on May 1, 2008. In addition the Company agreed to pay the royalties due under the original Amended and Restated License Agreement either directly to the original licensor or to SCG. The Company also agreed to pay SCG a royalty of 3% of the first $130 million of gross revenues.

On August 11, 2006, SCG was paid $150,000 as per the terms of the agreement. The payment due on March 31, 2007 was not made when due. On April 1, 2007, the Sub-licensor agreed to defer the payment due on March 31, 2007 and May 1, 2007 in the aggregate of $300,000 until September 30, 2007.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors

Under the provisions of the Articles of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the Nevada Revised Statutes.

Under such law, to the extent that such person is successful on the merits in the defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

Item 25. Other Expenses of Issuance and Distribution

The estimated expenses of the distribution, all of which are to be borne by us, are as follows. All amounts are estimates except the Securities and Exchange Commission registration fee:

Registration Fee	$1,000
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	25,000
Miscellaneous	4,000
Total	$40,000

Item 26. Recent Sales of Unregistered Securities

Pursuant to the Merger Agreement, the Registrant issued 12,625,243 shares of the common stock (the “Shares”) to Innopump Shareholders in exchange for 100% of the common stock of Innopump.

The issuance of the Shares to Innopump Shareholders pursuant to the Merger Agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D thereof. We made this determination based on the representations of Innopump Shareholders which included, in pertinent part, that such shareholders were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Pursuant to the Debt Financing, the Registrant issued Convertible Debt in the principal amount of $7.5 million to the Investor. This debt is convertible into 6,373,415 shares of common stock. In addition, the Investor was issued 1,402,153 warrants which are exercisable at $1.17675 and have a 5 year term.

Subsequent to the Debt Financing, on October 17, 2006 in consideration of the deletion of certain EBITDA targets originally included in the Debt Financing, we issued to the Investor additional warrants exercisable for an aggregate of 318,672 shares of our common stock. The warrants are exercisable through August 9, 2011 at an initial exercise price equal to $1.17675 per share subject to adjustment upon certain events.

In addition, the Investor was granted the right to receive potential further additional warrants to purchase an aggregate of 318,671 shares of the Company’s common stock at an exercise price of $1.17675 per share if the Company did not pass the testing requirements of a prospective customer by March 31, 2007. On March 31, 2007, these warrants were issued as the testing requirements were not met until May 2007. The warrants are exercisable through August 9, 2011.

The issuance of the Convertible Debt and the warrants to the Investor pursuant to the Debt Financing , on October 17, 2006 and on March 31, 2007 was exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D thereof. We made this determination based on the representations of the Investors which included, in pertinent part, that such shareholders were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that such shareholders were acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the convertible debt, warrants and shares of our common stock underlying such debt or warrants may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Pursuant to the Line of Credit Agreement, the Registrant granted warrants to each of the Lender and Prospero Capital, LLC, an affiliate of the Lender, to purchase respectively,
1,084,543 shares of our common stock. The warrants are exercisable for five years from the date of issuance at an initial exercise price equal to $2.475 per share subject to adjustment under certain events.

On March 31, 2007, the Company secured the required purchase orders as defined in the Credit Agreement and redeemed 25% of the initial Warrants. The aggregate Lender Warrants issued to each of Lender and Prospero, after giving effect to the 25% redemption, to purchase 813,407 shares of the Company’s common stock have a five (5) year term.

The issuance of the warrants to the Lender and to Prospero Capital, LLC in connection with the Line of Credit Agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D thereof. We made this determination based on the representations of the Lender and Prospero Capital, LLC which included, in pertinent part, that such holders were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that such holders were acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each understood that the shares of our common stock underlying such warrants may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 27.  Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation, as amended. *

3.2	By-Laws. **

4.1	Form of Common Stock Certificate.

4.2
Registration Rights Agreement dated August 9, 2006 among the Company and Mellon HBV Master US Event Driven Fund, LP and Mellon HBV Master Global Event Driven Fund, LP (together, now named Fursa Master Global Event Driven Fund, L.P.). ***

4.3	Securities Purchase Agreement dated August 9, 2006 between the Company and Fursa Master Global Event Driven Fund, LP

4.4	Security Agreement dated August 9, 2006 from the Company to Fursa Master Global Event Driven Fund, L.P.

4.5	Guaranty from Innopump, Inc. to Fursa Master Global Event Driven Fund, L.P.

4.6	Security Agreement from Innopump, Inc. to Fursa Master Global Event Driven Fund, LP

4.7	Amendment No. 1. to Securities Purchase Agreement dated October 17, 2006 between the Company and Fursa Master Global Event Driven Fund, L.P. ****

4.8	Amendment Agreement dated November 10, 2006 between the Company and Fursa Master Global Event Driven Fund, L.P. *****

4.9	Amendment Agreement dated February 16, 2007 between the Company and Fursa Master Global Event Driven Fund, L.P. *******

4.10	Form of Convertible Note. ***

4.11	Form of Common Stock Purchase Warrant issued in connection with Convertible Note ***

4.12	Form of Common Stock Purchase Warrant issued in connection with the Merger between the Company and Innopump, Inc. ***

4.13	Line of Credit Agreement dated February 1, 2007 between the Company and Fursa Alternative Strategies, LLC. ******

4.14	Form of Common Stock Purchase Warrant issued in connection with the Line of Credit******

4.15	Form of Note issued in connection with the Line of Credit******

4.16	Lock-up Agreement dated as of August 9, 2006 among Gerhard Brugger, Geoffrey Donaldson, Matthew Harriton, Richard Harriton and Fursa Master Global Event Driven Fund, L.P.

4.17	Amendment No. 1 dated July 9, 2007 to the Line of Credit Agreement between the Company and Fursa Alternative Strategies, LLC. *** *** *** ***

4.18	Form of Note issued in connection with Amendment No. 1 to the Line of Credit *** *** *** ***

5	Opinion of Beckman, Lieberman & Barandes, LLP.

10.1	Consulting Agreement dated April 22, 2005 between Innopump, Inc. and Park Avenue Consulting.

10.2	Amended and Restated License Agreement dated January 1, 2003 between Sea Change Group, LLC and Gerhard Brugger.

10.3	Sublicense, Development and Technology Transfer Agreement dated May 1, 2005 between Innopump, Inc. and Sea Change Group, LLC.

10.4	Sublicense Agreement dated June 2, 2006 between Innopump, Inc. and VDM Holdings, LLC .

10.5	Asset Purchase Agreement dated May 25, 2005 between Sea Change Group, LLC and Innopump, Inc.

10.6	Agreement and Plan of Merger dated August 9, 2006 among Carsunlimited.com, Inc., Pump Acquisition Corp. and Innopump, Inc. ***

10.7	Amendment No. 1 dated July 13, 2006 to the Sublicense, Development and Technology Transfer Agreement dated May 1, 2005 between Innopump, Inc. and Sea Change Group, LLC.

10.8	Amendment No. 1 dated July 10, 2006 to the Asset Purchase Agreement dated May 25, 2005 between Sea Change Group, LLC and Innopump, Inc.

10.9	Amendment as to Payment Terms dated June 16, 2006 to the Amended and Restated License Agreement dated January 1, 2003 between Sea Change Group, LLC and Gerhard Brugger.

10.10	Supply Agreement dated as of April 20, 2007 effective upon execution of the Agreement to License, between Alltrista Plastics Corporation d/b/a Jarden Plastic Solutions and Innopump, Inc. *** *** **

10.11
Tooling Amortization Agreement dated as of April 20, 2007, effective upon execution of the Agreement to License, between Alltrista Plastics Corporation d/b/a Jarden Plastic Solutions and Innopump, Inc. *** *** ***

10.12
Agreement to License dated as of April 20, 2007, effective April 30, 2007 by and between Gerhard Brugger, Sea Change Group, LLC and Alltrista Plastics Corporation, d/b/a Jarden Plastic Solutions. *** *** *** *

10.13	Master Supply Agreement dated July 10, 2007 between Versadial, Inc. and Avon Products, Inc. *** *** *** **

23.1	Consent of Rothstein Kass & Company, P.C., Independent Registered Public Accounting Firm.

23.2	Consent of Beckman, Lieberman & Barandes, LLP (included in Exhibit 5 hereof).

*
Incorporated by reference to the Company’s Registration Statement filed on May 9, 2001 as Exhibit 3.1, to the Amendment filed with the Company’s Report on Form 8-K filed on August 2, 2006 as Exhibit 3.2, Amendment filed with the Company’s Report on Form 8-K filed on August 9, 2006 as Exhibit 3.1, and Amendment filed with the Company’s Report on Form 8-K filed on March 2, 2007 as Exhbits 3.1(1) and (2).

**	Incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement filed on May 9, 2001

***	Incorporated by reference to Exhibit 4.3 of Form 8-K of the Company filed on August 11, 2006.

****	Incorporated by reference to Exhibit 10.1 of Form 8-K of the Company filed o on October 23, 2006.

*****	Incorporated by reference to Exhibit 10.1 of Form 8-K of the Company filed on November 15, 2006

******	Incorporated by reference to Exhibit 4.1 of Form 8-K of the Company filed on February 7, 2007

*******	Incorporated by reference to Exhibit 10.1 of Form 8-K of the Company filed on February 22, 2007

*** *** **	Incorporated by reference to Exhibit 10.1 of Form 8-K of the Company filed on May 4, 2007

*** *** ***	Incorporated by reference to Exhibit 10.2 of Form 8-K of the Company filed on May 4, 2007

*** *** *** *	Incorporated by reference to Exhibit 10.3 of Form 8-K of the Company filed on May 4, 2007

*** *** *** **	Incorporated by reference to Exhibit 10.1 of Form 8-K of the Company filed on July 16, 2007

*** *** *** ***	Incorporated by reference to Exhibit 10.1 and Exhibit 10.2 of Form 8-K of the Company filed on July 12, 2007.

Item 28.  Undertakings

A.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement or most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), Section 230.424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  That, for the purpose of determining any liability under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of New York, State of New York on the 6 day of August, 2007.

VERSADIAL, INC.

By:	/s/ Geoffrey Donaldson
Geoffrey Donaldson
Chairman of the Board and
Chief Executive Officer

By:	/s/ Karen Nazzareno
Karen Nazzareno
Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 6, 2007 by the following persons in the capacities indicated.

/s/ Geoffrey Donaldson	Chairman of the Board and Chief
Geoffrey Donaldson	Executive Officer

/s/ Robin Bartosh
Robin Bartosh	Director

/s/ Edward P. Bond
Edward P. Bond	Director

/s/ Thomas Coyle
Thomas Coyle	Director

/s/ Richard Harriton
Richard Harriton	Director

/s/ Michael W. Hawthorne
Michael W. Hawthorne	Director